  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996
                                                    REGISTRATION NO. 333-14171

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ___________

                                AMENDMENT NO. 1
                                      TO

                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ___________

                           RAC FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)
           NEVADA                         6141                 75-2561052
(State or other jurisdiction of    (Primary industrial     (I.R.S. Employer
 incorporation or organization)      classification       Identification No.)
                                      code number)

                                                 RONALD M. BENDALIN

                                                  GENERAL COUNSEL
     1250 WEST MOCKINGBIRD LANE              RAC FINANCIAL GROUP, INC.
       DALLAS, TEXAS 75247                  1250 WEST MOCKINGBIRD LANE
         (214) 630-6006                         DALLAS, TEXAS 75247
(Address, including zip code, and                 (214) 630-6006
 telephone number, including area      (Name, address, including zip code, and
 code, of registrant's principal        telephone number, including area code,
 executive offices and principal               of agent for service)
       place of business)
                                   ___________

                                   COPIES TO:

                               RONALD J. FRAPPIER
                 JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                               DALLAS, TEXAS 75202
                                   ___________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                   ___________

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
   TITLE OF EACH              AMOUNT       PROPOSED MAXIMUM    PROPOSED MAXIMUM    AMOUNT OF
CLASS OF SECURITIES           TO BE            OFFERING            AGGREGATE      REGISTRATION
  TO BE REGISTERED          REGISTERED    PRICE PER SECURITY    OFFERING PRICE         FEE
----------------------------------------------------------------------------------------------
7.25% Convertible
 Subordinated Notes
 Due 2003  . . . . . .     $100,000,000          100%            $100,000,000      $30,304 (1)
----------------------------------------------------------------------------------------------
Common Stock,
 $0.01 par value . . .    6,134,970 shares (2)    --                   --             --
----------------------------------------------------------------------------------------------
Common Stock,
 $0.01 par value . . .      300,000 shares     $ 23.88 (3)       $ 7,162,500(3)    $ 2,171(3)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(i) of the Securities Act of 1933, as amended. This fee was paid upon the initial filing of the Registration Statement.
(2) Based on a conversion price of $16.30 per share, but deemed to include any additional shares of Common Stock that may be issuable upon conversion of the Notes as a result of the antidilution provisions thereof. Pursuant to Rule 457(i), no registration fee is required for these shares.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales price per share on December 4, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED DECEMBER 5, 1996


PROSPECTUS
                              RAC FINANCIAL GROUP, INC.
              $100,000,000 7.25% CONVERTIBLE SUBORDINATED NOTES DUE 2003

                           6,434,970 SHARES OF COMMON STOCK

    The 7.25% Convertible Subordinated Notes Due 2003 (the "Notes") of RAC Financial Group, Inc., a Nevada corporation (the "Company"), and the shares of the Company's common stock, par value $.01 per share (the "Common Stock," together with the Notes, the "Securities"), issuable upon conversion of the Notes, may be offered for sale from time to time for the account of certain holders of the Securities (the "Selling Holders") as described under "Selling Holders." The Selling Holders may, from time to time, sell the Securities offered hereby to or through one or more underwriters, directly to other purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to then prevailing market prices or at negotiated prices. See "Plan of Distribution."


    The Notes mature on August 15, 2003, unless previously redeemed. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1997. Holders of the Notes ("Holders") are entitled, at any time after 60 days following the latest date of original issuance through August 15, 2003, subject to prior redemption, to convert any Notes or portions thereof into Common Stock at a conversion price of $16.30 per share, subject to certain adjustments. See "Description of the Notes -- Conversion of Notes."
The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Common Stock is quoted on the Nasdaq National Market under the symbol "RACF." On December 4, 1996, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $23.13 per share.

    The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after August 16, 1999, at the declining redemption prices set forth herein, plus accrued interest. In the event of a Change of Control (as defined herein), each Holder may require the Company to repurchase such Holder's Notes in whole or in part at a redemption price of 101% of the principal amount thereof plus accrued interest. See "Description of the Notes -- Optional Redemption by the Company" and "Description of the Notes -- Change of Control."

    The Notes represent unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. In addition, because the Company's operations are conducted primarily through its operating subsidiaries, claims of regulators, creditors and holders of indebtedness of such subsidiaries have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including Holders of the Notes.

    The Notes were originally issued on August 20, 1996 in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

    The Company will not receive any of the proceeds from the sale of any of the Notes, or the Common Stock issuable upon conversion thereof, offered by the Selling Holders.
                                     ___________

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                                     ___________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL  OFFENSE.



                                December   , 1996

                                     ___________

    INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.
                                     ___________

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                     ___________

                                  PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FACTORS SET FORTH UNDER "RISK FACTORS" BELOW SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO RAC FINANCIAL GROUP, INC. AND ITS SUBSIDIARIES. EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE COMPANY'S CAPITAL STOCK HAS BEEN ADJUSTED TO REFLECT A 67-FOR-ONE SPLIT OF THE COMMON STOCK IN JULY 1995, EFFECTED AS A STOCK DIVIDEND. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO "COMMON STOCK" INCLUDE THE COMPANY'S NON-VOTING COMMON STOCK (AS HEREINAFTER DEFINED).

                                     THE COMPANY

    RAC Financial Group, Inc. is a specialized consumer finance company that operates under the trade name FIRSTPLUS. The Company originates, purchases, services and sells consumer finance receivables, substantially all of which are home improvement or debt consolidation loans secured primarily by second liens on real property. The Company offers uninsured home improvement and uninsured debt consolidation loans ("Conventional Loans") and to a lesser extent partially insured Title I home improvement loans ("Title I Loans") under the Title I credit insurance program (the "Title I Program"). The Company sells substantially all of its Conventional Loans and Title I Loans (together, the Company's "strategic loans") primarily through its securitization program and retains rights to service these loans. For fiscal 1995 and the nine months ended June 30, 1996, the Company had total revenues of $33.9 million and $108.6 million, respectively, Gain on Sale (as hereinafter defined) of loans, net, of $29.1 million (of which $4.1 million is related to non-strategic loans) and $89.8 million (of which $8.5 million is related to non-strategic loans), respectively, and net income of $5.8 million and $20.8 million, or $0.56 per share and $1.70 per share, respectively. The Company originated and purchased an aggregate of $227.9 million and $558.9 million of strategic loans (including bulk purchases) of loans in the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively.


    The Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $17,426 and $26,929, respectively, and had interest rates primarily ranging from 10.8% to 18.5% per annum. Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of
14.6 years and 17.8 years, respectively, an average FICO score (as defined below) of 629 and 658, respectively, and a weighted average loan-to-value ratio ("LTV") (based on the principal amounts outstanding at June 30, 1996) of 91.7% and 109.2%, respectively. Title I Loans are insured, subject to certain exceptions, for 90% of the principal balance and certain interest costs under the Title I Program administered by the Federal Housing Administration (the "FHA"). The Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $15,160 and $16,620, respectively, and had interest rates primarily ranging from 11.0% to 17.5% per annum. Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of 15.2 years and 16.2 years, respectively, an average FICO score of 613 and 630, respectively, and a weighted average LTV (based on the principal amounts outstanding at June 30, 1996) of 89.2% and 102.4%, respectively.


    The Company relies principally on the creditworthiness of the borrower for repayment of Conventional Loans. The Company uses its own credit evaluation criteria to classify its borrowers as "A" through "D" credits. These criteria include, as a significant component, the credit evaluation scoring methodology developed by Fair, Isaac and Company ("FICO"), a consulting firm specializing in creating default-predictive models through scoring mechanisms. The Company's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values. For fiscal 1995 and the nine months ended June 30, 1996, 76.7% and 95.5%, respectively, of the Company's Conventional Loan originations were classified by the Company as "B" borrowers or better.


    The Company's principal origination channel is its network of regional independent correspondent lenders. Correspondent lenders tend to be commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of Conventional and Title I Loans. The Company's correspondent lenders originate loans using the Company's underwriting criteria and sell these loans to the Company. During fiscal 1995 and the nine months ended June 30, 1996, the Company originated loans through correspondent lenders ("Correspondent Loans") of $81.9 million and $488.4 million, respectively, representing 68.5% and 93.5%, respectively, of the Company's originations of strategic loans during such periods.


    In early 1996, the Company expanded its efforts to originate loans directly to qualified homeowners ("Direct Loans"). The Company originates Direct Loans through direct mail and advertising campaigns and referrals from its nationwide network of independent home improvement contractors. The Company is pursuing a strategy to increase its Direct Loan originations because the Company believes that Direct Loans should prove to be more profitable and allow the Company to have better control over the quality and size of the Company's production. To achieve this goal, the Company is attempting to develop national recognition of the FIRSTPLUS brand name through increased advertising and the use of celebrity spokespersons, such as Dan Marino, a professional football player with the Miami Dolphins. The Company is expanding its direct mail and telemarketing campaigns, hiring direct-to-consumer marketing professionals and increasing its local-market presence by acquiring or opening additional branches. The Company originated $906,000 and $14.3 million in Direct Loans in fiscal 1995 and the nine months ended June 30, 1996, respectively, representing 0.8% and 2.7%, respectively, of the Company's originations of strategic loans during such periods.


    Historically, the Company also originated strategic loans through purchases from its nationwide network of independent home improvement contractors ("Indirect Loans"). For fiscal 1995 and the nine months ended June 30, 1996, the Company purchased $36.8 million and $19.8 million of Indirect Loans, respectively. The Company has reduced its purchases of Indirect Loans and increased its originations of Direct Loans through referrals from certain of its independent home improvement contractors. In addition, the Company has from time to time made selected bulk purchases of loans ("Bulk Loans") as another means of increasing the amount of strategic loan originations. For fiscal 1995 and the nine months ended June 30, 1996, the Company made bulk purchases of $108.4 million and $36.3 million, respectively.

    As a result of the Company's recent acquisitions of Mortgage Plus Incorporated, renamed FIRSTPLUS Financial West, Inc. ("FIRSTPLUS West"), and First Security Mortgage Corp., which the Company operates as its FIRSTPLUS East division ("FIRSTPLUS East"), the Company acquired certain loan origination programs that do not directly adhere to the Company's securitization parameters. Consequently, loans originated through such programs ("non-strategic loans") are sold to other lenders on a whole-loan basis with all servicing rights released. The Company originated $83.4 million of non-strategic loans during fiscal 1995 and $320.9 million during the nine months ended June 30, 1996. The Company plans to convert the non-strategic loan operations to operations that will originate strategic loans that meet the Company's current securitization parameters.


    The Company sells substantially all of the Conventional Loans and Title I Loans it originates and purchases through its securitization program and generally retains rights to service such loans. The Company sold through eight securitization transactions approximately $234.8 million and $427.2 million of strategic loans during fiscal 1995 and the nine months ended June 30, 1996, respectively. The Company earns servicing fees on a monthly basis ranging from 0.75% to 1.25% on the loans it services in the various securitization pools. At June 30, 1996, the principal amount of strategic loans serviced by the Company (the "Serviced Loan Portfolio") was $750.5 million. The Serviced Loan Portfolio includes strategic loans held for sale and securitized loans serviced by the Company (including $72.7 million of loans subserviced by a third party), and excludes non-strategic loans held for sale and loans that FIRSTPLUS West services for others and small consumer loans.


    The Company is a Nevada corporation that was formed in October 1994 to combine the operations of SFA: State Financial Acceptance Corporation ("SFAC"), a home improvement lender formed in January 1990, and FIRSTPLUS Financial, Inc. ("FIRSTPLUS Financial"), formerly Remodelers National Funding Corporation, an approved Title I home improvement lender formed in April 1986 (the "Combination"). The Company's principal offices are located at 1250 West Mockingbird Lane, Dallas, Texas 75247, and its telephone number is (214) 630-6006.

                                     RISK FACTORS

    Prospective investors should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Securities.

                                     THE OFFERING

Issuer . . . . . . . . . . . . . . .   RAC Financial Group, Inc. (the
                                       "Company")


Securities Offered . . . . . . . . .   $100,000,000 aggregate principal amount
                                       of 7.25% Convertible Subordinated Notes
                                       Due 2003 issued under an indenture (the
                                       "Indenture") between the Company and
                                       Bank One, Columbus, N.A., as trustee
                                       (the "Trustee"), and up to 6,134,970
                                       shares of Common Stock issuable upon
                                       conversion of the Notes and an
                                       additional 300,000 shares of Common
                                       Stock that may be issued from time to
                                       time by the Company as additional
                                       consideration for the conversion of
                                       Notes.


Interest Payment Dates . . . . . . .   February 15 and August 15 of each year,
                                       commencing February 15, 1997.

Maturity . . . . . . . . . . . . . .   August 15, 2003

Conversion . . . . . . . . . . . . .   Convertible into Common Stock at $16.30
                                       per share, subject to adjustment as set
                                       forth herein, at any time after 60 days
                                       from the latest date of original issuance of the Notes. See "Description of the Notes -- Conversion of Notes."

Redemption . . . . . . . . . . . . .   The Notes are redeemable, in whole or
                                       in part, at the option of the Company,
                                       at any time after August 16, 1999, at
                                       the declining redemption prices set
                                       forth herein plus accrued interest. See
                                       "Description of the Notes -- Optional
                                       Redemption by the Company."

Change of Control. . . . . . . . . .   In the event of a Change of Control (as
                                       defined herein), Holders of the Notes
                                       will have the right to require that the
                                       Company repurchase the Notes in whole
                                       or in part at a redemption price of
                                       101% of the principal amount thereof
                                       plus accrued interest. See "Description
                                       of the Notes -- Change of Control."

Ranking. . . . . . . . . . . . . . .   The Notes constitute general unsecured
                                       obligations of the Company and are
                                       subordinated in right of payment to all
                                       existing and future Senior Indebtedness
                                       (as defined herein) of the Company. As
                                       of September 30, 1996, the Company had
                                       approximately $341.0 million of Senior
                                       Indebtedness outstanding. In addition,
                                       because the Company's operations are
                                       conducted primarily through its
                                       operating subsidiaries, claims of
                                       holders of indebtedness of such
                                       subsidiaries, as well as claims of
                                       regulators and creditors of such
                                       subsidiaries, will have priority with
                                       respect to the assets and earnings of
                                       such subsidiaries over the claims of
                                       creditors of the Company, including
                                       Holders of the Notes. As of September
                                       30, 1996, the aggregate liabilities of
                                       such subsidiaries were approximately
                                       $178.9 million. The Indenture does not
                                       limit the amount of additional
                                       indebtedness that the Company can
                                       create, incur, assume or guarantee, nor
                                       does the Indenture limit the amount of
                                       indebtedness that any subsidiary can
                                       create, incur, assume or guarantee. See
                                       "Description of the Notes --
                                       Subordination."


Use of Proceeds. . . . . . . . . . .   The Company will not receive any of the
                                       proceeds from the sale of any of the
                                       Notes or the Common Stock issuable upon
                                       conversion thereof.  See "Use of
                                       Proceeds."


Trading. . . . . . . . . . . . . . .   The Notes have been designated for
                                       trading in the PORTAL market.  The
                                       Common Stock is quoted on the Nasdaq
                                       National Market under the Symbol "RACF."

                            SUMMARY FINANCIAL INFORMATION
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth historical summary financial information of the Company as of the dates and for the periods indicated. In May 1996, the Company acquired FIRSTPLUS West in a transaction accounted for as a pooling of interests. As a result of the pooling, the historical financial information of the Company has been restated to include the financial information of FIRSTPLUS West. The financial information for FIRSTPLUS West included in the three years ended September 30, 1995, reflects information for FIRSTPLUS West's three fiscal years ended April 30, 1995. The financial information for the nine months ended June 30, 1995 and 1996 has been recast to conform to the Company's fiscal year end. See Note 1 to the consolidated financial statements of the Company.

                                                             NINE MONTHS ENDED
                                   YEAR ENDED SEPTEMBER 30,      JUNE 30,
                                 --------------------------  ------------------
                                  1993     1994     1995(1)    1995     1996
                                 -------  -------  --------   -------  --------
Income Statement Data:
 Revenues:
  Gain on sale of loans, before
   sharing...................... $17,115  $27,671  $ 40,112   $25,385  $ 90,351
  Sharing arrangements (2)......      --       --   (10,999)   (7,201)     (536)
                                 -------  -------  --------   -------  --------
   Gain on sale of loans,
    net (3)(4)..................  17,115   27,671    29,113    18,184    89,815
  Interest income...............     145    1,845     2,860     1,673    10,761
  Servicing income..............      --       72     1,049       698     2,674
  Other income..................      54      252       873       923     5,392
                                 -------  -------  --------   -------  --------
   Total revenues...............  17,314   29,840    33,895    21,478   108,642
Total expenses..................   9,925   24,685    24,153    14,688    75,033
                                 -------  -------  --------   -------  --------
Income before income taxes......   7,389    5,155     9,742     6,790    33,609
Provision for income taxes......      --       --    (3,903)   (2,660)  (12,771)
                                 -------  -------  --------   -------  --------
Net income (4).................. $ 7,389  $ 5,155  $  5,839   $ 4,130  $ 20,838
                                 -------  -------  --------   -------  --------
                                 -------  -------  --------   -------  --------
PER SHARE DATA:
Net income per common
 share (4)(5)...................   $0.94    $0.62     $0.56     $0.39     $1.70
Weighted average common and
 common equivalent shares
 outstanding....................   7,798    8,138    10,148    10,148    12,206


                                                               JUNE 30, 1996
                                                            -------------------
                                                                        AS
                                                             ACTUAL  ADJUSTED(6)
                                                            -------- -----------
Balance Sheet Data:
Excess servicing receivable................................ $116,753   $116,753
Total assets...............................................  322,853    351,200
Warehouse financing facilities.............................  142,830     71,177
Term line..................................................   37,069     37,069
Subordinated notes payable to affiliates...................    7,003      7,003
7.25% Convertible Subordinated Notes (7)...................       --    100,000
Total liabilities..........................................  241,659    270,006
Stockholders' equity.......................................   81,194     81,194

                                                YEAR ENDED     NINE MONTHS ENDED
                                            SEPTEMBER 30, 1995    JUNE 30, 1996
                                            ------------------ -----------------
OPERATING DATA:
Strategic loans originated or purchased:
 Conventional Loans..........................     $ 76,643           $464,965
 Title I Loans...............................      151,292             93,889
                                                  --------           --------
  Total......................................     $227,935           $558,854
                                                  --------           --------
                                                  --------           --------
Non-strategic loans originated...............     $ 83,423           $320,878
                                                  --------           --------
                                                  --------           --------
Strategic loans sold through securitization:
 Conventional Loans..........................     $ 59,662           $348,891
 Title I Loans...............................      175,088             78,295
                                                  --------           --------
  Total......................................     $234,750           $427,186
                                                  --------           --------
                                                  --------           --------
Serviced Loan Portfolio (at period end) (8)..     $238,584           $750,529
                                                  --------           --------
                                                  --------           --------
Delinquent loans as a percentage of the
 Serviced Loan Portfolio (at period end):
 31-60 days..................................         1.8%               1.1%
 61-90 days..................................          0.7                0.5
 91 days and over............................          2.2                1.9
                                                  --------           --------
  Total......................................         4.7%               3.5%
                                                  --------           --------
                                                  --------           --------




                                           YEAR ENDED DECEMBER 31,  NINE MONTHS
                                           -----------------------     ENDED
                                           1993(9)  1994(9)   1995  JUNE 30,1996
                                           -------  -------   ----  ------------
Loss and Default Data:
 Net losses as a percentage of the
  average Serviced Loan Portfolio (10)....  0.39%    0.44%    0.04%      0.06%
 Defaults as a percentage of the
  average Serviced Loan Portfolio (10)....  2.04%    2.64%    0.69%      0.90%

--------------

(1) In November 1995, the Company acquired FIRSTPLUS East in a transaction accounted for as a purchase. Giving effect to the acquisition, the income statement data for the year ended September 30, 1995 would reflect total revenues of approximately $37.2 million and total expenses of approximately $27.4 million. See Note 16 to the consolidated financial statements of the Company.

(2) The Company contractually agreed to share in gain on sale of loans, net, with Residential Funding Corporation (the "Warehouse Lender"), as a condition of obtaining certain financing facilities and also with Farm Bureau Life Insurance Company ("Farm Bureau"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" and "Certain Relationships and Related Party Transactions -- Relationship with Farm Bureau."

(3) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

(4) Excluding the effect of the pooling of interests with FIRSTPLUS West, gain on sale of loans, net, was $439,000, $2.1 million, $25.1 million and $79.2 million for fiscal 1993, 1994, 1995 and the nine months ended June 30, 1996, respectively. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company experienced a loss of $180,000 and $647,000 for fiscal 1993 and 1994, respectively, and earned $6.9 million and $20.8 million, or $0.71 and $1.70 per share, for fiscal 1995 and the nine months ended June 30, 1996, respectively. See Notes 1 and 9 to the consolidated financial statements of the Company.


(5) Net income per common share is computed by dividing net income, less accrued and unpaid dividends on preferred stock (the balance of which was redeemed in connection with the Company's initial public offering in February
1996), by the weighted average common and common equivalent shares outstanding.


(6) As adjusted to give effect to the sale of the Notes by the Company and the application of the net proceeds therefrom. See "Capitalization."

(7)  The Notes are before discounts and commissions.

(8) As of June 30, 1996, $72.7 million in Title I Loans in the Serviced Loan Portfolio was subserviced by a third party.

(9) Data presented is for FIRSTPLUS Financial because prior to October 4, 1994 the Company did not have servicing operations and because the servicing operations of FIRSTPLUS West for such periods related primarily to non-strategic loans.

(10) The average Serviced Loan Portfolio is calculated by adding the beginning and ending balances for the periods presented and dividing the sum by two.

                                 RECENT DEVELOPMENTS


     RECENT ACQUISITION. On October 1, 1996, FIRSTPLUS Consumer Finance, Inc., a wholly owned subsidiary of the Company, acquired National Loans, Inc. ("National") through an exchange of stock, in a transaction accounted for as a pooling of interests. However, because of the relative size of the acquisition, the Company was not required to retroactively restate its historical financial statements to account for the acquisition. The financial results of National are included in the results of the Company from the date of the acquisition. The Company issued 250,998 shares of its Common Stock to the former shareholders of National and the transaction was treated as a pooling of interests. National is an originator of small, personal consumer loans and had a net loan portfolio of $15.3 million on the date of the acquisition. National is based in Holly Springs, Mississippi, and has a network of 27 consumer finance offices throughout Mississippi and Tennessee.

     RECENT FINANCIAL RESULTS.

     The following table sets forth (i) certain preliminary unaudited summary statement of operations information of the Company for the three-month periods ended September 30, 1995 and 1996 and for the fiscal years ended September 30, 1995 and 1996, (ii) certain preliminary unaudited summary balance sheet information for the Company at September 30, 1995, June 30, 1996 and September 30, 1996, and (iii) certain preliminary unaudited summary loan data for the Company for the last five fiscal quarters:

                                          THREE MONTHS ENDED     YEAR ENDED
                                              SEPTEMBER 30,     SEPTEMBER 30,
                                          ------------------  -----------------
                                              1995     1996     1995    1996
                                            -------  -------  -------  --------
                                          (In thousands, except per share data)
Statement of Operations Information:

Gain on sales of loans, net of costs but
 before provision for losses............... $10,099  $68,824  $29,113  $158,639
Interest...................................   1,068   14,966    2,860    25,727
Servicing Income...........................     305    1,334    1,049     4,008
Other income...............................     310    4,291      873     9,683
                                            -------  -------  -------  --------
  Total revenues...........................  11,782   89,415   33,895   198,057

Salaries employee benefits.................   3,372   13,859   10,110    36,402
Interest...................................   1,227    8,282    2,660    16,892
Other operating............................   2,452   12,619    6,963    29,938
Provision for possible credit losses.......   2,161   33,083    4,420    59,644
                                            -------  -------  -------  --------
  Total expenses...........................   9,212   67,843   24,153   142,876


Income before income taxes.................   2,570   21,572    9,742    55,181
Provision for income taxes.................  (1,243)  (8,197)  (3,903)  (20,969)
                                            -------  -------  -------  --------
  Net income............................... $ 1,327  $13,375  $ 5,839  $ 34,212
                                            -------  -------  -------  --------
                                            -------  -------  -------  --------

Primary net income per share of common
stock...................................... $  0.13  $  0.96  $  0.56  $   2.69
                                            -------  -------  -------  --------
                                            -------  -------  -------  --------
Weighted average primary common and
 common equivalent shares outstanding......  10,148   13,941   10,148    12,679
                                            -------  -------  -------  --------
                                            -------  -------  -------  --------
Fully diluted net income per share of
common stock............................... $  0.13  $  0.90  $  0.56  $   2.63
                                            -------  -------  -------  --------
                                            -------  -------  -------  --------
Weighted average fully diluted common and
 common equivalent shares outstanding......  10,148   15,486   10,148    13,177
                                            -------  -------  -------  --------
                                            -------  -------  -------  --------


                               Quarter  Quarter    Quarter    Quarter    Quarter
                                Ended    Ended      Ended      Ended      Ended
                               9/30/95  12/31/95   3/31/96    6/30/96    9/30/96
                               -------  --------   -------    -------    -------
                                                (Dollars in thousands)
Loan Data:
Conventional Loan
-----------------
Direct to consumer.............$    310  $   573  $  4,893   $  8,256   $ 30,659
Contractor.....................   7,249    4,290     2,590      1,525        799
Wholesale......................  33,698   73,165   100,021    233,343    508,729

Title I Loan
------------
Direct to consumer.............     126      111       237        277        109
Contractor.....................   3,612    5,023     3,245      3,108        974
Wholesale......................  26,851   44,098    19,118     18,672     25,655
                               -------- --------  --------   --------   --------
Subtotal.......................  71,846  127,260   130,104    265,181    566,925

Bulk Purchases.................   2,488   36,309        --         --         --
                               -------- --------  --------   --------   --------

Total Securitizable Loans......  74,334  163,569   130,104    265,181    566,925

Other Production...............  38,522   61,424   141,129    118,325     61,293
                               -------- --------  --------   --------   --------

Total Production............... $112,856 $224,993 $271,233   $383,506   $628,218
                                -------- -------- --------   --------   --------
                                -------- -------- --------   --------   --------

                                            September 30, June 30, September 30,
                                                1995        1996       1996
                                                ----        ----       ----
                                                  (Dollars in thousands)
Balance Sheet Information:
  Loans held for sale, net.................... $ 19,435    $165,740  $430,812
  Excess servicing receivable.................   29,744     133,280   203,757
  Total assets................................   61,341     320,284   710,384

  Warehouse financing facilities..............  18,530      142,830   354,481
  Residual line of credit.....................   9,249       37,069    57,465
  Allowance for possible credit losses........   3,907       27,382    54,257
  Total liabilities...........................  49,607      239,090   615,815

  Stockholders' equity........................  11,734       81,194    94,569

                                     RISK FACTORS

    AN INVESTMENT IN THE SECURITIES INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY. As a result of the Company's increasing volume of loan originations and purchases, and its expanding securitization activities, the Company has operated, and expects to continue to operate, on a negative operating cash flow basis, which is expected to increase as the volume of the Company's loan purchases and originations increases and its securitization program grows. The Company's primary operating cash requirements include the funding of (i) loan originations and loan purchases, (ii) reserve accounts, overcollateralization requirements, fees and expenses incurred in connection with its securitization program, (iii) tax payments due on the Company's taxable net income (which in the past was computed on the Company's "Gain on Sale," which with respect to securitizations is equal to the present value of the Company's portion of the expected future excess cash flow to be received on the loans sold through securitization transactions, in excess of securitization costs and net premiums paid, (iv) television and radio advertising and other marketing expenses, and (v) administrative and other operating expenses.

    The Company's operations provided $5.0 million and $3.7 million of cash in fiscal 1993 and fiscal 1994, respectively, and used $25.7 million and $177.1 million of cash in fiscal 1995 and the nine months ended June 30, 1996, respectively. In fiscal 1995 and the nine months ended June 30, 1996, the Company funded its cash requirements from borrowings under its warehouse facilities, $39.8 million of long-term borrowings under its $70 million term line (the "Term Line") with the Warehouse Lender (which permits the Company to borrow up to 65% of the value of the Excess Servicing Receivable as determined by the lender and which expires in March 1997), the issuance of $7.0 million of 12% subordinated notes due March 31, 2000 (the "Subordinated Notes"),
$5.5 million of short-term borrowings from Farm Bureau, $51.2 million of net proceeds from the Company's initial public offering and $100 million from the Company's original sale of the Notes. The Company's financing facilities consist of a $70 million line with the Warehouse Lender. The Company's warehouse financing facilities consist of (i) a $130 million warehouse line with the Warehouse Lender, which matures in March 1997, (ii) a $110 million warehouse facility (the "Bank One Warehouse Facility") with Bank One Texas, N.A. ("Bank One") and Guaranty Federal Bank, which matures in October 1997 and a $300 million master repurchase facility with Bear Stearns Home Equity Trust 1996-1 (the "Bear Stearns Facility"), which matures in May 1997. There can be no assurance that as the Company's existing lending arrangements mature, the Company will have access to the financing necessary for its operations and its growth plans or that such financing will be available to the Company on favorable terms. To the extent the Company is unable to renew existing warehouse facilities or arrange additional or new warehouse lines of credit, the Company may have to curtail loan origination and purchasing activities, which could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    NEED FOR ADDITIONAL FINANCING. The Company requires substantial capital to fund its operations. Consequently, the Company's operations and its ability to grow are affected by the availability of financing and the terms thereof. Currently, the Company funds substantially all of its originations and operations through the Bank One Warehouse Line, the Bear Stearns Facility, the Warehouse Facility and the Term Line. At September 30, 1996, $311.3 million was outstanding under the Company's warehouse facilities and $57.5 million was outstanding under the Term Line. At such date, $178.7 million was available for borrowing under the warehouse facilities, a substantial portion of which has subsequently been drawn. Based on the rate of growth of the Company's originations in the recent past, the Company anticipates that it will need to arrange additional warehouse lines of credit or other financing sources within the next 90 days in order to maintain its historical growth rates. The Company is currently negotiating for increased and/or new warehouse facilities; however, the Company has no commitments for such increased and/or additional financings, and there can be no assurance that the Company will be successful in consummating such financing transactions in the future or on terms the Company would consider to be favorable. If the Company is unable to arrange new warehouse lines of credit or other financing sources, the Company may have to curtail its loan origination and purchasing activities, which could have a material adverse effect on the Company's results of operations and financial condition.

    DEPENDENCE ON SECURITIZATION TRANSACTIONS. Since the beginning of fiscal 1995, the Company has utilized a securitization program that involves the periodic pooling and sale of its strategic loans. The securitization proceeds have historically been used to repay borrowings under warehouse facilities, thereby making such warehouse facilities available to finance the origination and purchase of additional strategic loans. There can be no assurance that, as the Company's volume of loans originated or purchased increases and other new products available for securitization increases, the Company will be able to securitize its loan production efficiently. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitization market and the conformity of loan pools to rating agency requirements and to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the secondary market could impair the Company's ability to originate, purchase and sell loans on a favorable or timely basis. In addition, the Company's securitizations typically utilize credit enhancements in the form of financial guaranty insurance policies in order to achieve better credit ratings. Failure to obtain acceptable rating agency ratings or insurance company credit enhancements could decrease the efficiency or affect the timing of future securitizations. The Company intends to continue public or private securitizations of its loan pools on a quarterly basis. Any delay in the sale of a loan pool beyond a quarter-end would substantially reduce and may eliminate the Gain on Sale in the given quarter and would likely result in losses for such quarter being reported by the Company. If the Company were unable to securitize loans due to changes in the secondary market or the unavailability of credit enhancements, the Company's growth would be materially impaired and the Company's results of operations and financial condition would be materially adversely affected. See "Business -- Securitization."

    RISKS ASSOCIATED WITH LOANS HELD FOR SALE. In order to increase its interest income and, therefore, reduce the amount of cash used in the Company's operating activities, in the third quarter of fiscal 1996 the Company began to implement a strategy of maintaining a significant volume of loans on its balance sheet as "loans held for sale, net." At September 30, 1994, 1995 and 1996, loans held for sale were $6.1 million, $19.4 million and $430.8 million, respectively. During fiscal 1994 and 1995, loans were held in an average of one month before their sale. In fiscal 1996, this average holding period increased to two months, and the Company expects this holding period to exceed one year within its next two fiscal years.

    The interest rate on loans originated and purchased by the Company are fixed at the time the Company issues a loan commitment. In addition, the interest rate on the Company's loans is fixed and the Company's loan financing facilities all bear floating interest rates. See "--Sensitivity to Interest Rates." Accordingly, the Company's strategy to increase the dollar amount of loans held for sale and the length of time such loans are held will significantly increase the Company's exposure to interest rate fluctuations and the risks that such fluctuations will result in greater interest expense under warehouse facilities and reduced Gain on Sale resulting from a reduced spread between the interest rates charged to borrowers and the interest rate paid to investors in securitizations. Moreover, in order to manage this increased risk the Company will have to increase its hedging activities, and there can be no assurance that such hedging activities will be successful in managing the risk or will not themselves have a material adverse effect on the Company's financial condition or results of operations. As a result, there can be no assurance that this strategy will not have a material adverse effect on the Company's financial condition or results of operations.

SENSITIVITY TO INTEREST RATES


    The Company's profitability may be directly affected by fluctuations in interest rates. While the Company monitors interest rates and employs a strategy designed to hedge some of the risks associated with changes in interest rates, no assurance can be given that the Company's results of operations and financial condition will not be adversely affected during periods of fluctuations in interest rates. The Company's interest rate hedging strategy currently includes purchasing put contracts on treasury securities, selling short treasury securities and maintaining a pre-funding strategy with respect to its securitizations. Since the interest rates on the Company's indebtedness used to fund and acquire loans are variable and the rates charged on loans the Company originates and purchases are fixed, increases in the interest rates after loans are originated and prior to their sale could have a material adverse effect on the Company's results of operations and financial condition. In addition, increases in interest rates prior to sale of the loans may reduce the Gain on Sale earned by the Company. The ultimate sale of the Company's loans will fix the spread between the interest rates paid by borrowers and the interest rates paid to investors in securitization transactions (the "Excess Servicing Spread") with respect to such loans, although increases in interest rates may narrow the potential spread that existed at the time the loans were originated or purchased by the Company. A significant, sustained rise in interest rates could curtail the Company's growth opportunities by decreasing the demand for loans at such rates and increasing market pressure to reduce origination fees or servicing spreads. The Company has begun to implement a strategy of maintaining a significant volume of loans on its balance sheet, thus increasing the length of time that loans are held for sale, and materially increasing its interest rate risk.

    The Company's investment in the Excess Servicing Receivable is also sensitive to interest rates. A decrease in interest rates could cause an increase in the rate at which outstanding loans are prepaid, thereby reducing the period of time during which the Company receives the Excess Servicing Spread and other servicing income with respect to such prepaid loans, thereby possibly resulting in accelerated amortization of the Excess Servicing Receivable. Although an increase in interest rates may decrease prepayments, such increase may not offset the higher interest costs of financing the Excess Servicing Receivable. See "-- Excess Servicing Receivable Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Accounting Considerations."


CREDIT RISK ASSOCIATED WITH BORROWERS

    Many of the Company's borrowers are consumers who have limited access to consumer financing for a variety of reasons, including insufficient home equity value and, in the case of Title I borrowers, unfavorable past credit experience. The Company is subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not satisfy their debt service payments, including payments of interest and principal, and that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligation to the Company. The risks associated with the Company's business increase during an economic downturn or recession. Such periods may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of the Company's existing loans, thereby weakening collateral values and increasing the possibility of a loss in the event of default. Furthermore, the rates of delinquencies and foreclosures and the frequency and severity of losses generally increase during economic downturns or recessions. Because the Company lends to borrowers who may be credit-impaired, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the consumer finance industry in general. While the Company is experiencing declining delinquency rates on its Serviced Loan Portfolio as a whole, delinquency rates have followed historical trends on a pool-by-pool basis, which trends assume increased rates of delinquencies over time. However, there can be no assurance that delinquency rates will not increase beyond historical trends. In addition, in an economic downturn or recession, the Company's servicing costs will increase. Any sustained period of such increased losses could have a material adverse effect on the Company's results of operations and financial condition.

CREDIT RISK ASSOCIATED WITH HIGH LTV LOANS

    Although the Company's strategic loans are typically secured by real estate, because of the relatively high LTVs of most of the Company's loans, in most cases the collateral of such loans will not be sufficient to cover the principal amount of the loans in the event of default. The Company relies principally on the creditworthiness of the borrower and to a lesser extent on the underlying collateral for repayment of the Company's Conventional Loans, and FHA co-insurance with respect to Title I Loans. Consequently, many of the Company's loans equal or exceed the value of the mortgaged properties, in some instances involving LTVs of up to 125%. For fiscal 1995 and the nine months ended June 30, 1996, the weighted average LTVs for Conventional Loans increased from 91.7% to 109.2% and for Title I Loans increased from 89.2% to 102.4% (based on the principal amounts outstanding at June 30, 1996), respectively. With respect to many of the Company's loans, LTV determinations are based upon the borrowers' representations as to the value of the underlying property; accordingly, there can be no assurance that such represented values accurately reflect prevailing market prices. With respect to any default, the Company currently evaluates the cost effectiveness of foreclosing on the collateral. To the extent that borrowers with high LTVs default on their loan obligations, the Company is less likely to use foreclosure as a means to mitigate its losses. Under these circumstances losses would be applied to the Company's allowance for possible credit losses on loans sold and held for sale, except to the extent that Title I Program insurance is available. Such absorption, if in excess of the Company's allowance for such losses, could have a material adverse effect on the Company's financial condition and results of operations, if such losses required the Company to record additional provisions for losses on loans sold. See "Business Servicing Operations -- Delinquencies and Foreclosures."


EXCESS SERVICING RECEIVABLE RISKS

    ILLIQUIDITY OF THE EXCESS SERVICING RECEIVABLE. When the Company's loans are pooled and sold in securitization transactions, the Company recognizes Gain on Sale, which constitutes a substantial majority of the Company's revenues. The Company records an asset corresponding to its Gain on Sale (the "Excess Servicing Receivable") on its balance sheet in an initial amount equal to the present value of the Excess Servicing Spread it expects to collect over the life of the securitized loans sold. At June 30, 1996, the Company's balance sheet reflected an Excess Servicing Receivable of approximately $116.8 million. The Company is not aware of an active market for this kind of receivable, and no assurance can be given that the receivable could in fact be sold at its stated value on the balance sheet, if at all.

    In addition, the Gain on Sale is recognized in the period during which loans are sold, while cash payments are received by the Company pursuant to its pooling and servicing agreements and servicing fees are paid to the Company by the securitization trustees over the lives of the securitized loans. This difference in the timing of cash flows could cause a cash shortfall, which may have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


    EXCESS SERVICING RECEIVABLE MAY BE OVERSTATED; PROVISION FOR CREDIT LOSSES MAY BE UNDERSTATED. The calculation of Gain on Sale and the valuation of the Excess Servicing Receivable are based on certain management estimates relating to the appropriate discount rate and anticipated average lives of the loans sold. In order to determine the present value of this excess cash flow, the Company currently applies a risk free discount rate of 6.5% to the anticipated losses attendant to this pro forma cash flow stream. Accordingly, the overall effective current average discount rate utilized on the cash flows, net of expected credit losses is approximately 12.5%. Although the Company records the Excess Servicing Receivable and the related reserve on a gross basis, for purposes of evaluation and comparison, the Company calculates an average net discount rate for the net Excess Servicing Receivable. This is calculated by subtracting the present value of the anticipated losses attributable to loans being securitized and sold from the present value of the expected stream of payments to derive the present value of the net Excess Servicing Receivable. The Company then determines the average discount rate that equates the expected payments, net of expected losses, to the value of the Excess Servicing Receivable, which, with respect to its most recent securitization, is approximately 12.5%. To estimate the anticipated average lives of the loans sold in securitization transactions, management estimates prepayment, default and interest rates on a pool-by-pool basis. If actual experience varies from management estimates at the time loans are sold, the Company may be required to write down the remaining Excess Servicing Receivable through a charge to earnings in the period of adjustment.


    Prepayment rates and default rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing, most of which are not within the Company's control. A decrease in prevailing interest rates could cause prepayments to increase, thereby requiring a writedown of the Excess Servicing Receivable. Even if actual prepayment rates occur more slowly and default rates are lower than management's original estimates, the Excess Servicing Receivable would not increase.


    Furthermore, management's estimates of prepayment rates and default rates are based, in part, on the historical performance of the Company's Title I Loans. The Company is originating an increasing proportion of Conventional Loans, while historical performance data is based primarily on Title I Loans. In addition, a significant portion of the Company's securitized loans sold were very recently originated or were acquired in bulk purchases. No assurance can be given that these loans, as with any new loan, will perform in the future in accordance with the Company's historical experience. In addition, when the Company introduces new loan products it may have little or no historical experience on which it can base its estimates, and thus its estimates may be less reliable. During the nine months ended June 30, 1996, the Company increased its provision for credit losses, $2.5 million of which was taken because the default rate for a pool of Bulk Loans included in the 1995-2 securitization exceeded the estimates made at the time of the securitization and the adjustment was in conformity with the Company's current estimation methodology. There can be no assurance that the Company will not be required in the future to write down its Excess Servicing Receivable in excess of its provision for credit losses. Any such writedown could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Accounting Considerations."


    FINANCING OF THE EXCESS SERVICING RECEIVABLE. The Company retains significant amounts of Excess Servicing Receivable on its balance sheet. The Company currently does not hedge this asset. The Company finances its Excess

Servicing Receivable with term-line borrowings under the Term Line. These borrowings bear interest at a floating rate. The Company, however, cannot reprice its Excess Servicing Receivable on its balance sheet, which has an expected average life of four to six years. Therefore, the Company remains at risk that its financing sources may increase the interest rates they charge the Company. At June 30, 1996, the Company's balance sheet reflected $116.8 million of Excess Servicing Receivable.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENT


    In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125 ("FASB 125"), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." FASB 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. FASB 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. FASB 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. FASB 125 will require the Company to allocate the total cost of mortgage loans it originates or purchases to the mortgage servicing rights and the mortgage loans. The Company will be required to assess the servicing rights for impairment based upon the fair value of those rights. The pronouncement also will require the Company to provide additional disclosure about the interest-only and residual certificates in its securitizations and to account for these assets at fair value. The Company has not completed its analysis of the impact FASB 125 may have on the Company's financial condition or results of operations. There can be no assurance, however, that the implementation by the Company of FASB 125 will not reduce the Company's Gain on Sale of loans in the future or otherwise adversely affect the Company's results of operations or financial condition.


ABILITY OF THE COMPANY TO CONTINUE GROWTH STRATEGY; POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH

    The Company's total revenues and net income increased 13.6% and 13.2%, respectively, from fiscal 1994 to fiscal 1995 and 405.8% and 404.6%, respectively, from the nine months ended June 30, 1995 to the nine months ended June 30, 1996. Excluding the effects of the pooling of interests with FIRSTPLUS West, total revenues increased 1,083.6% from fiscal 1994 to fiscal 1995 and 431.1% from the nine months ended June 30, 1995 to the nine months ended
June 30, 1996. Further, excluding the effects of the pooling of interest with FIRSTPLUS West, net income increased from a loss of $647,000 in fiscal 1994 to net income of $6.9 million in fiscal 1995 and increased by 330.9% from the nine months ended June 30, 1995 to nine months ended June 30, 1996. The Company does not expect to sustain these growth rates.


    The Company's ability to continue its growth strategy depends on its ability to increase the volume of loans it originates and purchases while successfully managing its growth. This volume increase is, in part, dependent on the Company's ability to procure, maintain and manage its increasingly larger warehouse facilities and lines of credit. In addition to the Company's financing needs, its ability to increase its volume of loans will depend on, among other factors, its ability to (i) offer attractive products to prospective borrowers,
(ii) attract and retain qualified underwriting, servicing and other personnel,
(iii) market its products successfully, especially its new Direct Loan products,
(iv) establish and maintain relationships with independent correspondent lenders and independent home improvement contractors in states where the Company is currently active and in additional states and (v) build national brand name recognition. In addition, the Company has recently begun to focus resources on the small loan consumer finance industry. There can be no assurance that the Company will successfully enter or compete in this highly competitive segment of the consumer finance industry.


    In light of the Company's rapid growth, the historical performance of the Company's operations, including its underwriting and servicing operations, which were principally related to origination of Title I Loans, may be of limited relevance in predicting future performance with respect to Conventional Loans, especially debt consolidation loans. Any credit or other problems associated with the large number of loans originated in the recent past may not become apparent until sometime in the future. Consequently, the Company's historical results of operations may be of limited relevance to an investor seeking to predict the Company's future performance. In addition, purchases of Bulk Loans require the Company to rely to a certain extent on the underwriting practices of the seller of the Bulk Loans. Although the Company has its own review process when purchasing Bulk Loans, the Company occasionally must rely upon the underwriting standards of the originator, which standards may not be as rigorous as the Company's. See "Business -- Loan Production Operations -- Bulk Purchases."

    The Company's ability to successfully manage its growth as it pursues its growth strategy will be dependent upon, among other things, its ability to
(i) maintain appropriate procedures, policies and systems to ensure that the Company's loans have an acceptable level of credit risk and loss, (ii) satisfy its need for additional financing, (iii) manage the costs associated with expanding its infrastructure, including systems, personnel and facilities, and
(iv) continue operating in competitive, economic, regulatory and judicial environments that are conducive to the Company's business activities. In order to support the growth of its business, the Company has moved its headquarters in Dallas, Texas to a significantly larger location and expects to require additional space within the next 12 months. See "Business - Properties." The Company's requirement for additional operating procedures, personnel and facilities is expected to continue over the near term. The Company is absorbing the effects of the implementation of new computer hardware and software to manage its business operations, and it plans to continue to procure hardware and software that require additional corresponding investments in training and education. The Company's significant growth has placed substantial new and increased pressures on the Company's personnel. There can be no assurance that the addition of new operating procedures, personnel and facilities together with the Company's enhanced information systems, will be sufficient to enable it to meet its current operating needs. Changes in the Company's ability to obtain or maintain any or all of these factors or to successfully manage its growth strategy could have a material adverse effect on the Company's operations, profitability and growth. See "Business -- Business Strategy" and "Business -- Loan Production Operations."

SUBORDINATION OF NOTES

    The indebtedness evidenced by the Notes is subordinate to the prior payment in full of all Senior Indebtedness (as defined herein). As of June 30, 1996, the Company had approximately $161.3 million of Senior Indebtedness outstanding. In addition, because substantially all of the Company's operations and financing activities are conducted through subsidiaries, claims of holders of indebtedness and of other creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including Holders of the Notes. As of June 30, 1996, the aggregate liabilities of such subsidiaries (which were not also Senior Indebtedness) were approximately $26.7 million. The Indenture will not limit the amount of additional indebtedness, including, Senior Indebtedness or PARI PASSU indebtedness, that the Company or any of its subsidiaries can create, incur, assume or guarantee. During the continuance of any default (beyond any applicable grace period) in the payment of principal, premium, interest or any other payment due on the Senior Indebtedness, no payment of principal or interest on the Notes may be made by the Company. In addition, upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal and interest on the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness and is structurally subordinated to claims of creditors of each subsidiary of the Company. By reason of this subordination, in the event of the Company's dissolution, holders of Senior Indebtedness may receive more, ratably, and Holders of the Notes may receive less, ratably, than the other creditors of the Company. The Company's cash flow and ability to service debt, including the Notes, are substantially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon payments by those subsidiaries to, the Company. The ability of the Company's subsidiaries to make such distributions or payments may be subject to contractual or statutory restrictions. See "Description of the Notes -- Subordination."

REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL; AVAILABILITY OF FUNDS

    In the event of a Change of Control (as defined herein), each Holder of Notes will have the right to require that the Company repurchase the Notes in whole or in part at a redemption price of 101% of the principal amount thereof, plus accrued interest to the date of purchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay such redemption price for all Notes tendered by the Holders thereof. See "Subordination of Notes" above. The Company's ability to pay such redemption price is, and may in the future be, limited by the terms of its warehouse facilities or other agreements relating to indebtedness that constitute Senior Indebtedness.

CONSOLIDATION OF OPERATIONS OF ACQUISITIONS


    Since November 1995, the Company has acquired FIRSTPLUS West, FIRSTPLUS
East and National and intends to acquire additional companies in the consumer finance industry. The Company must successfully integrate the management, marketing, products and systems associated with its acquisitions if the Company is to make current or prospective acquisitions financially successful. Acquisitions may produce excess costs and may become significant distractions to management if they are not timely integrated. There can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms or that such acquisitions, if any, will result in profitable operations in the future or can be integrated successfully with the Company's existing business.


CONCENTRATION OF OPERATIONS IN CALIFORNIA

    Approximately 60.3% of the loans in the Serviced Loan Portfolio at June 30, 1996 were secured by subordinate liens on residential properties located in California. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. California has experienced an economic slowdown or recession over the last several years, which has been accompanied by a sustained decline in the California real estate market. Such a decline may adversely affect the values of properties securing the Company's loans, such that the principal balances of such loans, together with any primary financing on the mortgaged properties, may further increase LTVs, making the Company's ability to recoup losses in the event of a borrower's default extremely unlikely. In addition, California historically has been vulnerable to certain risks of natural disasters, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company, which could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

    The consumer finance market is highly competitive and fragmented. The Company competes with a number of finance companies that provide financing to individuals who may not qualify for traditional financing. To a lesser extent, the Company competes, or will compete, with commercial banks, savings and loan associations, credit unions, insurance companies and captive finance arms of major manufacturing companies that currently tend to apply more traditional lending criteria. In addition, in recent months, several companies have announced programs that will compete directly with the Company's loan products, particularly its Conventional Loans. Many of these competitors or potential competitors are substantially larger and have significantly greater capital and other resources than the Company. In fiscal 1995 and the nine months ended
June 30, 1996, approximately 68.5% and 93.5%, respectively, of the Company's loans originated were Correspondent Loans, which are expected to remain a significant part of the Company's loan production program. As a purchaser of Correspondent Loans, the Company is exposed to fluctuations in the volume and price of Correspondent Loans resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, the Federal National Mortgage Association ("Fannie Mae") has purchased and is expected to continue to purchase significant volumes of Title I Loans on a whole-loan basis. Purchases by Fannie Mae could be made from sources from which the Company also purchases loans. To the extent that purchasers of loans, such as Fannie Mae, enter or increase their purchasing activities in the markets in which the Company purchases loans, competitive pressures may decrease the availability of loans or increase the price the Company would have to pay for such loans, a phenomenon that has occurred with respect to Title I Loans. In addition, increases in the number of companies seeking to originate loans tends to lower the rates of interest the Company can charge borrowers, thereby reducing the potential value of subsequently earned Gains on Sales of loans. To the extent that any of these lenders or Fannie Mae significantly expand their activities in the Company's market or to the extent that new competitors enter the market, the Company's results of operations and financial condition could be materially adversely affected. See "Business -- Competition."


CONCENTRATION OF CORRESPONDENT LENDERS

    Approximately 79.8% and 59.8% of the loans purchased from correspondent lenders by the Company during fiscal 1995 and the nine months ended June 30, 1996, respectively, were originated through the Company's 10 largest independent correspondent lenders. The Company believes that it is possible for its dependence on a small number of independent correspondent lenders to continue for the foreseeable future as the Company focuses extensively on originating Direct Loans. To the extent that the Company is no longer able to purchase or originate loans from these significant independent correspondent lenders, this could have a material adverse effect on the Company's results of operations and financial condition.

LIMITED OPERATING HISTORY

    The Company was formed in 1994 to combine the operations of FIRSTPLUS Financial and SFAC. The Combination involved the integration of the operations of two companies that previously operated independently. Consequently, the Company has a limited operating history under its new corporate structure upon which prospective investors may base an evaluation of its performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Combination."

RIGHT TO TERMINATE SERVICING

    On June 30, 1996, approximately 80% (by dollar volume) of the Serviced Loan Portfolio consisted of loans securitized by the Company and sold to grantor or owner trusts. The Company's form of pooling and servicing agreement with each of these trusts provides that the trustee of the related trust may terminate the Company's servicing rights if certain delinquency or loss standards are not met. On June 30, 1996, none of the pools of securitized loans exceeded the foregoing delinquency standards and no servicing rights have been terminated. However, there can be no assurance that delinquency rates with respect to Company-sponsored securitized loan pools will not exceed this rate in the future and, if exceeded, that servicing rights will not be terminated, which would have a material adverse effect on the Company's results of operations and financial condition.


    The Company's cash flow can also be adversely impacted by high delinquency and default rates in its grantor and owner trusts. Generally, provisions in the pooling and servicing agreement have the effect of requiring the overcollateralization account, which is funded primarily by the excess servicing on the loans held in the trust, to be increased up to about two and one-half times the level otherwise required when the delinquency and the default rates exceed various specified limits. As of June 30, 1996, the Company was required to maintain an additional $592,000 in overcollateralization or reserve accounts as a result of the level of its delinquency rates. No additional funds were required related to default rates. Of this amount at June 30, 1996, $592,000 remains to be added to the overcollateralization accounts from future spread income on the loans held by these trusts.


DEPENDENCE ON TITLE I PROGRAM

    A portion of the Company's business is dependent on the continuation of the Title I Program, which is federally funded. The Title I Program provides that qualifying loans are eligible for FHA insurance, although such insurance is limited. See "Business -- Loan Products -- Title I Loans." In August 1995, legislation was introduced in both houses of the United States Congress that would, among other things, abolish the Department of Housing and Urban Development ("HUD"), reduce federal spending for housing and community development activities and eliminate the Title I Program. Other changes to HUD have been proposed, which, if adopted, could affect the operation of the Title I Program. As a result of the proposed legislation that would abolish HUD, if enacted, and the budget legislation impasse between Congress and the President that occurred during November 1995 and continued into January 1996, no assurance can be given that the Title I Program will continue in existence or that HUD will continue to receive sufficient funding for the operation of the Title I Program. Of the loans originated (excluding bulk purchases) by the Company in fiscal 1994, fiscal 1995 and the nine months ended June 30, 1996, 43.8%, 49.3% and 18.0%, respectively, by principal amount, were Title I Loans. In addition, 63.8% of the Bulk Loans purchased by the Company during fiscal 1995 and the nine months ended June 30, 1996 were Title I Loans. Discontinuation of or a significant reduction in the Title I Program or the Company's authority to originate or purchase loans under the Title I Program could have a material adverse effect on the Company's results of operations and financial condition.

IMPACT OF REGULATION AND LITIGATION


    The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations requiring, among other things, the licensing of lenders, adequate disclosure of loan terms and limitations on the terms and interest rates of consumer loans, collection policies and creditor remedies. An adverse change in these laws or regulations could have an adverse effect on the Company by, among other things, limiting the interest and fee income the Company may generate on existing and additional loans, limiting the states in which the Company may operate or restricting the Company's ability to realize on the collateral securing its loans. See "Business -- Regulation."

    Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company, which could have a material adverse effect on the Company's results of operations and financial condition.

    Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws and regulations, or other similar laws and regulations, as a result of the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances. If a significant judgment were rendered against the Company in connection with any litigation, it could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Regulation" and "Business -- Legal Proceedings."

    The Company's loans under the Title I Program are eligible for FHA insurance. The FHA insures 90% of such loans and certain interest costs, provided that the Company has not depleted its loss reserve account established with the FHA and the loans were properly originated according to FHA regulations. The amount of insurance coverage in a lender's FHA loss reserve account is equal to 10% of the original principal amount of all Title I Loans originated and the amount of the reserves for purchased loans reported for insurance coverage by the lender, less the amount of all insurance claims approved for payment in connection with losses on such loans and other adjustments. If at any time claims exceed the loss reserve balance, the remaining Title I Loans will be uninsured. In addition, the Title I Program sets loan origination guidelines that must be satisfied by the lender in connection with the origination of Title I Loans in order for FHA to insure those loans. The Company's failure to comply with such requirements could result in denial of payment by FHA. There can be no assurance that losses will not exceed the Company's loss reserve account or that the Company will not be adversely affected by such defaults. The Company's Conventional Loans are not insured. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business -- Loan Products."


CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

    Daniel T. Phillips, the Company's President, Chief Executive Officer and Chairman of the Board and Eric C. Green, the Company's Chief Financial Officer, beneficially own or otherwise control an aggregate of approximately 18.5% and 2.0%, respectively, of the outstanding voting Common Stock. Therefore, Messrs. Phillips and Green are able to exercise significant influence with respect to the election of the entire Board of Directors of the Company and all matters submitted to stockholders. Messrs. Phillips and Green are also able to significantly influence the direction and future operations of the Company, including decisions regarding the issuance of additional shares of Common Stock and other securities. In addition, as long as Messrs. Phillips and Green beneficially own or otherwise control the largest blocks of issued and outstanding Common Stock of the Company, it will be difficult for third parties to obtain control of the Company through purchases of Common Stock not beneficially owned or otherwise controlled by Messrs. Phillips and Green. See "Principal Stockholders."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon the continued services of Daniel T. Phillips and Eric C. Green and the Company's other executive officers. While the Company believes that it could find replacements for its executive officers, the loss of their services could have an adverse effect on the Company's operations. Each of the Company's executive officers has entered into an employment agreement with the Company. See "Management -- Employment Agreements; - Key Man Life Insurance."


EVENTS OF DEFAULT UNDER CERTAIN FINANCING FACILITIES

    The loss of the services of Daniel T. Phillips as Chief Executive Officer of the Company and FIRSTPLUS Financial would constitute an event of default under the Warehouse Facility, which in turn would result in defaults under other indebtedness. Mr. Phillips has entered into an employment agreement with the Company. See "Management -- Employment Agreements; Key-Man Life Insurance."

EFFECT OF CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS

    Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Amended and Restated Bylaws (the "Bylaws") and the Nevada General Corporation Law could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving the Company, even if such events could be viewed as beneficial by the Company's stockholders. For example, the Articles of Incorporation deny the right of stockholders to amend the Bylaws and require advance notice of stockholder proposals and nominations of directors. The Company is also subject to provisions of the Nevada General Corporation Law that prohibit a publicly held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock -- Certain Charter, Bylaws and Statutory Provisions."

SHARES ELIGIBLE FOR FUTURE SALE


    As of November 30, 1996, the Company had a total of 26,939,816 shares of Common Stock outstanding. Of these shares, 7,590,000 shares of Common Stock are freely tradeable by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, without restriction under the Securities Act. The remaining shares are "restricted securities" and may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. Of these restricted securities, 13,853,688 shares became eligible for sale in the open market under Rule 144 commencing in October 1996. Sales of substantial numbers of such shares in public market could adversely affect the market price of the Common Stock. One stockholder has agreed that it will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, offer to sell, sell or otherwise dispose of approximately 1.2 million of the shares of Common Stock owned by such stockholder prior to August 14, 1997. In addition, certain stockholders of the Company have registration rights with respect to the shares of Common Stock owned by them. Pursuant to such rights, the Company filed a shelf registration statement with the Commission registering resales of 200,802 shares of Common Stock by certain shareholders in November 1996. See "Description of Capital Stock -- Registration Rights."


SECURITIES TRADING; POSSIBLE VOLATILITY OF PRICES

    The Notes have been designated for trading in the PORTAL market, and the Common Stock is quoted on the Nasdaq National Market. There can be no assurance that an active trading market for the Notes will develop or be sustained. There can be no assurance as to the liquidity of investments in the Notes or as to the price Holders of the Notes may realize upon the sale of the Notes. These prices are determined in the marketplace and may be influenced by many factors, include the liquidity of the market for the Notes and Common Stock, the market price of the Common Stock, interest rates, investor perception of the Company and general economic and market conditions.

                                   USE OF PROCEEDS


    The Company will not receive any proceeds from the sale of the Notes, or the Common Stock issuable upon conversion thereof by the Selling Holders. Shares of Common Stock issued to induce conversion will not result in cash proceeds to the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                         NINE MONTHS ENDED JUNE 30,   YEAR ENDED
                                         --------------------------  SEPTEMBER 30,
                                             1995         1996           1995
                                          ----------   -----------   -----------
Consolidated pretax income from
 continuing operations..................  $6,790,160   $33,608,930   $ 9,742,814
Amortization of capitalized interest....          --            --            --
Interest................................   1,461,840     8,609,778     2,660,407
Less: interest capitalized during
 the period.............................          --            --            --
Net amortization of debt discount and
 premium and issuance expense...........          --            --            --
Interest portion of rental expense......     137,985       489,081       238,363
                                          ----------   -----------   -----------
  Earnings..............................  $8,389,985   $42,707,789   $12,641,584
                                          ----------   -----------   -----------
                                          ----------   -----------   -----------
Interest................................   1,461,840     8,609,778     2,660,407
Net amortization of debt discount
 and premium and issuance expense.......          --            --            --
Interest portion of rental expense......     137,985       489,081       238,363
Preferred stock dividend requirements
 of majority-owned subsidiaries
 (non-intercompany).....................          --            --            --
                                          ----------   -----------   -----------
  Fixed Charges.........................  $1,599,825   $ 9,098,859   $ 2,898,770
                                          ----------   -----------   -----------
                                          ----------   -----------   -----------
RATIO OF EARNINGS TO FIXED CHARGES......         5.2           4.7           4.4


                                CAPITALIZATION

     The following table sets forth, as of June 30, 1996 (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to give effect to the original issuance and sale of the Notes in August 1996 and the application of the net proceeds therefrom.

                                                       JUNE 30, 1996
                                                  -------------------------
                                                  ACTUAL         AS ADJUSTED
                                                  ------         -----------
                                                       (IN THOUSANDS)
 DEBT:
 Warehouse financing facilities.................. $142,830         $ 71,177
 Term line.......................................   37,069           37,069
 Notes payable...................................    1,120            1,120
 Subordinated notes payable to related parties...    7,003            7,003
 7.25% convertible subordinated notes (1)........       --          100,000
                                                  --------         --------
          Total debt.............................  188,022          216,369
 STOCKHOLDERS' EQUITY:

 Preferred Stock, $1.00 par value; 27,600,000
   shares authorized; no shares outstanding;
   no shares outstanding as adjusted ............        -                -
 Common Stock, $0.01 par value; 100,000,000
  shares authorized; 11,249,570 shares
  outstanding (2)................................      112              112
 Non-Voting Common Stock, $0.01 par value;
  25,000,000 shares authorized; 2,220,338
  shares outstanding.............................       22               22
 Additional capital..............................   54,830           54,830
 Retained earnings...............................   26,229           26,229
                                                  --------         --------
          Total stockholders' equity.............   81,193           81,193
                                                  --------         --------
             Total capitalization................ $269,215         $297,562
                                                  --------         --------
                                                  --------         --------
___________
(1) The 7.25% convertible subordinated notes are before discounts and commissions.

(2) Excludes an aggregate of 835,570 shares of Common Stock subject to outstanding options and warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plan," "Nonemployee Director Stock Option Plan" and "Certain Relationships and Related Party Transactions -- Relationship with Farm Bureau."

                   PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The share price information below has been retroactively adjusted to give effect to the one-for-one Common Stock dividend paid by the Company on November 29, 1996 to stockholders of record on November 15, 1996. The Common Stock has been quoted on the Nasdaq National Market under the symbol "RACF" since the Company's initial public offering in February 1996 at $8.50 per share. The following table sets forth the high and low sales prices of the Common Stock for the periods indicated, as reported by the Nasdaq National Market.

YEAR ENDED SEPTEMBER 30, 1996                         HIGH      LOW
-----------------------------                        ------    ------
Second Quarter (beginning February 1, 1996)......    $11.88    $ 8.75
Third Quarter....................................    $16.25    $11.00
Fourth Quarter (through September 30, 1996)......    $22.88    $22.25

YEAR ENDED SEPTEMBER 30, 1997
-----------------------------
First Quarter (through December 4, 1996).........    $30.75    $22.63

     On December 4, 1996, the last reported sale price for the Common Stock was $23.13 per share. As of November 30, 1996, the Company had 22,499,140 outstanding shares of Voting Common Stock held by 33 stockholders of record. As of November 30, 1996, the Company had 2,220,338 outstanding shares of Non-Voting Common Stock held by three stockholders of record.


     The Company has never paid, and has no present intention of paying, cash dividends on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business. Any determination in the future to pay dividends will depend on the Company's financial condition, capital requirements, results of operations, contractual limitations and any other factors deemed relevant by the Board of Directors. Under the terms of the Company's warehouse facilities and Subordinated Notes, the Company's ability to pay cash dividends to its stockholders is limited.

                            SELECTED FINANCIAL DATA

     The following table sets forth historical selected financial information of the Company as of the dates and for the periods indicated. The Company was formed by the shareholders and management of SFAC and the parent of FIRSTPLUS Financial to acquire FIRSTPLUS Financial in the Combination, which was accounted for as a purchase of FIRSTPLUS Financial and was consummated on October 4, 1994. In May 1996, the Company acquired FIRSTPLUS West in a transaction accounted for as a pooling of interests. As a result of the pooling, the historical financial information of the Company has been restated to include the financial information of FIRSTPLUS West. The financial information for FIRSTPLUS West included in the three years ended September 30, 1995, reflects information for FIRSTPLUS West's three fiscal years ended April 30, 1995. The financial information for the nine months ended June 30, 1995 and 1996 has been recast to conform to the Company's fiscal year end. See Note 1 to the consolidated financial statements of the Company. The results of operations for the nine months ended June 30, 1996 are not necessarily indicative of the operating results to be expected for a full year.

     The income statement and balance sheet data is derived from the consolidated audited financial statements of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and the notes thereto and other financial information included elsewhere in this Prospectus.

                                                             NINE MONTHS ENDED
                                 YEAR ENDED SEPTEMBER 30,         JUNE 30,
                                 ------------------------    -----------------
                                  1993     1994     1995(1)   1995       1996
                                 -----     ----     -------   ----       ----
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data (2):
 Revenues:
  Gain on sale of loans, before
   sharing........................$17,115  $27,671  $ 40,112  $25,385  $90,351
  Sharing arrangements (3)........     --       --   (10,999)  (7,201)    (536)

                                  -------  -------  --------   -------  -------
      Gain on sale of loans,
       net (4)(5)................. 17,115   27,671    29,113   18,184    89,815
    Interest......................    145    1,845     2,860    1,673    10,761
    Servicing income..............     --       72     1,049      698     2,674
    Other income..................     54      252       873      923     5,392
                                  -------  -------  --------   -------  -------
      Total revenue............... 17,314   29,840    33,895    21,478  108,642
  Expenses:
    Salaries and employee
     benefits.....................  7,265   17,054    10,110     5,984   22,542
    Interest......................     28    1,041     2,660     1,462    8,610
    Other operating expense.......  2,632    6,465     6,963     4,986   17,320
    Provision for possible credit
     losses.......................     --      125     4,420     2,256   26,561
                                  -------  -------  --------   -------  -------
      Total expenses..............  9,925   24,685    24,153    14,688   75,033
  Income before income taxes......  7,389    5,155     9,742     6,790   33,609
  Provision for income taxes......     --       --    (3,903)   (2,660) (12,771)
                                  -------  -------  --------   -------  -------
  Net income (5)..................$ 7,389  $ 5,155  $  5,839   $ 4,130  $20,838
                                  -------  -------  --------   -------  -------
                                  -------  -------  --------   -------  -------
 PER SHARE DATA:
  Net income per common
   share (5)(6)...................  $0.94    $0.62     $0.56     $0.39    $1.70
  Weighted average common and
   common equivalent shares
   outstanding....................  7,798    8,138    10,148    10,148   12,206

                                                     SEPTEMBER 30,     JUNE 30,
                                                  ------------------   --------
                                                   1994       1995       1996
                                                  -------    -------   --------
 BALANCE SHEET DATA (2):
  Excess servicing receivable, net............... $    --    $29,744   $116,753
  Loans held for sale............................   6,105     19,435    165,740
  Total assets...................................  12,141     61,341    322,853
  Warehouse financing facilities.................   4,995     18,530    142,830
  Term line......................................      --      9,249     37,069
  Subordinated notes.............................      --      8,002      7,003
  Total liabilities..............................   7,821     49,607    241,659
  Stockholders' equity...........................   4,321     11,734     81,194

___________
(1) In November 1995, the Company acquired FIRSTPLUS East in a transaction accounted for as a purchase. Giving effect to the acquisition, the income statement data for the year ended September 30, 1995 would reflect total revenues of approximately $37.2 million and total expenses of approximately $27.4 million. See Note 16 to the consolidated financial statements of the Company.

(2) Prior to October 1, 1992, the Company had no significant operations. See
Note 1 to the consolidated financial statements of the Company.

(3) The Company contractually agreed to share its gain on sale of loans, net, with the Warehouse Lender as a condition of obtaining certain financing facilities and also with Farm Bureau. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Party Transactions -- Relationship with Farm Bureau."

(4) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provisions for possible credit losses.

(5) Excluding the effect of the pooling of interests with FIRSTPLUS West, gain on sale of loans, net, was $439,000, $2.1 million, $25.1 million and $79.2 million for fiscal 1993, 1994 and 1995 and the nine months ended June 30, 1996, respectively. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company experienced a loss of $180,000 and $647,000 for fiscal 1993 and 1994, respectively, and earned $6.9 million and $20.8 million, or $0.71 and $1.70 per share, for fiscal 1995 and the nine months ended June 30, 1996, respectively. See Notes 1 and 9 to the consolidated financial statements of the Company.

(6) Net income per common share is computed by dividing net income, less accrued and unpaid dividends on preferred stock (the balance of which was redeemed in connection with the Company's initial public offering in February
1996), by the weighted average common and common equivalent shares outstanding. Common and common equivalent shares issued at prices below the initial public offering price during the 12 months ended September 30, 1995 have been included in the calculation of common and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS

    The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the preceding "Selected Financial Data." Additionally, the Company's Consolidated Financial Statements and the notes thereto, and the separate financial statements of FIRSTPLUS Financial and the notes thereto, as well as other data included in this Prospectus, should be read and analyzed in combination with the analysis below.

GENERAL

    The Company is a specialized consumer finance company that originates, purchases, services and sells consumer finance receivables, substantially all of which are home improvement or debt consolidation loans secured primarily by second liens on real property. The Company offers Conventional Loans and Title I Loans to certain qualified borrowers and sells substantially all of such strategic loans primarily through its securitization program, retaining rights to service these loans. The Company originated and purchased an aggregate of $227.9 million and $558.9 million of strategic loans (including bulk purchases of loans) in the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively. The Company securitized an aggregate of $234.8 million and $427.2 million of loans in fiscal 1995 and the nine months ended June 30, 1996, respectively. The Company also originated $83.4 million and $320.9 million of non-strategic loans in fiscal 1995 and the nine months ended June 30, 1996, respectively, which it sold to third-party lenders on a whole-loan basis, with servicing rights released. As of June 30, 1996, the principal amount of loans in the Serviced Loan Portfolio was $750.5 million.

CERTAIN ACCOUNTING CONSIDERATIONS

    As a fundamental part of its business and financing strategy, the Company sells substantially all of its strategic loans to third-party investors in securitization transactions. In a securitization transaction, loans originated and purchased by the Company are sold to an independent entity, generally a grantor or owner trust, which holds the loans as trustee for third-party investors. The Company retains the right to service the securitized loans or appoint an approved subservicer. In addition, the Company is entitled to receive excess cash flows generated by the securitized loans calculated as the difference between (a) interest at the stated rate paid by borrowers and (b) the sum of (i) pass-through interest paid to third party investors, (ii) trustee fees, (iii) FHA insurance fees, (iv) third-party credit enhancement fees, (v) normal servicing fees and (vi) loan portfolio losses. The Company's right to receive this excess cash flow stream begins after certain reserve requirements have been met, which are specific to each securitization and are used as a means of credit enhancement. The Company determines the present value of this anticipated revenue stream at the time each securitization transaction closes utilizing valuation assumptions appropriate for each particular grantor trust and records this asset as an Excess Servicing Receivable at that time. The significant assumptions are generally related to the anticipated average lives of the loans sold and the anticipated credit losses related thereto. In order to determine the present value of this excess cash flow, the Company currently applies an estimated market discount rate of 11% to the expected pro forma gross cash flow calculated utilizing the weighted average maturity of the securitized loans, and currently applies a risk free discount rate of 6.5% to the anticipated losses attendant to this pro forma cash flow stream (the "Allowance for Possible Credit Losses on Loans Sold"). Accordingly, the effective current average net discount rate utilized on the cash flows, net of expected credit losses is approximately 12.5%. As of June 30, 1996, the Company's Excess Servicing Receivable was recorded at $116.8 million, and its Allowance for Possible Credit Losses on Loans Sold was recorded at $27.4 million or approximately 20% of the Company's Excess Servicing Receivable. The present value of the Company's portion of the expected future excess cash flow to be received on loans sold through securitization transactions, in excess of securitization costs and net premiums paid, is recorded as Gain on Sale of loans revenue, and the discounted value of the anticipated losses is recorded as provision for possible credit losses, in the period during which the securitization occurs. "Gain on Sale of loans, net" refers to Gain on Sale of loans less any sharing arrangements, but before any provision for possible credit losses.


    With respect to the calculation of the constant annual gross charge-off rate for a particular securitization pool, the Company, in part, utilizes the FICO scores of that securitization pool to measure the creditworthiness of the borrowers whose loans are included in the pool. The Company's securitization pool score distribution typically falls between 590 to 729 with a weighted average pool score of between 650 and 680. A FICO score of 590 or below will generally constitute a borrower that the Company classifies as a "D" credit with an estimated annual default rate of 2.9% or more, and a FICO score of approximately 680 or better will generally constitute a borrower that the Company classifies as an "A" credit with an estimated annual default rate of 1.2% or less. The Company estimates default rates for FICO scores based on historical loan performance and other data available to the Company. The Company has developed historical default rates for its borrowers based on each ten point increment of the FICO score range. Using the expected default rate for each 10-point FICO score interval for each securitization, the Company estimates the default rate for the borrowers in the securitized pool.

    The Company assumes that its securitization pools will produce constant annual default rates that correspond to the historical default rates for the FICO score ranges associated with the individual pools, adjusted for accelerated levels of defaults for loan pools with FICO scores lower than 620 and for seasoned loans that have little or no increase in the frequency of defaults, when valuing the Excess Servicing Receivable attributable to these securitizations. Based on the Company's average life estimates, these rates result in cumulative defaults of approximately between 8% and 12% over the life of the loans included in the Company's securitizations. The Company also estimates total delinquencies (i.e., loans more than 30 days past due) to average 6% to 9% over the life of each securitization.

    The Company records its loans at the lower of cost or market. The Company typically originates Direct Loans and Indirect Loans at or below par and Correspondent Loans at or above par. Any originations below par are recorded as loan origination discounts, thereby reducing the Company's cost basis in such loans. Any purchases above par are recorded as loan purchase premiums, thereby increasing the Company's cost basis in its loans. If the Company's accounts reflect net discounts in excess of premiums at the time it securitizes such loans, the Company recognizes such net discount as a reduction to its cost of loans sold expense at that point in time. Conversely, if the Company's accounts reflect net premiums in excess of discounts at the time it securitizes its loans, the Company recognizes such net premium as an addition to its cost of loans sold expense at that point in time.


    As of June 30, 1996 the reserve on the loans held for sale equaled $1.6 million, or 1.0% of the Company's $165.7 million portfolio of loans held for sale. The Company nets this reserve against its loans held for sale on the Company's balance sheet. The Company believes this reserve is adequate to cover anticipated losses resulting from liquidation of outstanding loans, although there can be no assurance that it is.

    The estimated weighted average life of the Company's loan pools determines the structure and duration of the securities issued as well as the U.S. Treasury instruments upon which the prices of the loan tranches are based. In addition, this estimate is one of the assumptions used in calculating the Gain on Sale of loans. Weighted average lives are based on the remaining maturities and estimated prepayment rates of the loans to be securitized. The terms of the Company's loan originations range from six months to 300 months; however, the majority of the Company's originations carry contractual terms to maturity from 180 to 300 months.


    The prepayment rate of the securitized loans is a function of full and partial prepayments and defaults. As an aggregate, these prepayment components are expressed through a market convention known as a constant or conditional prepayment rate ("CPR"). Based on prior performance, industry analysis, and management's experience, the Company expects the CPR on the loans it securitizes to range from 12% to 16%. The Company currently utilizes a 13% to 15.5% CPR, adjusted downward in the first 12 months to reflect a lack of seasoning, to value its loan portfolio. Using the weighted average maturities and prepayment ranges described above, the Company expects its securitized pools to have average lives of four to six years.

    The Gain on Sale and the related Excess Servicing Receivable is recognized in the period during which loans are sold, although subsequently earned servicing fees paid to the Company by the securitization trustee are recognized as received over the lives of the securitized loans. The Company records the Excess Servicing Receivable as an asset on its balance sheet in an initial amount equal to the present value of the pro forma cash flow utilizing the constant prepayment and charge-off rates described above, as applied to the weighted average maturity of the securitized loans. The receivable is subsequently reduced as cash attributable to the Excess Servicing Receivable is collected by the Company. The Company also reports any origination discounts (net of origination premiums) as additional income at the time the securitization transaction closes. The Company earns additional income from its Excess Servicing Receivable, which it records on an interest accrual method, and servicing revenues and fees
(ranging from 0.75% to 1.00% of the outstanding balance serviced) as they are earned and collected.

    There can be no assurance that the Company's estimates used to determine the Gain on Sale and Excess Servicing Receivable valuations will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed the Company's estimates, the carrying value of the Company's Excess Servicing Receivable may have to be written down or the Company may increase its Allowance for Possible Credit Losses on Loans Sold through a charge against earnings during the period within which management recognizes the disparity. The Company will not write up its Excess Servicing Receivable to reflect slower than expected prepayments, although slow prepayments may ultimately result in subsequent additional earnings for the Company if cash flows in excess of the amortization of the Excess Servicing Receivable are ultimately received by the Company. Other factors may also result in a writedown of the Company's Excess Servicing Receivable in subsequent periods. See Note 5 to the consolidated financial statements of the Company.


    The Company also originates non-strategic loans, which it sells to third-party lenders, on a servicing-released basis. These loans are either first liens or subordinate liens that do not meet the Company's securitization criteria. The Company plans to convert the non-strategic loan operations to operations that will originate strategic loans that meet the Company's current securitization parameters.


RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 1996
  VERSUS NINE MONTHS ENDED JUNE 30, 1995

    The Company's total revenues increased to $108.6 million for the nine months ended June 30, 1996 from $21.5 million for the nine months ended June 30, 1995, an $87.2 million increase or 405.8%. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company's total revenues increased to $94.9 million for the nine months ended June 30, 1996 from $17.9 million for the nine months ended June 30, 1995, an increase of $77.0 million or 431.1%. This increase was primarily the result of increases in the Company's Gain on Sale of loans, net, although the Company also experienced significant increases in its servicing related income, interest income and other income during this time period.

    The following table sets forth information regarding the components of the Company's revenue for the nine months ended June 30, 1995 and 1996:

                                        NINE MONTHS ENDED JUNE 30,
                                        --------------------------
                                            1995         1996
                                           -------     --------
                                              (IN THOUSANDS)
Gain on sale of loans, before sharing. .   $25,385     $ 90,351
Sharing arrangements . . . . . . . . . .    (7,201)        (536)
                                           -------     --------
    Gain on sale of loans, net (1) . . .    18,184       89,815
Interest income. . . . . . . . . . . . .     1,673       10,761
Servicing income . . . . . . . . . . . .       698        2,674
Other income . . . . . . . . . . . . . .       923        5,392
                                           -------     --------
          Total. . . . . . . . . . . . .   $21,478     $108,642
                                           -------     --------
                                           -------     --------

___________
(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

    Gain on Sale of loans, net, increased to $89.8 million for the nine months ended June 30, 1996 from $18.2 million for the nine months ended June 30, 1995, an increase of $71.6 million or 393.9%. The Company securitized and sold $427.2 million of strategic loans during the nine months ended June 30, 1996 (resulting in Gain on Sale of loans, net, of $78.5 million) and $169.0 million of loans during the nine months ended June 30, 1995, a $258.2 million increase or 153% (resulting in Gain on Sale of loans, net, of $15.4 million). The Company sold $213.1 million of non-strategic loans in whole-loan sales during the nine months ended June 30, 1996 (resulting in Gain on Sale of loans, net, of $8.5 million) and $92.6 million of non-strategic loans in whole-loan sales during the nine months ended June 30, 1995 (resulting in Gain on Sale of loans, net, of $2.8 million). Additionally, the Company earned a weighted average 12.88% profit margin (the ratio of its Gain on Sale of loans, net, as a percentage of loans securitized and sold) on the loans it securitized and sold during the nine months ended June 30, 1996, compared to a 8.97% weighted average profit margin on the loans securitized and sold during the nine months ended June 30, 1995.

    The following table sets forth certain data with respect to each of the four securitizations the Company closed during the nine months ended June 30, 1996 (funding for 1996-2 was not completed until July 1996):

                                            1995-4     1996-1     1996-2     1996-A (1)
                                            -------   --------   --------    ----------
                                                     (DOLLARS IN THOUSANDS)
Loans sold . . . . . . . . . . . . . . . .  $77,599   $115,559   $241,625(2)   $8,516
Overcollateralization. . . . . . . . . . .    2,400      4,440      8,375        --
                                            -------   --------   --------      ------
Total loans securitized. . . . . . . . . .  $79,999   $119,999   $250,000      $8,516
                                            -------   --------   --------      ------
                                            -------   --------   --------      ------
Gain on sale of loans, net . . . . . . . .  $16,049   $ 24,190   $ 43,131      $  691
Provision for possible credit losses . . .    3,505      5,751     12,547         203
                                            -------   --------   --------      ------
Gain on sale of loans, after
 provision for possible credit losses. . .  $12,544   $ 18,439   $ 30,585      $  488
                                            -------   --------   --------      ------
                                            -------   --------   --------      ------
Net gain as a percentage of total
 loans securitized and sold ("profit
 margin") (3). . . . . . . . . . . . . . .     16.2%      16.0%      12.7%        5.7%
Weighted average maturity of
 certificates sold (yrs.). . . . . . . . .      4.2        4.4        4.8         2.9
Weighted average FICO score. . . . . . . .      645        656        662         651
Title I Loans as a percentage of
 total loans securitized . . . . . . . . .     37.5%      19.7%      11.8%      100.0%

___________

(1) Primarily consisted of unsecured Title I Loans.

(2) Only $209.4 million of the $250.0 million securitization was funded during the nine months ended June 30, 1996.


(3) Gain after commissions earned, premiums paid and provisions for possible credit losses.

    The Company's increased securitization activity is related to the increased origination of strategic loans for the nine months ended June 30, 1996. The Company was able to increase its production of strategic loans during the nine months ended June 30, 1996, compared to the same period ended June 30, 1995, due to the following reasons:


    1. The Company increased the size of its correspondent network during this time period, both in number (71 versus 278 for the respective nine-month periods), and geographically (21 states versus 27 states during the respective nine-month periods).

    2. The Company increased its production of Direct Loans from $470,000 to $14.4 million during the respective nine-month periods;

    3. The Company decreased its production of Indirect Loans, which are generally of lower quality, from $26.0 million to $19.8 million during the respective nine-month periods; and

    4. The Company acquired FIRSTPLUS East in December 1995 in a purchase transaction and FIRSTPLUS West in May 1996 in a pooling transaction. During the nine months ended June 30, 1996, FIRSTPLUS East and FIRSTPLUS West originated a total of $92.0 million of strategic loans.

    During the nine months ended June 30, 1996, the Company originated and securitized a greater percentage of Conventional Loans, when compared to the nine months ended June 30, 1995. This continued increase in Conventional Loan emphasis is a result of the relatively small size of the Title I Loan market (the Company estimates this market at under $2 billion in originations annually) and the Company's desire to meet the needs of its customers, who generally request higher loan amounts and more flexible loan proceeds utilization than the Title I program offers. Although Conventional Loans require the Company to reserve greater amounts for anticipated losses than do Title I Loans, Title I Loans generally produce lower gross revenues, due to the increased premiums paid in acquiring Title I Loans.

    The Company's profit margin on securitized loans increased from a weighted average of 8.97% for the nine months ended June 30, 1995 to 12.88% for the nine months ended June 30, 1996, an increase of 3.91%. A portion of this increase was due to the fact that the Company was required to share its securitization gains in its 1994-1 and 1995-2 securitizations, which closed in December 1994 and June 1995, respectively. The Company was not required to share any securitization gain for any securitizations closed during the nine-month period ended June 30, 1996; however, $9.2 million of loans delivered in October 1995, which were attributable to the 1995-3 securitization, were subject to sharing with the Warehouse Lender. Profit margin increases also resulted from the favorable interest rate environment during the period from October 1995 to January 1996, and from increases in interest paid over the life of the loan.

    The Company's Gain on Sale profit ratio decreased from 16.0% in the Company's March 1996 securitization (1996-1) to 12.7% in the Company's June 1996 securitization (1996-2). This reduction in the Company's Gain on Sale profit ratio was primarily due to the sharp increases in general interest rates during the period from February 1996 to June 1996.

    The Company paid net loan premiums of $16.8 million for the nine months ended June 30, 1996, compared to $194,700 of net loan discounts received for the nine months ended June 30, 1995. This represented an average loan purchase price of 103.2% of par for the nine months ended June 30, 1996, and 99.6% of par for the same period ended June 30, 1995. This increase resulted from the Company purchasing loans with relatively higher FICO scores and increased competition for Title I Loans. Loan purchase prices are directly related to the quality of the loans purchased, the face interest rate of the acquired loans, the quantity of loans the seller commits to sell, the nature and longevity of the relationship the Company maintains with the seller and competitive pressures.

    Interest income increased from $1.7 million for the nine months ended June 30, 1995, to $10.8 million for the nine-month period ended June 30, 1996, an increase of $9.1 million or 535%. This increase was primarily the result of the Company's significant increase in the Company's average balance of Loans Held for Sale and an increased balance in its Excess Servicing Receivable. The Company securitizes its loans on a regular basis; however, it earns interest income on the loans it originates prior to such securitizations. During the nine-month periods ended June 30, 1995, and June 30, 1996, the Company's average monthly balance of Loans Held for Sale, including non-strategic loans, was $5.4 million and $122.2 million at par, respectively, an increase of $116.9 million or 2,182.4%.

    Servicing fee income increased from $698,000 for the nine months ended June 30, 1995 to $2.7 million for the similar period ended June 30, 1996 or a 283.0% increase. This increase was primarily the result of a significant increase in average Serviced Loan Portfolio for the respective time periods: $71.9 million for the nine months ended June 1995 to $494.6 for the nine months ended
June 1996, a $422.6 million or a 587.5% increase. This increase in the Company's Serviced Loan Portfolio was the result of the Company's increases in loan originations and securitizations during the respective time period.

    Other income increased from $923,000 for the nine months ended June 30, 1995 to $5.4 million for the nine months ended June 1996, an increase of $4.5 million or 484.1%. Other income is proportional to the Company's loan origination volume from selected dealers. It consists primarily of loan application fees that are funded by borrowers at closing.

    The following table sets forth information regarding the components of the Company's expenses for the nine months ended June 30, 1996 and 1995:

                                            1995-4     1996-1     1996-2     1996-A (1)
                                            -------   --------   --------    ----------
                                                     (DOLLARS IN THOUSANDS)
Loans sold . . . . . . . . . . . . . . . .  $77,599   $115,559   $241,625(2)   $8,516
Overcollateralization. . . . . . . . . . .    2,400      4,440      8,375        --
                                            -------   --------   --------      ------
Total loans securitized. . . . . . . . . .  $79,999   $119,999   $250,000      $8,516
                                            -------   --------   --------      ------
                                            -------   --------   --------      ------
Gain on sale of loans, net . . . . . . . .  $16,049   $ 24,190   $ 43,131      $  691
Provision for possible credit losses . . .    3,505      5,751     12,547         203
                                            -------   --------   --------      ------
Gain on sale of loans, after provision
for possible credit losses . . . . . . . .  $12,544   $ 18,439   $ 30,585      $  488
                                            -------   --------   --------      ------
                                            -------   --------   --------      ------
Net gain as a percentage of total
 loans securitized and sold ("profit
 margin") (3). . . . . . . . . . . . . . .     16.2%      16.0%      12.7%        5.7%
Weighted average maturity of
 certificates sold (yrs.). . . . . . . . .      4.2        4.4        4.8         2.9
Weighted average FICO score. . . . . . . .      645        656        662         651
Title I Loans as a percentage of
 total loans securitized . . . . . . . . .     37.5%      19.7%      11.8%      100.0%

    Salaries and employee benefits increased from $6.0 million for the nine months ended June 30, 1995 to $22.5 million for the period ended June 30, 1996, an increase of $16.6 million or 276.7%. The Company employed 313 persons as of June 30, 1995 and 754 persons as of June 30, 1996, an increase of 141%. However, during the same time, total revenues increased from $21.5 million to $108.6 million, an increase of $87.1 million or 405.1%. Therefore, although the number of employees increased, the Company's employees were able to originate, securitize and service a disproportionately larger amount of loan volume, thereby generating disproportionately larger revenues per employee. The Company earned $68,620 of revenue per employee for the nine months ended June 30, 1995 compared to $144,087 of revenue per employee for the nine months ended June 30, 1996.

    Interest expense increased from $1.5 million for the nine months ended June 30, 1995 to $8.6 million for the nine months ended June 30, 1996, an increase of $7.1 million or 473.3%. Interest expense increased primarily because of the significant increases in borrowings under the Company's warehouse facilities incurred during the nine-month period ended June 30, 1996 when compared to the 1995 period, partially offset by more favorable interest rates. As of June 30, 1996, the Company's warehouse debt totaled $142.8 million and bore interest at a weighted average rate of approximately 6.6%. As of June 1995, the Company's warehouse debt totaled $17.5 million and bore interest at a weighted average interest rate of approximately 10.0%.

    Other operating expenses increased to accommodate the significantly expanded loan origination, loan servicing and loan securitization volumes during the respective nine-month periods. Other operating expenses consist primarily of Title I Program insurance premiums paid upon the origination of Title I Loans, professional fees, rents and the costs associated with marketing, underwriting, administration and servicing. The Company expects to incur significantly greater marketing expenses subsequent to June 30, 1996 due to its strategy of increasing its brand name recognition, and its goal of generating significantly larger amounts of Direct Loans.

    The provision for possible credit losses increased from $2.3 million for the nine months ended June 30, 1995 to $26.6 million for the nine months ended June 30, 1996, an increase of $24.3 million or 1,057%. The increase was primarily attributable to the 170.2% increase in volume of loans securitized in the 1996 period ($427.2 million) compared to the 1995 period ($169.0 million) and to the fact that a greater amount of securitized loans in the 1996 period were Conventional Loans, which require the Company to provide for a higher level of losses as compared to insured Title I Loans. To a lesser extent, the increase is the result of (i) an increase of $2.5 million because the default rate for a pool of Bulk Loans included in the 1995-2 securitization exceeded the estimates made at the time of the securitization, which adjustment was determined in conformity with the Company's current estimation methodology and (ii) an increase of $1.7 million taken for the increased amount of loans held for sale on the Company's balance sheet.

    Income tax expense increased from $2.7 million for the nine-month period ended June 30, 1995, to $12.8 million for the nine-month period ended June 30, 1996, an increase of $10.1 million or 374.1%. The income tax expense was recorded at statutory rates.

FISCAL YEAR ENDED SEPTEMBER 30, 1995
  VERSUS FISCAL YEAR ENDED SEPTEMBER 30, 1994

    The Company's total revenues increased to $33.9 million in fiscal 1995 from $29.8 million in fiscal 1994, an increase of $4.1 million or 13.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, the Company's total revenues increased to $29.0 million in fiscal 1995 from $2.4 million in fiscal 1994, an increase of $26.5 million or 1,084%. FIRSTPLUS West's revenues for such periods decreased to $5.0 million from $27.4 million, as a result of increased interest rates, which adversely affected its originations of first mortgages, which were primarily refinancings of existing mortgages. The increase in the volume of strategic loans originated and purchased by the Company and the commencement of the Company's securitization program in fiscal 1995 was primarily responsible for this increase in revenues, although interest, servicing and other income also increased substantially during the 1995 fiscal year when compared to the 1994 fiscal year. The Company's securitization transactions resulted in Gain on Sale, which is treated as a revenue item. Gain on Sale increased because the Company was able to sell a larger volume of loans more efficiently through securitization transactions, than through whole-loan sales.

    Total expenses decreased from $24.7 million in fiscal 1994 to $24.2 million in fiscal 1995, a decrease of $500,000 or 2.2%. Excluding the effect of the pooling of interests with FIRSTPLUS West, total expenses increased from $3.1 million to $18.2 million, an increase of $15.1 million or 488%; however, as a percentage of total revenues, total expenses decreased from 126.5% in fiscal 1994 to 62.8% in fiscal 1995. The Company incurred an income tax expense of $3.9 million in fiscal 1995. As a result of the improved revenues, net income increased from $5.2 million for fiscal 1994 to net income of $5.8 million for fiscal 1995.

    The following table sets forth information regarding the components of the Company's revenues for the years ended September 30, 1994 and 1995:

                                                             YEAR ENDED
                                                            SEPTEMBER 30,
                                                          -----------------
                                                           1994      1995
                                                          -------   -------
                                                            (IN THOUSANDS)
    Gain on sale of loans, before sharing...............  $27,671  $ 40,113
    Sharing arrangements................................       --   (10,999)
                                                          -------  --------
    Gain on sale of loans, net (1)......................   27,671    29,114
    Interest income.....................................    1,845     2,860
    Servicing income....................................       72     1,049
    Other income........................................      252       873
                                                          -------  --------
      Total.............................................  $29,840  $ 33,896
                                                          -------  --------
                                                          -------  --------
___________
(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

    Gain on Sale of loans, net, increased to $29.1 million in fiscal 1995 from $27.7 million in fiscal 1994, an increase of $1.4 million or 5.2%. Excluding the effect of the pooling of interests with FIRSTPLUS West, Gain on Sale of loans, net, increased to $25.1 million from $2.1 million, an increase of $23.0 million or 1,110%. The increase was the result of the Company beginning its securitization program in fiscal 1995 following the acquisition of FIRSTPLUS Financial. The Company completed four securitizations in fiscal 1995 as compared to none in fiscal 1994.

    The acquisition of FIRSTPLUS Financial allowed the Company to enter the securitization market for Conventional Loans and Title I Loans by providing the Company with a Title I Loan portfolio, which the Company could continue to expand, and a servicing platform, which was necessary for the Company to pursue a successful securitization strategy. Each of the Company's four securitizations in fiscal 1995 included a majority of Title I Loans. The FHA insurance associated with these loans was passed through to the securitization investors. The following table sets forth certain data with respect to each of the four securitizations completed in fiscal 1995:

                                       1994-1    1995-1    1995-2     1995-3
                                       -------   -------   --------   -------
                                              (DOLLARS IN THOUSANDS)
Loans sold..........................   $46,768   $17,331   $104,935   $73,250
Overcollateralization...............        --        --         --     1,750
                                       -------   -------   --------   -------
Total loans securitized.............   $46,768   $17,331   $104,935   $75,000
                                       -------   -------   --------   -------
                                       -------   -------   --------   -------

Gain on sale of loans, net..........   $ 1,973   $ 2,623   $ 10,767   $11,214
Provision for possible credit
 losses.............................       704       800      1,485     2,181
                                       -------   -------   --------   -------
Gain on sale of loans, after
 provision for possible credit
 losses.............................   $ 1,269   $ 1,823   $  9,282   $ 9,033
                                       -------   -------   --------   -------
                                       -------   -------   --------   -------
Net gain as a percentage of total
 loans securitized profit margin....       2.7%     10.5%       8.8%     12.3%
Weighted average maturity of
 certificates sold (yrs.)...........       7.5      12.3       13.3      17.1
Weighted average FICO score.........       636       620        667       634
Title I Loans as a percentage of
 total loans securitized............        90%     66.4%      92.1%     37.8%

     The 1995-2 securitization included $8.3 million of Conventional Loans originated by the Company and $10.0 million of Title I Loans originated by the Company and $86.7 million of Title I Loans purchased by the Company in a bulk purchase from Citizens Thrift & Loan ("Citizens"). These loans represented 82.6% of the 1995-2 securitization. Conventional Loans originated by the Company therefore totaled 45% of the total loans originated by the Company and sold in the 1995-2 securitization (i.e., excluding Bulk Loans). The 1995-3 securitization included $40.9 million of Conventional Loans and $24.8 million of Title I Loans, or 62.2% and 37.8%, respectively, of the loans securitized in the fourth quarter of fiscal year 1995. The Company originated increasingly larger percentages of Conventional Loans with each succeeding fiscal 1995 quarter.

     In June 1995, the Company entered into the Warehouse Facility and the Term Line. In exchange for entering into these facilities, the Warehouse Lender was entitled to purchase from the Company, at its cost, a percentage of the Excess Servicing Receivable earned from loan securitizations. Additionally, the Excess Servicing Receivable generated from the 1994-1 securitization was shared with Farm Bureau, as it was the owner of a portion of the loans that were securitized in the transaction.

     For various reasons, including the existence of higher quality loan pools with longer average lives and higher coupon rates, as well as a declining interest rate environment, the Company's Gain on Sale before sharing arrangements as a percentage of loans securitized increased from 7.9% in the 1994-1 securitization to 17.3% in the 1995-3 securitization.

     Due to the Company's ability to access the securitization markets, whole-loan sales decreased during fiscal 1995. Whole-loan sale gains decreased to $478,000 in fiscal 1995 from $777,000 in fiscal 1994, a decrease of $300,000 or 39%.

     The Company earned net discounts of $1.3 million in fiscal 1994, as compared with net loan premiums of $826,082 in fiscal 1995. This represented an average loan purchase price of 90% of par in fiscal 1994 and an average loan purchase price of 100.4% of par in fiscal 1995. During fiscal 1995, the Company significantly reduced its origination and purchases of loans to borrowers it classifies as "D" credits in order to furnish securitization investors with a higher grade investment. Additionally, in fiscal 1995, the Company expanded its longer term relationships with larger independent contractors and correspondents in order to increase its loan volume. Also, the Company experienced greater competitive pressures during fiscal 1995, as competitors became more familiar with the Title I product. The combination of these three factors required the Company to buy its loans at greater prices during fiscal 1995 as compared with fiscal 1994. The effect of this increase in prices has been reduced by the increased volume of loans purchased by the Company.

    Interest income increased from $1.8 million during fiscal 1994 to $2.9 million in fiscal 1995, an increase of $1.0 million or 55%. Excluding the effect of the pooling of interests with FIRSTPLUS West, interest income increased from $143,000 in fiscal 1994 to $2.3 million in fiscal 1995, an increase of $2.2 million or 1,543%; this increase was a result of the Combination and the Company's securitization program. Interest income is earned primarily from loans owned and accumulated by the Company for future securitizations. During fiscal 1994, the Company's average monthly loan portfolio was $19.2 million at par. During fiscal 1995, the Company's average monthly loan portfolio was $21.5 million at par. The significant increase in interest income is primarily due to the Company's increases in the average monthly loan portfolio.

    Servicing fee income increased from $72,000 in fiscal 1994 to $1.0 million in fiscal 1995. Servicing fees are approximately 1% of the unamortized loan balance and are paid monthly. The Company's Serviced Loan Portfolio at September 30, 1995 was $238.6 million; however, $83.1 million of this amount is subserviced for the Company by Citizens as the Company elected not to replace Citizens as the servicer when it acquired such loans from Citizens in June 1995. The servicing fees earned by the Company for the loans subserviced by Citizens are minimal. See "Business -- Servicing Operations -- General."

    Other income increased from $252,000 in fiscal 1994 to $873,077 in fiscal 1995, an increase of $621,311 or 246.8%. Other income is proportional to the Company's loan origination volume from selected dealers. It consists primarily of loan application fees, which are funded by borrowers at closing.

    The following table sets forth information regarding the components of the Company's expenses for the years ended September 30, 1994 and 1995:


                                                             YEAR ENDED
                                                            SEPTEMBER 30,
                                                          -----------------
                                                           1994      1995
                                                          -------   -------
                                                            (IN THOUSANDS)
    Salaries and employee benefits......................  $17,054   $10,110
    Interest expense....................................    1,041     2,660
    Other expenses......................................    6,465     6,963
    Provision for possible credit losses................      125     4,420
                                                          -------   -------
      Total.............................................  $24,685   $24,153
                                                          -------   -------
                                                          -------   -------

    Salaries and employee benefits decreased from $17.0 million in fiscal 1994 to $10.1 million in fiscal 1995, a decrease of $6.9 million or 40.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, salaries and employee benefits increased from $1.6 million in fiscal 1994 to $6.2 million in fiscal 1995, an increase of $4.6 million or 295%. The increase was attributable to the Company hiring additional personnel in order to generate increased levels of loan originations and to manage the increased servicing activity.

    Interest expense increased from $1.0 million in fiscal 1994 to $2.7 million in fiscal 1995, an increase of $1.6 million or 155.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, interest expense increased from $198,000 in fiscal 1994 to $2.4 million in fiscal 1995, an increase of $2.2 million or 1,120%; interest expense increased because of the significant increases in warehouse debt and other debts incurred by the Company during fiscal 1995 as a result of higher levels of loan originations and purchases and the incurrence of securitization costs and increased infrastructure costs. Total debt outstanding at September 30, 1994 was $5.6 million as compared with $36.6 million at September 30, 1995. As a percentage of total revenues, interest expense increased from 3.5% in fiscal 1994 compared to 7.8% in fiscal 1995.

    Other operating expenses increased from $6.5 million in fiscal 1994 to $7.0 million in fiscal 1995, or 7.7%. Excluding the effect of the pooling of interests with FIRSTPLUS West, other operating expenses increased from $1.2 million in fiscal 1994 to $5.1 million in fiscal 1995, an increase of $3.9 million or 328%. Other operating expenses increased in order to accommodate the significantly expanded loan origination, loan servicing and loan securitization volumes experienced by the Company during fiscal 1995. Other operating expenses consist primarily of Title I Program insurance premiums paid upon the origination of Title I Loans, professional fees, rents, and the costs associated with marketing, underwriting, administration and servicing.

    The provision for possible credit losses increased from $125,000 for fiscal 1994 to $4.4 million for fiscal 1995, an increase of $4.3 million. The provision increased primarily because no loans were securitized in fiscal 1994, and the Company securitized and sold $234.8 million of loans during fiscal 1995. This provision for fiscal 1995 represented 1.9% of the loans securitized and sold during the period.

    Income tax expense was $3.9 million during fiscal year 1995. The income tax expense was recorded at statutory rates, but was reduced by net operating loss carryovers.

FISCAL YEAR ENDED SEPTEMBER 30, 1994
  VERSUS FISCAL YEAR ENDED SEPTEMBER 30, 1993

    The financial information below is comprised primarily of the financial results of FIRSTPLUS West.

    The following table sets forth information regarding the components of the Company's revenues for the years ended September 30, 1993 and 1994:

                                                             YEAR ENDED
                                                            SEPTEMBER 30,
                                                          -----------------
                                                           1993      1994
                                                          -------   -------
                                                           (IN THOUSANDS)
    Gain on sale of loans, net (1)......................  $17,115   $27,671
    Interest income.....................................      145     1,845
    Servicing income....................................       --        72
    Other income........................................       54       252
                                                          -------   -------
      Total revenues....................................  $17,314   $29,840
                                                          -------   -------
                                                          -------   -------

(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

     Total revenues increased from $17.3 million in fiscal 1993 to $29.8 million in fiscal 1994, an increase of $12.5 million or 72%. Excluding the effect of the pooling of interests with FIRSTPLUS West, total revenues increased from $533,000 to $2.4 million, an increase of $1.9 million or 359%; the increase was primarily the result of a 62% increase in Gain on Sale of loans, net, during fiscal 1994, from $17.1 million to $27.7 million for fiscal 1993 and 1994, respectively. All loan sales were made on a whole-loan basis; there were no securitization transactions during fiscal 1993 or 1994.

    The following table sets forth information regarding the components of the Company's expenses for the years ended September 30, 1993 and 1994:

                                                             YEAR ENDED
                                                            SEPTEMBER 30,
                                                          -----------------
                                                           1993      1994
                                                          -------   -------
                                                           (IN THOUSANDS)
    Salaries and employee benefits......................   $7,265   $17,054
    Interest expense....................................       28     1,041
    Other operating expenses............................    2,632     6,465
    Other expenses......................................       --       125
                                                           ------   -------
      Total expenses....................................   $9,925   $24,685
                                                           ------   -------
                                                           ------   -------

    Total expenses increased from $9.9 million in fiscal 1993 to $24.7 million in fiscal 1994, an increase of $14.7 million or 149%. Excluding the effect of the pooling of interests with FIRSTPLUS West, total expenses increased from $714,000 to $3.1 million, an increase of $2.4 million or 333%; this increase was primarily a result of increased employment and increased operating costs, which accompanied the Company's increased loan origination volume.

THREE MONTHS ENDED JUNE 30, 1996
    VERSUS THREE MONTHS ENDED MARCH 31, 1996
    VERSUS THREE MONTHS ENDED DECEMBER 31, 1995

    The Company's total revenues increased to $51.4 million for the third fiscal quarter ended June 30, 1996 from $33.8 million for the second fiscal quarter ended March 31, 1996, a $17.6 million increase or 52.0%, and from $23.5 million for the first fiscal quarter ended December 31, 1995, a $27.9 million increase or 118.9%. This increase is primarily due to increases in the Company's Gain on Sale of loans, net, although the Company also experienced significant increases in its interest income and its origination-related income during these period. The increases in the Company's total revenues and associated components thereof were due to the Company's increase in originations of loans with FICO scores above 650, which were sold primarily in securitization transactions. The increases in originations not only resulted in significantly higher Gain on Sale transactions but also contributed to higher levels of interest, servicing and origination-related income prior to securitization and higher levels of servicing income subsequent to securitization.

    The following table sets forth information regarding the components of the Company's revenue for the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996:

                                                     QUARTER ENDED
                                         ------------------------------------
                                         DECEMBER 31,   MARCH 31,    JUNE 30,
                                             1995         1996         1996
                                         ------------   ---------    --------
                                                     (IN THOUSANDS)
    Gain on sale of loans, net (1).......  $20,273       $28,220      $41,322
    Interest income......................    1,767         2,290        6,704
    Servicing income.....................      694           940        1,040
    Other income.........................      734         2,348        2,310
                                           -------       -------      -------
      Total..............................  $23,468       $33,798      $51,376
                                           -------       -------      -------
                                           -------       -------      -------
___________
(1) Gain on sale of loans, net, is net of sharing arrangements and the premiums related to and costs of securitizations but not net of the Company's related provision for possible credit losses.

    Gain on Sale of loans, net, increased to $41.3 million for the quarter ended June 30, 1996 from $28.2 million for the quarter ended March 31, 1996, an increase of $13.1 million or 46.4%, and from $20.3 million for the quarter ended December 31, 1995, an increase of $21.0 million or 103.8%. The Company securitized and sold $217.9 million of loans during the quarter ended June 30, 1996, $124.7 million during the quarter ended March 31, 1996 and $84.5 million during the quarter ended December 31, 1995. This represented an increase in the amount securitized and sold of $93.2 million and $40.2 million for the quarter ended June 30, 1996, as compared to the quarters ended March 31, 1996 and December 31, 1995, or 74.7% and 47.5%, respectively.

    The Company earned a weighted average 10.4% profit margin (the ratio of its Gain on Sale of loans, net, as a percentage of loans securitized and sold) on the loans it securitized and sold during the quarter ended June 30, 1996, compared to a 15.9% weighted average profit margin on the loans securitized and sold during the quarter ended March 31, 1996, and compared to a 15.9% weighted average profit margin on the loans securitized and sold during the quarter ended December 31, 1995. These profit margin decreases were the result of the Company's strategy of originating relatively high quality loans, which are more costly to acquire than lower quality loans, and increases in interest rates during the succeeding quarters.

    The Company's increased securitization activity by quarter is directly related to the increased originations of loans for each of the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996, respectively, as adjusted for increased loan inventory levels. The Company was able to increase its production of loans during each of the three quarters in the nine-month period ended June 30, 1996, primarily because the Company was able to substantially increase the size of its correspondent network. The Company increased its Direct Loan originations from $684,000 to $5.1 million, to $8.5 million for the successive quarters.

    Interest income increased to $6.7 million during the quarter ended June 30, 1996 from $2.3 million during the quarter ended March 31, 1996, and from $1.8 million during the quarter ended December 31, 1995. The Company securitizes its loans on a regular basis; however, it earns interest income on the loans it originates prior to securitization. These increases of $4.4 million or 192.8% and $4.9 million or 279.4%, respectively, are a result of the Company's significant increase in loan originations.

    Servicing fee income increased to $1.0 million for the quarter ended June 30, 1996 from $940,000 during the quarter ended March 31, 1996, and from $694,000 during the quarter ended December 31, 1995. These increases of $100,000 or 10.6% and $346,000 or 49.9%, are a result of a significant increase in average loans serviced by the Company for the respective periods. These increases in the Company's Serviced Loan Portfolio were the result of the Company's increases in loan originations and securitizations during the respective time periods.

    Other income remained relatively stable at $2.3 million for the quarters ended June 30, 1996 and March 31, 1996, and increased from $734,000 during the quarter ended December 31, 1995. The increase of $1.6 million or 214.7% is proportional to the Company's loan origination volume from selected dealers. It consists primarily of loan application fees that are funded by borrowers at closing.

    The following table sets forth information regarding the components of the Company's expenses for the three quarters in the period ended June 30, 1996:

                                                     QUARTER ENDED
                                         ------------------------------------
                                         DECEMBER 31,   MARCH 31,    JUNE 30,
                                             1995         1996         1996
                                         ------------   ---------    --------
                                                     (IN THOUSANDS)
    Salaries and employee benefits........ $ 5,459       $ 7,699      $ 9,383
    Interest expense......................   2,043         2,816        3,751
    Other expenses........................   3,761         5,100        8,458
    Provision for possible credit losses..   4,649         7,855       14,058
                                           -------       -------      -------
      Total............................... $15,912       $23,470      $35,650
                                           -------       -------      -------
                                           -------       -------      -------

    Salaries and employee benefits increased to $9.4 million for the quarter ended June 30, 1996 from $7.7 million for the quarter ended March 31, 1996, an increase of $1.7 million or 21.9%, and from $5.5 million for the quarter ended December 31, 1995, an increase of $4.0 million or 71.9%. The Company employed 754 persons as of June 30, 1996, 632 persons as of March 31, 1996, a 19.3% increase, and 544 persons as of December 31, 1995, a 16.2% increase. Although the number of employees increased during the three quarters in the period ended June 30, 1996, the Company's employees were able to originate, securitize and service a disproportionately larger amount of loan volume, thereby generating disproportionately larger revenues per employee. The Company earned $74,100 of revenue per average employee for the quarter ended June 30, 1996, $57,500 of revenue per average employee for the quarter ended March 31, 1996, and $49,300 of revenue per average employee for the quarter ended December 31, 1995.

    Interest expense increased to $3.8 million for the quarter ended June 30, 1996 from $2.8 million for the quarter ended March 31, 1996, an increase of $935,000 or 33.2%, and from $2.0 million for the quarter ended December 31, 1995, an increase of $1.7 million or 83.6%. Interest expense increased primarily due to the increase in the average outstanding balance of the Company's warehouse debt during each of the three quarters in the period ended June 30, 1996.

    The Company's provision for possible credit losses increased from $4.6 million to $7.9 million and $14.1 million from the quarter ended December 31, 1995, to the quarter ended March 31, 1996, and the quarter ended June 30, 1996, respectively. The Company's provision for possible credit losses increased proportionally to the Company's securitization volume.

    Other operating expenses increased to accommodate the significantly expanded loan origination, loan servicing and loan securitization volumes during each of the quarters in the three-month period ended June 30, 1996. Other operating expenses consist primarily of Title I program insurance premiums paid upon the origination of Title I Loans, professional fees, rents and the cost associated with marketing, underwriting, administration and servicing.

    Income tax expense increased to $6.0 million for the quarter ended June 30, 1996 from $3.9 million for the quarter ended March 31, 1996, an increase of $2.0 million or 52.1%, and from $2.9 million for the quarter ended December 31, 1995, an increase of $3.1 million or 108.2%. The income tax expense was recorded at statutory rates.

LIQUIDITY AND CAPITAL RESOURCES


    The Company's operations require continued access to financing sources. The Company's primary operating cash requirements include the funding of (i) loan originations and purchases, (ii) reserve accounts, overcollateralization requirements, fees and expenses incurred in connection with its securitization transactions, (iii) tax payments due on the Company's taxable net income, which in the past was based in large part on the Company's recognition of Gain on Sale, (iv) television and radio advertising and other marketing, and (v) ongoing administrative and other operating expenses.


    Adequate credit facilities and other sources of funding, which permit the Company to fund its operating cash requirements and to securitize or sell loans in the secondary market, are essential to the continuation of the Company's ability to originate and purchase loans. After utilizing available working capital, the Company borrows money to fund its loan originations and purchases, and repays these borrowings as the loans are repaid or sold. Upon the securitization or sale of loans and the subsequent repayment of the borrowings, the Company's working capital and warehouse lines of credit then become available to fund additional loan originations and purchases.

    The Warehouse Facility is secured by loans originated or purchased by the Company and bears interest payable monthly at the rate of 1.25% over the commercial paper rate of the Warehouse Lender's parent (6.6% per annum as of September 30, 1996). The net interest advances under the Warehouse Facility were and will continue to be incurred to originate and purchase loans. In
February 1996, the Company increased the Warehouse Facility from $100 million to $130 million, extended its expiration to March 1997 and eliminated all sharing arrangements.

    The Company also has the Term Line with the Warehouse Lender, which is secured by the Company's servicing rights and Excess Servicing Receivable. This line of credit bears interest at the rate of 2.5% over the commercial paper rate of the Warehouse Lender's parent (7.8% per annum as of September 30, 1996) with advances of principal amortized over 60 months. The Term Line may be utilized for any working capital need; to date, however, the Company has used the Term Line primarily to finance the Company's share of premium costs, cost of issuance and initial reserve deposits for credit enhancement. The Company may only borrow up to 65% of the value of the Company's Excess Servicing Receivable (as calculated by the lender) under this facility. A portion of the Excess Servicing Receivable earned upon the successful execution of the 1995-2 and 1995-3 securitization was shared between the Company and the Warehouse Lender as specified in the Term Line agreement. At September 30, 1996, the Company had borrowed $62.5 million under this facility and $7.5 million remained available for borrowing, subject to the Company completing future securitizations. In January 1996, the Warehouse Lender increased the Term Line from $20 million to $70 million, eliminated the Term Line excess servicing arrangements effective with respect to the 1995-4 securitization (which was funded primarily in November and December 1995) and extended the expiration of the Term Line to March 1997. In order to facilitate the increased size of the line, and to secure other modifications favorable to the Company, Farm Bureau, BOCP II, Limited Liability Company ("BOCP II"), formerly Banc One Capital Partners II, Limited Partnership, Banc One Capital Partners V, Ltd. ("BOCP V"), Ronald M. Mankoff and Phillips Partners, Ltd. (the "Phillips Partnership") sold to the Warehouse Lender an aggregate of 125,000 shares of Common Stock owned by them for $7.00 per share and the Company issued to Warehouse Lender warrants to purchase 250,000 shares of Common Stock at an exercise price of $14.00 per share. See "Description of Capital Stock -- Registration Rights."


    The Company has the $110 million Bank One Warehouse Facility, which is secured by loans originated or purchased by the Company and expires on March 31, 1997. Interest is payable monthly and accrues at 1.25% over the thirty-day federal funds rate. This warehouse facility has a loan advance rate generally equal to the lesser of 97% of loan cost or market value of the loan as determined by Bank One. At September 30, 1996, approximately $50.9 million was outstanding under this line of credit. Upon the repayment of underlying loan principal payments or the sale or refinancing of the underlying loans, this facility is paid down. In January 1996, the Company increased the Bank One Warehouse Facility from $20 million to $40 million, increased the advance rate from 95% to 97% and decreased the interest rate on the facility from prime plus 1% to federal funds rate plus 1.25%. In June 1996, the Company increased the Bank One Warehouse Facility from $40 million to $60 million. In October 1996, the Company increased the Bank One Warehouse Facility from $60 million to $110 million.


    In May 1996, the Company entered into the Bear Stearns Facility. The term of the financing matures and is renewed on a daily basis. The interest rate on the amount financed is computed on a daily basis and is paid monthly in arrears. The agreement is not a committed facility; therefore, the Company could incur a significant repurchase obligation in the event the lender is unable or unwilling to continue with the repurchase agreement. In August 1996, the Company increased the Bear Stearns Facility from $200 million to $300 million.


    In August 1996, the Company sold the Notes in the aggregate principal amount of $100 million.


    As of September 30, 1996, the Company owed an aggregate of $7.0 million principal amount of Subordinated Notes to BOCP II, BOCPV and Farm Bureau. The Subordinated Notes are secured by certain assets of the Company, but are subordinated to the rights of the warehouse lenders. Interest is payable quarterly, and the Subordinated Notes may be prepaid with written consent of the warehouse lenders without penalty.

    At September 30, 1996, the Company also had certain other notes payable totaling approximately $2.0 million with maturities in June 1998. In addition, at September 30, 1996, FIRSTPLUS East had $9.2 million outstanding under its $22.5 million warehouse facilities, primarily with Leader Federal Bank of Bartlet, Tennessee, and FIRSTPLUS West had $33.9 million outstanding under its $40 million warehouse facilities, primarily with Bank United of Texas.


    As indicated above, the Company's ability to continue to originate and purchase loans is dependent, in large part, upon its ability to securitize or sell the loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to purchase, securitize or sell loans for acceptable prices within a reasonable period of time. A prolonged, substantial reduction in the size of the secondary market for loans of the type originated or purchased by the Company may adversely affect the Company's ability to securitize or sell loans in the secondary market, with a consequent adverse impact on the Company's profitability and ability to originate and purchase loans.


    As a result of the Company's increasing volume of loan originations and purchases, and its expanding securitization activities, the Company has operated, and expects to continue to operate, on a negative operating cash flow basis, which is expected to increase as the volume of the Company's loan purchases and originations increase and its securitization program grows. The Company's operations provided $5.0 million and $3.7 million of cash in fiscal 1993 and fiscal 1994, respectively, and used $25.7 million and $177.1 million of cash in fiscal 1995 and the nine months ended June 30, 1996, respectively. The increase in the use of cash in operations is primarily related to the cost of an enlarged infrastructure, employee base, and the costs that accompany the Company's securitization strategy (which increases the Gain on Sale of loans but reduces the amount of cash received on the sale of loans as compared to whole-loan sales). In June 1996, the Commission declared effective the Company's shelf registration statement covering up to $1 billion dollars of asset-backed securities. The Company's first drawdown under this registration statement was the 1996-2 securitization. The Company completed total securitizations in the amount of $234.8 million and $427.2 million for fiscal 1995 and the nine months ended June 30, 1996, respectively. In connection with securitizations, the Company is required to provide credit enhancements in the form of reserve accounts and/or overcollateralizations. The accumulated amounts of such cash reserves are reflected on the Company's balance sheet as "receivable from trusts" and equaled $26.3 million as of September 30, 1996. These accounts cannot be used by the Company for operating purposes. The Company's financings and investing activities used cash in the amount of $4.0 million and $2.7 million in fiscal 1993 and fiscal 1994, respectively and generated cash in the amount $25.9 million and $176.5 million in fiscal 1995 and the nine months ended June 30, 1996, respectively. Cash from financing and investing activities increased primarily due to additional borrowings related to the Subordinated Notes and the various warehouse and term line facilities which have been used to fund loan originations, working capital and securitization costs.


    In addition, the Company has begun to implement a strategy of maintaining a significant volume of loans on its balance sheet, thus increasing the length of time that loans are held for sale and materially increasing its interest rate risk. Because the Company's present loan facilities bear interest at variable rates of interest, the Company has a need for additional medium to long term, fixed-rate financing. If the Company is unable to obtain such financing, it could have a material adverse effect on the Company's results of operations and financial condition.


    The increased use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of Gain on Sale (from securitizations) recognized by the Company. During the nine months ended June 30, 1996, the Company recognized Gain on Sale (from securitizations) in the amount of approximately $78.6 million compared to $25.6 million for fiscal 1995. This Gain on Sale has a negative impact on the cash flow of the Company since the Company may be required to pay state and federal income taxes and must currently pay securitization costs, including overcollateralization costs, in the period the income is recognized, although the Company does not receive the cash representing the gain until later periods as the related loans are repaid or otherwise collected. The Company has funded these cash requirements primarily through its Term Line. The Company had cash of approximately $23.2 million at September 30, 1996.

    Based on the Company's anticipated rate of growth, the Company believes that it will need to arrange additional warehouse lines of credit or other financing sources within the next 90 days. As previously disclosed by the Company, on November 8, 1996, the Company expects to make a registered underwritten public offering of approximately 4,000,000 primary shares of Common Stock in January or February 1997. The Company is currently negotiating for increased and/or additional warehouse facilities. The Company's existing warehouse lines of credit restrict its ability to incur other indebtedness. The Company has no commitments for such increased and/or additional financings, and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future or on terms the Company would consider to be favorable. In such event, the Company's growth and operations could be curtailed, which could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors -- Liquidity and Capital Resources."

IMPACT OF INFLATION

    Increases in the inflation rate generally result in increased interest rates. Since the Company borrows funds at a variable rate, increased interest rates will increase the borrowing costs of the Company. Inflation will also increase the operating costs of the Company. The Company may not be able to pass on the effects of inflation and accompanying higher interest rates to its borrowers due to usury or other regulatory restrictions or competitive pressures.

SEASONALITY

    The Company is affected by consumer demand for home improvements, which is partially influenced by regional trends, economic conditions and personal preferences. The Company's business is generally subject to seasonal trends, with home improvements generally peaking during the spring and summer seasons and declining to lower levels in the fall and winter months. Delinquencies on loan payments typically increase in November and December of each calendar year.

RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1996, the FASB issued FASB 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." FASB 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. FASB 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. FASB 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. FASB 125 will require the Company to allocate the total cost of mortgage loans it originates or purchases to the mortgage servicing rights and the mortgage loans. The Company will be required to assess the servicing rights for impairment based upon the fair value of those rights. The pronouncement also will require the Company to provide additional disclosure about the interest-only and residual certificates in its securitizations and to account for these assets at fair value. The Company will apply the new rules prospectively beginning in the first calendar quarter of 1997 and, based on current circumstances, does not believe the application of the new rules will have a material impact on the Company's financial statements.

                                       BUSINESS

    The Company is a specialized consumer finance company that operates under the trade name FIRSTPLUS. The Company originates, purchases, services and sells consumer finance receivables, substantially all of which are home improvement or debt consolidation loans primarily secured by second liens on real property. The Company offers Conventional Loans and to a lesser extent Title I Loans. The Company sells substantially all of its Conventional Loans and Title I Loans primarily through its securitization program and retains rights to service these loans. For fiscal 1995 and the nine months ended June 30, 1996, the Company had total revenues of $33.9 million and $108.6 million, respectively, Gain on Sale of loans, net, of $29.1 million (of which $4.1 million is related to non-strategic loans) and $89.8 million (of which $8.5 million is related to non-strategic loans), respectively, and net income of $5.8 million and $20.8 million, or $0.56 per share and $1.70 per share, respectively. The Company originated and purchased an aggregate of $227.9 million and $558.9 million of strategic loans (including Bulk Loan purchases) in the fiscal year ended September 30, 1995 and the nine months ended June 30, 1996, respectively.

    The Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $17,426 and $26,929, respectively, and had interest rates primarily ranging from 10.8% to 18.5% per annum. Conventional Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of
14.6 years and 17.8 years, respectively, an average FICO score of 629 and 658, respectively, and a weighted average LTV (based on the principal amounts outstanding at June 30, 1996) of 91.7% and 109.2%, respectively. Title I Loans are insured, subject to certain exceptions, for 90% of the principal balance and certain interest costs. The Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had an average principal amount of approximately $15,160 and $16,620, respectively, and had interest rates primarily ranging from 11.0% to 17.5% per annum. Title I Loans originated by the Company in fiscal 1995 and the nine months ended June 30, 1996 had a weighted average maturity of 15.2 years and 16.2 years, respectively, an average FICO score of 613 and 630, respectively, and a weighted average LTV (based on the principal amounts outstanding at June 30, 1996) of 89.2% and 102.4%, respectively.


    The Company relies principally on the creditworthiness of the borrower for repayment of Conventional Loans and on the FHA co-insurance with respect to Title I Loans. The Company uses its own credit evaluation criteria to classify its borrowers as "A" through "D" credits. These criteria include, as a significant component, the FICO score. The Company's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values. For fiscal 1995 and the nine months ended
June 30, 1996, 76.7% and 95.5%, respectively, of the Company's Conventional Loan originations were classified by the Company as "B" borrowers or better and 62.7% and 56.7%, respectively, of the Company's Title I Loans were so classified.


    The Company's principal origination channel is its network of regional independent correspondent lenders. Correspondent lenders tend to be commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of Conventional and Title I Loans. The Company's correspondent lenders originate loans using the Company's underwriting criteria and sell these loans to the Company. During fiscal 1995 and the nine months ended June 30, 1996, the Company originated Correspondent Loans of $81.9 million and $488.4 million, respectively, representing 68.5% and 93.5%, respectively, of the Company's originations of strategic loans during such periods.


    In early 1996, the Company expanded its efforts to originate Direct Loans. The Company originates Direct Loans through direct mail and advertising campaigns and referrals from its nationwide network of independent home improvement contractors. The Company is pursuing a strategy to increase its Direct Loan originations because the Company believes that Direct Loans should prove to be more profitable and allow the Company to have better control over the quality and size of the Company's production. To achieve this goal, the Company is attempting to develop national recognition of the FIRSTPLUS brand name through increased advertising and the use of celebrity spokespersons, such as Dan Marino, a professional football player with the Miami Dolphins. The Company is expanding its direct mail and telemarketing campaigns, hiring direct-to-consumer marketing professionals and increasing its local-market presence by acquiring or opening additional branches. The Company originated $906,000 and $14.3 million in Direct Loans in fiscal 1995 and the nine months ended June 30, 1996, respectively, representing 0.8% and 2.7%, respectively, of the Company's originations of strategic loans during such periods.


    Historically, the Company also originated Indirect Loans through purchases from its nationwide network of independent home improvement contractors. For fiscal 1995 and the nine months ended June 30, 1996, the Company purchased $36.8 million and $19.8 million of Indirect Loans, respectively. The Company has reduced its purchases of Indirect Loans and increased its originations of Direct Loans through referrals from certain of its independent home improvement contractors. In addition, the Company has from time to time made selected purchases of Bulk Loans as another means of increasing the amount of strategic loan originations. For fiscal 1995 and the nine months ended June 30, 1996, the Company made bulk purchases of $108.4 million and $36.3 million, respectively.

    As a result of the Company's recent acquisitions of FIRSTPLUS West and FIRSTPLUS East, the Company acquired certain loan origination programs that do not directly adhere to the Company's securitization parameters. Consequently, these non-strategic loans originated through such programs are sold to other lenders on a whole-loan basis with all servicing rights released. The Company originated $83.4 million of non-strategic loans during fiscal 1995 and

$320.9 million during the nine months ended June 30, 1996. The Company plans to convert the non-strategic loan operations to operations that will originate strategic loans that meet the Company's current securitization parameters.


    The Company sells substantially all of the Conventional Loans and Title I Loans it originates and purchases through its securitization program and generally retains rights to service such loans. The Company sold through eight securitization transactions approximately $234.8 million and $427.2 million of strategic loans during fiscal 1995 and the nine months ended June 30, 1996, respectively. The Company earns servicing fees on a monthly basis ranging from 0.75% to 1.25% on the loans it services in the various securitization pools. At June 30, 1996, the principal amount of strategic loans in the Serviced Loan Portfolio was $750.5 million. The Serviced Loan Portfolio includes strategic loans held for sale and securitized loans serviced by the Company (including $72.7 million of loans subserviced by a third party), and excludes non-strategic loans held for sale and loans that FIRSTPLUS West services for others and small consumer loans.


BUSINESS STRATEGY

    The Company's goal is to become a leading consumer finance company. The Company believes that it can increase its Serviced Loan Portfolio and the volume of strategic loans available to be sold through securitization transactions by increasing the volume of loans it originates, while maintaining loan underwriting quality and customer service. To achieve this goal, the Company has developed the following strategies:

    RISK MANAGEMENT. The Company intends to maintain loan underwriting quality by continuing to refine and employ its proprietary scoring technology (which includes, as a significant component, the credit evaluation scoring methodology developed by FICO). The Company expects to add personnel to its loan processing staff and to utilize advancements in computer technology to provide prompt turnaround, efficient underwriting procedures and accurate credit verification. The Company will continue to refine its credit information in order to improve its underwriting and its risk-based pricing models. In addition, by focusing primarily on higher LTV home improvement loans and debt consolidation loans, and reliance on the creditworthiness of borrowers rather than the collateral, the Company believes that it will be able to differentiate itself from other participants in the market.

    PRODUCT ORIGINATION.  The elements of this strategy include:

         BUILDING A NATIONAL FRANCHISE. The Company intends to develop consumer recognition of the FIRSTPLUS brand name through increased national television and radio advertising, the use of celebrity spokespersons, such as star quarterback Dan Marino, and through direct mailings and telemarketing. In addition, through the acquisition of small loan consumer finance companies, the Company will seek to obtain a platform of retail branch locations from which it can distribute its products and develop brand name recognition. It is anticipated that over the next 12 months the Company will significantly increase its budget for advertising and marketing.

         EXPANDING DIRECT LOAN ORIGINATION CHANNEL. The Company believes that Direct Loans will become a larger percentage of its originations. Moreover, based upon pricing, cost and quality, the Company believes Direct Loans could become the Company's most profitable origination channel and could decrease the Company's exposure to the competitive pricing pressures in the Correspondent Loan market. In pursuit of that strategy, in November 1995 the Company acquired FIRSTPLUS East and in May 1996 the Company acquired FIRSTPLUS West, each of which has certain direct-to-consumer lending capabilities. The Company also intends to continue its hiring of direct-to-consumer marketing professionals.

         INCREASING THE CORRESPONDENT LENDER NETWORK. The Company intends to further develop its Correspondent Loan business by increasing the number of its network of regional independent correspondent lenders, and will seek to provide those lenders with computer "on-line" access to the Company's loan approval process.

         INCREASING INDEPENDENT HOME IMPROVEMENT CONTRACTOR REFERRALS. The Company will continue to reduce its purchases of Indirect Loans and will use certain of its independent home improvement contractors for more profitable Direct Loan referrals.

         HIRING EXPERIENCED MANAGEMENT. In order to effectively manage its growth, the Company intends to continue to pursue the hiring of experienced personnel to expand its marketing, underwriting and servicing capabilities.

LOAN PRODUCTS

    The Company originates Conventional and Title I Loans. Each of those products is typically secured by a mortgage lien, although the Company occasionally originates unsecured Title I Loans. The loans funded by the Company are used for debt consolidation and a wide variety of home improvement projects, such as exterior/interior finishing, structural additions, roofing, plumbing, heating and insulation. The Company lends to borrowers in various credit categories. See "-- Underwriting."

    The table below presents for strategic and non-strategic loans the loan production and the weighted average coupon ("WAC") for each quarter since the beginning of fiscal 1995, subdivided into Conventional and Title I Loans:

                          LOAN PRODUCTION AND WAC


                                                                    THREE MONTHS ENDED
                       ---------------------------------------------------------------------------------------------------------
                          DECEMBER 31, 1994           MARCH 31, 1995            JUNE 30, 1995            SEPTEMBER 30, 1995
                       ------------------------  ------------------------   ----------------------    -------------------------
                       DOLLARS   #UNITS    WAC   DOLLARS   #UNITS    WAC    DOLLARS  #UNITS   WAC      DOLLARS   #UNITS    WAC
                       -------   ------   -----  -------   ------   -----   -------  ------  -----    --------   ------  ------
                                                                  (DOLLARS IN THOUSANDS)
STRATEGIC LOANS
Correspondent Loans:
  Conventional........ $     -     -        -%  $ 2,114      146    15.48%  $    682     75   14.94%  $ 33,698    1,407   14.74%
  Title I.............       -     -        -     4,950      232    13.61     13,571    665   13.52     26,851    1,774   13.74
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
    Total............. $     -     -        -%  $ 7,064      378    13.64%  $ 14,253    740   13.66%  $ 60,549    3,181   14.22%
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
Indirect Loans:
  Conventional........ $ 4,248   390    15.80%  $ 5,303      442    16.25%  $  7,022    497   15.77%  $  7,249      509   15.12%
  Title I.............   2,719   256    15.56     2,968      278    15.56      3,690    333   14.97      3,612      311   14.24
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
    Total............. $ 6,967   646    15.76%  $ 8,271      720    16.02%  $ 10,712    830   15.48%  $ 10,861      820   14.79%
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
Direct Loans:
  Conventional........ $     -     -        -%  $     -        -        -%  $      -      -       -%  $    310       13   15.54%
  Title I.............       -     -        -        16        2    15.26        454     30   15.07        126        8   15.14
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
    Total............. $     -     -        -%  $    16        2    15.26%  $    454     30   15.07%  $    436       21   15.42%
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
Bulk Loans:
  Conventional........ $   108    25        -%  $ 2,063      142        -%  $ 12,392  1,036       -%  $  1,454      108       -%
  Title I.............       -     -        -     4,606      336        -     86,695  5,907       -      1,034      289       -
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
    Total............. $   108    25        -%  $ 6,669      478        -%  $ 99,087  6,943       -%  $  2,488      397       -%
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
Total Strategic
 Loan Production:
  Conventional........ $ 4,356   415    15.80%  $ 9,480      730    16.03%  $ 20,096  1,608   15.70%  $ 42,711    2,037   14.81%
  Title I.............   2,719   256    15.56    12,540      848    14.34    104,410  6,935   13.86     31,623    2,382   13.80
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
    Total............. $ 7,075   671    15.76%  $22,020    1,578    14.92%  $124,506  8,543   14.45%  $ 74,334    4,419   14.31%
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
NON-STRATEGIC LOANS
Total Non-strategic
 Loan Production...... $14,308   289     9.43%  $11,809      465    12.06%  $ 18,784    683   11.94%  $ 38,522    1,023    9.84%
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----

Total Loan Production: $21,383   960    10.11%  $33,829    2,043    13.54%  $143,290  9,226   13.31%  $112,856    5,442   12.68%
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----
                       -------   ---    -----   -------    -----    -----   --------  -----   -----   --------    -----   -----

                                                    THREE MONTHS ENDED
                       -----------------------------------------------------------------------------
                           DECEMBER 31, 1995           MARCH 31, 1996            JUNE 30, 1996
                       -------------------------   ------------------------   ----------------------
                        DOLLARS   #UNITS    WAC    DOLLARS   #UNITS    WAC    DOLLARS  #UNITS   WAC
                       --------   ------   -----   -------   ------   -----   -------  ------  -----
                                                   (DOLLARS IN THOUSANDS)
STRATEGIC LOANS
Correspondent Loans:
  Conventional........ $ 73,165    2,871   14.77%  $100,021   3,817   14.45%  $233,343   8,141  14.63%
  Title I.............   44,098    2,930   13.72     19,118     924   13.63     18,672     917  13.95
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
    Total............. $117,263    5,801   14.39%  $119,139   4,741   14.32%  $252,015   9,058  14.58%
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
Indirect Loans:
  Conventional........ $  4,290      312   14.90%  $  2,590     161   14.60%  $  1,525      85  13.53%
  Title I.............    5,023      370   14.74      3,245     249   14.73      3,108     226  14.05
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
    Total............. $  9,313      682   14.80%  $  5,835     410   14.68%  $  4,633     311  13.87%
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
Direct Loans:
  Conventional........ $    573       25   16.78%  $  4,893     174   15.77%  $  8,256     332  16.19%
  Title I.............      111        4   15.71        237      12   15.97        277      17  15.62
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
    Total............. $    684       29   16.60%  $  5,130     186   15.78%  $  8,533     349  16.16%
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
Bulk Loans:
  Conventional........ $ 36,309    1,303       -%  $      -       -       -%  $      -       -      -%
  Title I.............        -        -       -          -       -       -          -       -      -
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
    Total............. $ 36,309    1,303       -%  $      -       -       -%  $      -       -      -%
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
Total Strategic
 Loan Production:
  Conventional........ $114,337    4,511   14.79%  $107,504   4,152   14.51%  $243,124   8,558  14.68%
  Title I.............   49,232    3,304   13.83     22,600   1,185   13.81     22,057   1,160  13.99
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
    Total............. $163,569    7,815   14.43%  $130,104   5,337   14.39%  $265,181   9,718  14.62%
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
NON-STRATEGIC LOANS
Total Non-strategic
 Loan Production...... $ 61,424    1,153    9.38%  $141,129   1,948    8.33%  $118,325   1,760   9.15%
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
Total Loan Production: $224,993    8,968   13.07%  $271,233   7,285   11.82%  $383,506  11,478  13.43%
                       --------    -----   -----   --------   -----   -----   --------  ------  -----
                       --------    -----   -----   --------   -----   -----   --------  ------  -----

    CONVENTIONAL LOANS. A Conventional Loan is a non-insured consumer loan specifically undertaken for debt consolidation and/or to pay for home improvement projects. Substantially all of the Conventional Loans originated by the Company are secured by second mortgage liens. The Company relies principally on the creditworthiness of the borrower, and to a lesser extent on the underlying collateral, for repayment of Conventional Loans. The average size of a Conventional Loan made by the Company during fiscal 1995 and the nine months ended June 30, 1996 was approximately $17,426 and $26,929, respectively.

    The following table sets forth the outstanding balance and lien position of Conventional Loans in the Serviced Loan Portfolio, excluding loans subserviced by others, as of June 30, 1996:

                                    LIEN POSITION
                                   AT JUNE 30, 1996

                                                 OUTSTANDING     PERCENTAGE
                                                   BALANCE        OF TOTAL
                                                 -----------     ----------
                                                        (IN THOUSANDS)

     First lien..........................        $  9,726            1.7%
     Second lien.........................         537,988           95.6
     Third lien or greater...............          13,465            2.4
     Unsecured...........................           1,634            0.3
                                                 --------          -----
        Total............................        $562,813          100.0%
                                                 --------          -----
                                                 --------          -----


    Under the Company's "Buster Plus" Conventional Loan program, a minimum of 40% of the gross loan amount must be used for home improvement purposes. The remaining percentage of the gross loan amount can be used for debt consolidation, closing costs and an allowable cash out. The cash out portion may be used to purchase property, other than real property. The maximum allowable cash out is up to 25% of the gross loan amount for "A" and "A+" credits, and the maximum loan amount is up to $80,000 for "A+" credits. The loan terms under the Buster Plus program range from one to 25 years.

    Under the Company's "Debt Buster" Conventional Loan program, the entire loan amount can be used for debt consolidation, closing costs and an allowable cash out. The loan proceeds may be used to purchase property other than real property. The maximum allowable cash out is up to 25% of the gross loan amount for "A+" credits, and the maximum loan amount is $65,000 for "A+" credits. The loan terms under the Debt Buster program range from one to 25 years.


    TITLE I LOANS. The National Housing Act of 1934 (the "NHA") authorized the creation of the FHA and the Title I Program. Under the NHA, the FHA is authorized and empowered to insure qualified lending institutions, such as the Company, against losses on eligible loans. Several types of loans may be made under the Title I Program, including property improvement loans to finance the alteration, repair or improvement of existing single family, multifamily and non-residential structures.

    Under the Title I Program, loan processing and credit determination procedures are carried out by the lending institution. Each lender is required to use prudent lending standards in underwriting individual loans. Under the Title I Program, the FHA does not review individual loans at the time of approval, except when the amount of a Title I Program loan would result in any borrower having a total unpaid principal obligation on all Title I Loans in excess of $25,000, in which case approval must be obtained from HUD. The interest rate and any discount points for Title I Loans are negotiated and agreed to by the customer and the lender, and must be fixed for the entire term of the loan. No equity is required in the property subject to improvement for loans of $25,000 or less. Title I Loans are fully amortizing with maximum terms to maturity of 20 years. All borrowers are required to possess one-half vested interest or more in the property subject to improvement and are qualified based upon their ability to make monthly payments rather than on the loan-to-value ratio on the underlying real estate collateral.

    The Title I Program is an insurance program. A loan owner under the Title I Program assumes the risk of losing up to 10% of the principal balance on every loan, plus certain expenses submitted to the FHA for an insurance claim, plus a portion of the interest on such loans. The FHA insures the remaining 90% of the principal balance of each loan and certain interest costs, provided that the owner has not depleted its loss reserve account established with HUD and the loan was originated within HUD guidelines. The HUD loss reserve account balance is adjusted by HUD as claims are paid and new Title I Loans are acquired. If at any time claims exceed the loss reserve balance, the remaining Title I Loans will be uninsured until the reserve account balance is increased by new loan originations or purchases. When Title I Loans are securitized, all loss reserves related to the securitized loans are transferred to the securitization trust. As a result, the Company's loss reserve account is significantly reduced after each of the Company's securitization transactions until new originations or purchases replenish the Company's HUD loss reserve account.

    The loan owner generally pays to HUD an insurance charge equal to 0.5% of the loan amount, multiplied by the number of years of the loan term. For any loan having a maturity of 25 months or less, payment of the entire insurance charge is due on the 25th calendar day after the date HUD acknowledges the loan report. Loans with terms in excess of 25 months are to be paid to HUD annually. In the case of a default or a loan deemed to be uncollectible, a claim for reimbursement of loss is prepared and submitted to HUD. The claim must be filed no later than 270 days after the date of default. The loan owner is reimbursed in an amount not to exceed 90% of the loss computed upon the unpaid amount of the obligation including uncollected interest earned through the date of default and interest on the unpaid amount of the loan obligation from the date of default to the date the claim is accepted by HUD plus 15 days calculated at the rate of 7% per annum. Claims are typically reimbursed by HUD within 90 days of receipt of the claim. At June 30, 1996, Title I Program claims in process totaled $2.1 million.

    The average size of a Title I Loan originated by the Company for fiscal 1995 and during the nine months ended June 30, 1996 was approximately $15,160 and $16,620 respectively. During fiscal 1994, fiscal 1995 and the nine months ended June 30, 1996, originations of Title I Loans accounted for approximately 43.8%, 48.1% and 18.0%, respectively, of the Company's total strategic loans originated.


    CONSUMER LOANS. On October 1, 1996, the Company acquired National, a consumer finance company with 27 branch offices located in Mississippi and Tennessee and with approximately $15.3 million in finance receivables. The acquisition was accounted for as pooling of interests. It is the Company's desire to acquire additional consumer finance companies that have positive cash flows and established branch networks. The Company intends to deliver its Direct Loans, in addition to the traditional consumer finance products already offered, in such branches.


    The consumer finance customers are typically between the ages of 21 and 45, and earn between $25,000 and $40,000 per year. The loans are typically secured by personal property and other consumer products, evidenced by UCC filings, for amounts averaging between $1,500 and $2,000 per loan and for a term of approximately 18 months, although many of the loans are renewed prior to maturity. Many of the customers have had borrowing relationships with the Company for five to seven years or longer. The Company makes its credit decisions primarily on its assessment of a customer's ability to repay the obligation. In making a credit decision, in addition to the size of the obligation, the Company generally considers a customer's income level, type and length of employment, stability of residence, personal references and prior credit history with the Company.

LOAN ORIGINATION CHANNELS


    The Company originates Correspondent Loans through its network of regional correspondent lenders, and Direct Loans through direct mail, telemarketing and advertising. Historically, the Company originated Indirect Loans through the Company's network of independent home improvement contractors. Recently, however, the Company discontinued its purchases of Indirect Loans and began using certain of its larger independent home improvement contractors for Direct Loan referrals. From time to time the Company makes selected purchases of Bulk Loans as another means of increasing the Serviced Loan Portfolio. As a result of its recent acquisitions, the Company makes certain non-strategic loans, which the Company intends to discontinue.


    The following table sets forth the dollar amount and average loan amount of Correspondent Loans, Indirect Loans, Direct Loans and Bulk Loans, each as subdivided into Conventional Loans and Title I Loans, included in the Serviced Loan Portfolio as of June 30, 1996, excluding loans subserviced by a third party:

                               SERVICED LOAN PORTFOLIO
                                 AS OF JUNE 30, 1996

                         CONVENTIONAL LOANS   TITLE I LOANS        TOTAL
                         ------------------   -------------     ------------
 Correspondent Loans:
   Total dollar amount...   $395,339,165       $90,118,152      $485,457,314
   Average loan amount...         26,662            18,376            24,603
 Indirect Loans:
   Total dollar amount...     24,434,283        57,652,196        82,086,479
   Average loan amount...         12,887             6,641             7,761
 Direct Loans:
   Total dollar amount...        680,855           664,788         1,345,643
   Average loan amount...         20,632            11,871            15,120
 Bulk Loans:
   Total dollar amount...     91,794,239        17,200,979       108,995,218
   Average loan amount...         24,803            13,827            22,042
 Total:
   Total dollar amount...    512,248,542       165,636,115       677,884,654
   Average loan amount...         25,039            11,128            19,180

    CORRESPONDENT LOANS. Correspondent Loans are originated and closed by independent correspondent lenders in accordance with the Company's own underwriting standards and are subsequently purchased by the Company. Commencing in the second quarter of fiscal 1995, the Company implemented a Correspondent Loan program. During fiscal 1995 and the nine months ended June 30, 1996, the Company purchased approximately $81.9 million and $488.4 million of Correspondent Loans, respectively. The Company typically purchases Correspondent Loans at or above the par value of such loans. The average principal amount of Correspondent Loans originated during fiscal 1995 and the nine months ended
June 30, 1996 was $19,043 and $24,919, respectively. The Company anticipates that its correspondent operations will continue to expand and represent the majority of its overall business in the short-to-mid-term.

    The Company's Correspondent Loan program involves the purchase of both Conventional Loans and Title I Loans from independent correspondent lenders with whom the Company maintains ongoing relationships. These lenders are usually situated in local markets where they are able to contact borrowers and independent home improvement contractors directly. Correspondent lenders tend to be commercial banks or finance companies that lack the infrastructure to hold and service portfolios of Conventional or Title I Loans. Instead, these entities concentrate on originating loans and then selling that production at a premium.

    The Correspondent Loan program benefits the Company by providing a cost-effective means for the Company to market to borrowers who are not easily accessible by the Company. Furthermore, the correspondent agreements require that the selling institution warrant the validity and enforceability of the loan, thereby reducing the risk of fraud or improper documentation. In the event such warranty is breached, the Company may require the correspondent lender to repurchase such loan. The Correspondent Loan market is very competitive, and loans sold by correspondent lenders are generally priced at a premium of between 2% to 7% over par value, as compared to purchase prices at par or slightly below par for loans originated by the Company through indirect and direct channels.

    The Company currently purchases Correspondent Loans in 27 states from 278 independent correspondent lenders. During fiscal 1995 and the nine months ended June 30, 1996, approximately 79.8% and 59.8%, respectively (by dollar volume), of the Company's Correspondent Loans were originated from 10 independent correspondent lenders. The Company allows independent correspondent lenders to participate in the Company's correspondent operations only after a review of their reputation, consumer finance lending experience and financial condition, including a review of references, credit history and financial statements. The development of new independent correspondent lender relationships is directed by marketing managers.

    Generally, the independent correspondent lender prepares the loan application, assembles the supporting documentation and processes the loan. Once the loan package is complete, it is submitted to the Company's Correspondent Loan underwriting personnel, who review each loan package and, in some cases, perform independent employment and credit verification and arrange for a review of the appraisal, if any, submitted with the loan package. Each Correspondent

Loan is separately underwritten by the Company in accordance with the Company's own underwriting standards. See "-- Underwriting." If the loan package meets the Company's underwriting criteria, the Correspondent Loan is closed by the originating lender and then purchased by the Company. The Company typically approves the loan within two business days of a complete loan package being submitted by the correspondent lender.


    DIRECT LOANS.  The Company originated approximately $906,000 and
$14.3 million principal amount of Direct Loans in fiscal 1995 and the nine months ended June 30, 1996, respectively. Direct Loans are typically originated through direct mailings, telemarketing and advertising. The Direct Loan origination channel is the Company's newest marketing strategy and is designed to decrease the costs and increase the volume, size and quality of its loan originations. The Company will target its marketing efforts at creditworthy homeowners who qualify as candidates for home improvement projects or have debt consolidation needs, but have little equity in their homes. Recently, the Company began using certain of its larger independent home improvement contractors for Direct Loan referrals. Direct Loan borrowers typically pay fees that range between 3% to 7% of the loan amount at closing. Management believes that this program will distinguish the Company from other major home lenders as its FIRSTPLUS name recognition increases.


    Direct Loan applications are processed and underwritten by Company personnel and are funded directly by the Company. Of all Direct Loans funded in fiscal 1995 and the nine months ended June 30, 1996, 75.2% and 90.5%, respectively, were made to borrowers who the Company classified as "B" credits or better. For Direct Loans originated during fiscal 1995 and the nine months ended June 30, 1996, the average principal amount was $17,094 and $25,438, respectively, the weighted average term to maturity was 182 months and 194 months, respectively, for Title I Loans and 175 months and 213 months, respectively, for Conventional Loans, the weighted average interest rate was 14.9% and 14.5%, respectively, for Title I Loans and 15.4% and 16.2%, respectively, for Conventional Loans.


    BULK PURCHASES. The Company occasionally makes bulk purchases of pools of home improvement and debt consolidation loans. Bulk Loans are originated and closed by various lenders that package the loans and then sell them in pools to financing companies such as the Company. Although the Company has significantly reduced its Bulk Loan purchases and instead has focused on Direct and Correspondent Loans, the Company may choose to compete in this loan origination channel again in subsequent quarters. The Company generally has purchased Bulk Loans from finance companies and savings and loan associations through a competitive bidding process. The Company has typically purchased such loans at between 1% and 5% above the par value of such loans.


    The Company reviews the Bulk Loan portfolio to ensure that it substantially complies with the Company's underwriting criteria. For larger Bulk Purchases, the Company generally hires a third party to undertake the review process, which consists of reviewing either all loans in the portfolio or a sample of loans, depending on the size of the portfolio. Since the Company usually must purchase the entire portfolio being offered, some individual loans may not meet the Company's underwriting standards.

    INDIRECT LOANS. Recently, the Company began reducing its purchases of Indirect Loans and began using certain of its larger independent home improvement contractors for Direct Loan referrals. The Company does not anticipate continuing its Indirect Loan Program after fiscal 1996. Under the Indirect Loan program, the Company provides financing through independent home improvement contractors. Over the past several years, the Company has established a network of over 1,000 independent home improvement contractors in approximately 44 states, through which it originates a significant portion of its Conventional and Title I Loans. No independent home improvement contractor accounted for more than 5% of the Company's originations in fiscal 1995 or the nine months ended June 30, 1996. The Company's Indirect Loans are typically funded at 95% or more of par for Conventional Loans and at par for Title I Loans. The average principal amount of Indirect Loans originated during fiscal 1995 and the nine months ended June 30, 1996 was $12,205 and $14,099, respectively.

    NON-STRATEGIC LOANS. The Company acquired FIRSTPLUS East primarily to use its direct mail capabilities as a platform from which to expand the Company's Direct Loan program. FIRSTPLUS East began developing its Direct Loan program for marketing strategic loans during 1995 and has conducted Direct Loan mailings in the markets it serves in North and South Carolina. FIRSTPLUS East's historical operations consist of originating first lien home mortgage loans, including residential construction loans. FIRSTPLUS East originates these loans through its eight locations in North and South Carolina. Prior to its acquisition by the Company, FIRSTPLUS East sold its first mortgage production as a correspondent lender to various third-party financial institutions. The Company intends to discontinue originating first mortgage loans.

    In addition, the Company acquired FIRSTPLUS West, a former correspondent lender to the Company. FIRSTPLUS West is an originator of Conventional and Title I Loans and originated approximately $211.2 million of non-strategic (primarily subordinate lien) loans during the nine months ended June 30, 1996. These loans were sold through third-party financial institutions on a whole-loan basis, servicing released. FIRSTPLUS West originates non-strategic Loans through its retail offices in Seattle, Denver and Atlanta and through an 80-person telemarketing division in Denver. Over time, the Company intends to phase out the origination of FIRSTPLUS West's non-strategic loan products and to emphasize FIRSTPLUS West's strategic Direct Loan products.

UNDERWRITING

    The Company's underwriting group primarily operates out of the Company's Dallas, Texas headquarters. The Company receives loan applications from its network of independent correspondent lenders and independent home improvement contractors via facsimile machines. In addition, individuals respond to the Company's direct marketing program by United States mail or through direct telephone contact with Company representatives. Loan applications are monitored by the Company's tracking department to ensure prompt turnaround, efficient underwriting procedures and accurate credit verification. The loan processing staff prepares an application file by obtaining credit bureau reports, highlighting any significant credit events and prioritizing applications that need immediate attention before submitting the application to the appropriate loan underwriter. The Company applies the same underwriting criteria to Correspondent Loans. The Company's underwriters have an average of seven years of banking, finance and consumer loan experience. The Company has put in place a credit policy that provides a number of guidelines to assist underwriters in the credit decision process.

    Loans are classified by the Company into four gradations of quality, from "A" to "D" credits. The Company's methodology for determining loan quality considers primary credit characteristics, and a series of parameters based on property types. Primary characteristics include the borrower's FICO score, debt-to-income ratio, mortgage credit history, consumer credit history, bankruptcies, foreclosures, notice of defaults, deed in liens and repossessions. The Company believes that the most important credit characteristics are the borrower's FICO score and debt-to-income ratio, the latter of which, generally, may not exceed 45% of the applicant's gross income. The Company is currently developing an algorithm based on the consumer credit file, which, when coupled with the FICO score (a dominant factor used in assessing the consumer credit file), provide a means to assess the applicant's probability of default. The algorithm utilized by the Company includes such edit checks as age, present delinquency review, minimum satisfactory rated accounts and maximum derogatory counters. The Company's algorithm, when developed, will act as a cutoff, segregating likely deficit candidates from the entire pool of applicants in an automated fashion. The primary factors operate based upon the lowest common denominator principle and determine parameters to be followed for that loan. The parameters limit the size of the loan and loan-to-value by grade and property type. Generally, there are no loan-to-value restrictions for Title I Loans.

     The following table summarizes the underlying borrower characteristics for each classification used by the Company.

                                 CONSUMER
                   EXISTING      HISTORY     BANKRUPTCY        MAXIMUM          DEBT SERVICE-TO-
                   MORTGAGE     FICO SCORE    FILINGS       LOAN-TO-VALUE         INCOME RATIO
                -------------   ----------   ------------   ---------------   ---------------------
"A+" Credit     No 30-day          720+      None allowed   Maximum of 125%   Generally 50% or less
                late payment
                in last 12
                months and no
                60-day late
                payment ever

"A" Credit      Maximum of      680 - 719   None allowed   Maximum of 125%    Generally 50% or less
                one 30-day
                late payment
                in last 12
                months and no
                60-day late
                payment ever

"B+" Credit     Maximum of      640 - 679  None allowed    Maximum of 125%    Generally 50% or less
                two 30-day
                late payments
                in last 12
                months and no
                60-day late
                payments ever

"B" Credit      Maximum of      640 - 679  Must have been  Maximum of 125%    Generally 45% or less
                two 30-day                 discharged for
                late payments              at least three
                in last 12                 years with
                months and no              reestablished
                60-day late                credit prior
                payment ever               to closing

"C+" Credit     Maximum of      620 - 639  Must have been  Maximum of 125%    Generally 45% or less
                three 30-day               discharged for
                late payments              at least three
                in last 12                 years with
                months and no              reestablished
                60-day late                credit prior
                payment ever               to closing

SERVICING OPERATIONS

    GENERAL. The Company services all of the loans it originates or purchases at its headquarters in Dallas, Texas, except for $72.7 million of loans subserviced by Citizens as of June 30, 1996. Prior to the Combination and the acquisition of FIRSTPLUS Financial's loan servicing operations, SFAC did not service any of its loans. See "-- Combination." The Company's servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, handling borrower defaults, recording mortgages and assignments, investor and securitization reporting and management portfolio reporting. It is the Company's strategy to grow and build its Serviced Loan Portfolio.


    The Company receives a servicing fee based on a percentage of the declining principal balance of each loan serviced. Servicing fees are collected by the Company out of the borrower's monthly loan payments. In addition, the Company, as servicer, receives most late and assumption charges paid by the borrower, as well as other miscellaneous fees for performing various loan servicing functions. In connection with the $86.7 million Bulk Loan purchase from Citizens, the Company permitted Citizens to continue as subservicer of the purchased portfolio for a fee equal to one percent of the underlying loan balance (as collected). The Company made this decision in exchange for paying a lower purchase price for the loan portfolio. Although the Company intends to service substantially all Bulk Loans purchased in the future, the Company may again choose to allow the prior servicer to continue as servicer if the Company believes that it is economically beneficial for the Company. In general, such a decision by the Company should have an immaterial effect on the Company's results of operations and financial condition.

    The Serviced Loan Portfolio is subject to reduction by normal monthly payments, by prepayments, foreclosures and chargeoffs. In general, revenues from the Serviced Loan Portfolio may be adversely affected as interest rates decline and loan prepayments increase. In some states in which the Company currently operates, prepayment fees may be limited or prohibited by applicable state law. In addition, the Company's ability to collect prepayment fees under certain circumstances will be restricted in future periods under recently enacted laws. Prepayment fees are prohibited on all Title I Loans. See "-- Regulation."

    The Company originates loans from 44 states. The following table summarizes the loans in the Serviced Loan Portfolio by geographic location as of June 30, 1996:

                 GEOGRAPHIC CONCENTRATION OF STRATEGIC LOANS
                             AS OF JUNE 30, 1996

                                                    LOANS     PERCENT
                                                   --------   -------
                                                 (DOLLARS IN THOUSANDS)
    STATE:
      California...............................    $452,828     60.3%
      Arizona..................................      37,073      4.9
      Nevada...................................      34,692      4.6
      Texas....................................      29,958      4.0
      Colorado.................................      25,502      3.4
      All others (39 states)...................     170,476     22.8
                                                   --------    -----
        Total..................................    $750,529    100.0%
                                                   --------    -----
                                                   --------    -----

    DELINQUENCIES AND FORECLOSURES. The Company's collection operations include customer complaint monitoring, resolution of inspection discrepancies, daily delinquency maintenance, legal remedies and HUD claims. Loans originated or purchased by the Company are generally secured by mortgages, deeds of trust, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action or nonjudicial sale, and is subject to various notice and filing requirements. In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, that may be recovered by a lender. After the reinstatement period has expired without the default having been cured, the borrower or junior lienholder no longer has the right to reinstate the loan and must pay the loan in full to prevent the scheduled foreclosure sale.

    Typically, the Company has chosen not to pursue foreclosures due to the costs involved. The Company may pursue foreclosure as an alternative in its default management process. The Company evaluates loans and determines whether foreclosure is economically and procedurally the most viable alternative for collection of each loan that is in default. For loans that reach the later states of delinquency (typically more than 91 days), a loan work-up is initiated. This work-up outlines the type of loan (Title I or Conventional Loan), lien position (first or junior) and other qualification information. An appraisal is ordered from a select group of qualified appraisers approved by the Company in order to assess property value and calculate potential equity. If this initial assessment suggests that equity exists above certain thresholds, the Company will order a title opinion from a qualified source. The title opinion reveals lien position as well as any potential tax delinquency issues or judgments. Upon completion of this work-up, the recovery potential is assessed. For Title I Loans, if the recovery potential approximates 100% of the principal balance plus a pre-determined amount, the loan is considered for foreclosure. If this potential recovery is not met, the loan will be referred to HUD as a claim. For Conventional Loans, a determination is made on the partial or full recovery of principal balance and associated expense. If the recovery potential is sufficient from a cost/benefit/loss perspective, the Company may initiate foreclosure proceedings. If the evaluations indicate that foreclosure offers no economic advantage to the Company, it may be determined to secure and file a judgment against the borrower instead of pursuing further foreclosure efforts and incurring additional costs.

    The Company's loans under the Title I Loan Program are eligible for HUD insurance; this insurance insures 90% of Title I Loans, provided that the Company has not depleted its loss reserve account established with HUD and provided the loans were originated within applicable HUD guidelines. The balance in the loss reserve account is adjusted by HUD as claims are paid and new Title I Loans are originated or purchased. At June 30, 1996, claims in process for all loans serviced by the Company were approximately $2.1 million. If at any time claims exceed the Company's or any securitization trust's loss reserve balance, the remaining Title I Loans will be uninsured until the respective reserve account balance is increased by new loan originations or purchases. The Company's Conventional Loans are non-insured.

    The following tables set forth delinquency, loss and default information with respect to the Serviced Loan Portfolio at the dates and for the periods indicated:

                        DELINQUENCY CHARACTERISTICS
                       OF THE SERVICED LOAN PORTFOLIO


                                                                                    COMPANY
                            FIRSTPLUS FINANCIAL (1)      -----------------------------------------------------------
                        ------------------------------        SEPTEMBER 30, 1995                JUNE 30, 1996
                        SEPTEMBER 30,   SEPTEMBER 30,    ----------------------------   ----------------------------
                             1993           1994                         CONVENTIONAL                   CONVENTIONAL
                        TITLE I LOANS   TITLE I LOANS    TITLE I LOANS      LOANS       TITLE I LOANS       LOANS
                        -------------   -------------    -------------   ------------   -------------   ------------
Delinquent loans as
 a percentage of loans
 serviced (period end):
  31-60 days............      3.1%           2.5%            2.1%            1.0%            2.4%            0.7%
  61-90 days............      0.8            0.8             0.7             0.8             1.2             0.3
  91 days and over(2)...      2.9            3.6             1.9             2.8             4.2             0.9
                              ---            ---             ---             ---             ---             ---
        Total...........      6.8%           6.9%            4.7%            4.6%            7.8%            1.9%
                              ---            ---             ---             ---             ---             ---
                              ---            ---             ---             ---             ---             ---

___________
(1) Data is presented for FIRSTPLUS Financial because prior to October 4, 1994 the Company did not have servicing operations and because the servicing operations of FIRSTPLUS West for such periods related primarily to non-strategic loans.


(2) Includes loans on properties on which the Company is foreclosing and properties in bankruptcy, but excludes real estate owned.


                        LOSS AND DEFAULT CHARACTERISTICS
                         OF THE SERVICED LOAN PORTFOLIO

                              FIRSTPLUS (1)               COMPANY
                             ---------------   -----------------------------
                                YEAR ENDED
                              SEPTEMBER 30,    YEAR ENDED       NINE MONTHS
                             ---------------   DECEMBER 31,        ENDED
                             1993      1994       1995         JUNE 30, 1996
                             ----      ----    ------------    -------------
 Net losses as a percentage
  of the average Serviced
  Loan Portfolio (2)........ 0.39%     0.44%      0.04%            0.06%
 Defaults as a percentage of
  the average Serviced Loan
  Portfolio (2)............. 2.04%     2.64%      0.69%            0.90%
___________
(1) Data is presented for FIRSTPLUS Financial because prior to October 4, 1994 the Company did not have servicing operations and because the servicing operations of FIRSTPLUS West for such periods related primarily to non-strategic loans.

(2) The average Serviced Loan Portfolio is calculated by adding the beginning and ending balances for the fiscal year and dividing the sum by two.

    While the preceding tables generally indicate that the Company is experiencing declining delinquency, loss and default rates on its Serviced Loan Portfolio as a whole, such rates have followed the historical trends on a pool-by-pool basis, which trends assume increased rates of delinquencies over time. Although such increases to date have been within the parameters anticipated by the Company at the time of each securitization, there can be no assurance that such rates will not continue to increase. Loans selected by the Company to contribute to the securitization trusts generally possess reduced delinquency, default and loss rates due to certain requirements of the securitization trusts and to the Company's own policy with regard to selecting loans to contribute. As these loans age, the securitization trusts will tend to experience gradual increases in delinquency, default and loss rates as the securitized loans trend toward historically higher delinquency, default and loss rates. The overall decline in such rates on the Serviced Loan Portfolio is principally due to the increased volume of loans originated by the Company. The Company calculates its delinquency and default rates by dividing the amount of delinquent or defaulted loans in the Serviced Loan Portfolio by the total Serviced Loan Portfolio. Since the Company is originating higher volumes of new loans that, due to their lack of seasoning, tend to have lower delinquency and default rates, the Company's overall delinquency and default rates have decreased. See "-- Securitization."


    The following table sets forth certain delinquency and default information with respect to the Company's securitizations:

      DELINQUENCY AND DEFAULTS FOR THE COMPANY'S SECURITIZATIONS

                           1994-1              1995-1                 1995-2
                     ------------------   ------------------   ------------------
As of September 30,
 1995
Current............. $34,868,000  91.3%   $15,139,000  92.5%   $96,420,000  96.0%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
31-60 days.......... $ 1,387,000   3.6%   $   453,000   2.8%   $ 1,800,000   1.8%
61-90 days..........     473,000   1.3        250,000   1.5        793,000   0.8
91 days and over....   1,444,000   3.8        526,000   3.2      1,433,000   1.4
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
  Total............. $ 3,304,000   8.7%   $ 1,229,000   7.5%   $ 4,026,000   4.0%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $    71,000   0.2%   $         -   0.0%   $         -   0.0%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
As of December 31,
 1995
Current............. $32,363,000  91.3%   $14,259,000  93.0%   $91,198,000  94.6%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
31-60 days.......... $ 1,778,000   5.0%   $   444,000   2.9%   $ 2,080,000   2.2%
61-90 days..........     379,000   1.1        204,000   1.3        785,000   0.8
91 days and over....     939,000   2.6        425,000   2.8      2,345,000   2.4
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
  Total............. $ 3,096,000   8.7%   $ 1,073,000   7.0%   $ 5,210,000   5.4%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $   987,000   2.4%   $   490,000   3.0%   $   558,000   0.6%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
As of March 31, 1996
Current............. $30,713,649   94.2%  $13,811,292  93.8%   $86,622,634  93.9%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
31-60 days.......... $   905,179   2.8%   $   278,372   1.9%   $ 1,491,122   1.6%
61-90 days..........     239,990   0.7        125,908   0.9        838,610   0.9
91 days and over....     793,467   2.4        508,113   3.4      3,330,116   3.6
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
  Total............. $ 1,938,636   5.9%   $   912,393   6.2%   $ 5,659,848   6.1%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $   185,054   0.5%   $   105,556   0.7%   $   471,493   0.5%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
As of June 30, 1996
Current............. $28,168,294   93.0%  $13,019,667  92.9%   $81,073,528  92.8%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
31-60 days.......... $   855,792    2.8%  $   398,922   2.8%   $ 1,820,636   2.1%
61-90 days..........     297,607    1.0       130,923   0.9        823,536   0.9
91 days and over....     970,497    3.2       475,344   3.4      3,700,779   4.2
                     -----------  ----    -----------  ----    -----------  ----
  Total............. $ 2,123,896   7.0%   $ 1,005,189  7.1%    $ 6,344,951   7.2%


                           1995-3              1995-4               1996-1                 1996-2
                     -----------------   ------------------  --------------------  --------------------
As of September 30,
 1995
Current............. $65,297,000  99.4%
                     -----------  ----
                     -----------  ----
31-60 days.......... $   199,000   0.3%
61-90 days..........     191,000   0.3
91 days and over....      30,000   0.0
                     -----------  ----
                     -----------  ----
  Total............. $   420,000   0.6%
                     -----------  ----
                     -----------  ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $         -   0.0%
                     -----------  ----
                     -----------  ----
As of December 31,
 1995
Current............. $72,189,000  98.0%  $74,663,000  99.7%
                     -----------  ----   -----------  ----
                     -----------  ----   -----------  ----
31-60 days.......... $   947,000   1.3%  $   218,000   0.3%
61-90 days..........     229,000   0.3        16,000   0.0
91 days and over....     317,000   0.4        25,000   0.0
                     -----------  ----   -----------  ----
                     -----------  ----   -----------  ----
  Total............. $ 1,493,000   2.0%  $   259,000   0.3%
                     -----------  ----   -----------  ----
                     -----------  ----   -----------  ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $         -   0.0%  $         -   0.0%
                     -----------  ----   -----------  ----
                     -----------  ----   -----------  ----
As of March 31, 1996
Current............. $69,665,579  96.1%  $77,427,295  98.5%  $117,918,981   99.3%
                     -----------  ----   -----------  ----   ------------   ----
                     -----------  ----   -----------  ----   ------------   ----
31-60 days.......... $ 1,295,274   1.8%  $   617,991   0.8%  $    326,276    0.3%
61-90 days..........     549,267   0.8       225,096   0.3        361,219    0.3
91 days and over....     970,070   1.3       275,033   0.4         74,722    0.1
                     -----------  ----   -----------  ----   ------------   ----
                     -----------  ----   -----------  ----   ------------   ----
  Total............. $ 2,814,611   3.9%  $ 1,118,120   1.5%  $    762,217    0.7%
                     -----------  ----   -----------  ----   ------------   ----
                     -----------  ----   -----------  ----   ------------   ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $    97,304   0.1%  $    40,000   0.1%  $          -   0.0%
                     -----------  ----   -----------  ----   ------------   ----
                     -----------  ----   -----------  ----   ------------   ----
As of June 30, 1996
Current............. $66,219,920  93.8%  $73,917,023  95.9%  $113,928,024   97.4%  $208,420,466   99.8%
                     -----------  ----   -----------  ----   ------------   ----   ------------   ----
                     -----------  ----   -----------  ----   ------------   ----   ------------   ----
31-60 days.......... $ 1,287,665   1.8%  $ 1,283,481   1.7%  $  1,511,784    1.3%  $    427,930    0.2%
61-90 days..........     732,604   1.0       782,049   1.0        638,324    0.6              -    0.0
91 days and over....   2,429,046   3.4      1,08,581   1.4        860,779    0.7         28,385    .01
                     -----------  ----   -----------  ----   ------------   ----   ------------   ----
  Total............. $ 4,449,315   6.2%  $ 3,149,111   4.1%  $  3,010,887    2.6%  $    456,315    .21%


                                    50

                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $   199,381   0.6%   $   225,326   1.6%   $ 1,110,712   1.2%
                     -----------  ----    -----------  ----    -----------  ----
                     -----------  ----    -----------  ----    -----------  ----

                     -----------  ----   -----------  ----   ------------   ----   ------------   ----
                     -----------  ----   -----------  ----   ------------   ----   ------------   ----
Defaults/Defaults
 as a percentage of
 average monthly
 balance............ $   137,237   0.2%  $   100,109   0.1%  $          -    0.0%   $         -    0.0%
                     -----------  ----   -----------  ----   ------------   ----   ------------   ----
                     -----------  ----   -----------  ----   ------------   ----   ------------   ----

MANAGEMENT INFORMATION SYSTEMS

    The Company's servicing operations are currently operated on an IBM AS/400-based system. Management believes that the Company's existing computer capacity will be sufficient through fiscal 1997 but has begun to implement a program to upgrade and expand its current systems. Such plan includes upgrading and enhancing the Company's current "front-end" origination and servicing systems. In addition, the Company is evaluating certain document imaging technologies and direct "on line" communications with correspondent lenders. Management believes that such advances should increase the efficiency of the Company's underwriting and servicing operations.

SECURITIZATION

    In fiscal 1995 and the nine months ended June 30, 1996, substantially all of the loans originated or purchased by the Company were sold through securitization transactions. The Company intends to execute securitizations regularly; however, there can be no assurance that it will be able to do so. The Company sold through eight securitization transactions approximately $234.8 million and $427.2 million of loans during fiscal 1995 and the nine months ended June 30, 1996, respectively.

    In a securitization transaction, investors purchase pass-through certificates evidencing fractionalized but undivided beneficial ownership interests in a pool of loans sold to a grantor trust. The principal and interest payments on the pooled loans, less the servicing fee and certain expenses, are distributed by the trust to the senior certificate holders and to the Company as beneficial holder of the Excess Serving Receivable. In some cases the Company retains an unrated subordinate certificate that provides additional credit enhancement to the senior certificate.

    The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the securitization trusts require either (i) the establishment of a reserve account that may be funded with an initial cash deposit by the Company or (ii) the overcollateralization of the trust intended to result in receipts and collections on the loans that exceed the amounts required to be distributed to holders of interests. The Company's interest in each reserve account and overcollateralized amount is reflected in the Company's Financial Statements as "Receivable from trusts." To the extent that borrowers default on the payment of principal or interest on the loans, losses will be paid out of the reserve account or will reduce the overcollateralization to the extent that funds are available. The reserve account or overcollateralization account will thereafter be replenished, to the extent required by each securitization pooling and servicing agreement, to the extent of the appropriate Excess Servicing Receivable related to each securitization pool. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the Company's insurance policy, if applicable, will pay any further losses experienced by holders of the senior interests in the related trust to the extent these interests are insured; however, the Excess Servicing Receivable will not be paid until the insurer and the trust are repaid for any losses. At June 30, 1996 the Company's reserve accounts in its securitizations totaled $7.8 million. Sharing agreements required third parties to maintain certain reserve accounts in the trusts as of June 30, 1996, totaling $2.6 million. The outstanding securitized loan balance was $614.0 million as of June 30, 1996.

    The Company may be required either to repurchase or to replace loans that do not conform to the representations and warranties made by the Company in the pooling and servicing agreements entered into when the loans are pooled and securitized. To the extent these nonconforming loans breach a warranty made by a correspondent lender or the seller of such loan, the Company may require the correspondent lender or seller to repurchase the nonconforming loan; however, there is no assurance that the correspondent lender will have the financial capability to purchase the loan.

HOME IMPROVEMENT INDUSTRY

    Home improvement lending is a large, highly fragmented industry. In recent years, a trend toward consolidation has developed. From the standpoint of individual owners, the Company believes that this trend results from family succession issues, a desire for liquidity and increasing tax estate planning and regulatory complexities, as well as the increasing competitive threat posed by larger lenders. From the standpoint of such larger lenders, it appears that the consolidation trend is driven by the benefits derived from economies of scale, improved managerial control and strategic planning.

    Preliminary data from the U.S. Census Bureau indicates that 1994 home improvement spending totaled $115.5 billion, representing a 6.7% increase over total expenditures of $108.3 billion in 1993. Management believes that the amount of home improvements financed in 1994 was a significant percentage of the total home improvement market. Of the home improvements financed in 1994, $739 million were single family home improvement loans under the Title I Program. Through August 1995, single family Title I Loans totaling $799 million were originated, representing a 77% increase in the dollar amount of loans funded over the same period in the prior year.

    While there are many factors driving the home improvement market the Company believes that appreciation of housing values is a key factor driving the growth of the industry. Other factors that affect the growth of the industry include aging and turnover rates of the housing stock, the length of time the homeowner has lived in the home and real rental rates.


COMPETITION

    The consumer finance market is highly competitive and fragmented. The Company competes with a number of finance companies providing financing programs to individuals who cannot qualify for traditional financing. To a lesser extent the Company competes with commercial banks, savings and loan associations, credit unions, insurance companies and captive finance arms of major manufacturing companies that tend to currently apply more traditional lending criteria. Many of these competitors or potential competitors are substantially larger and have significantly greater capital and other resources than the Company. In fiscal 1995 and the nine months ended June 30, 1996, approximately 68.5% and 93.5%, respectively, of the Company's loans originated were Correspondent Loans (excluding bulk purchases), which are expected to remain a significant part of the Company's loan production program. As a purchaser of Correspondent Loans, the Company is exposed to fluctuations in the volume and price of Correspondent Loans resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, Fannie Mae has purchased and is expected to continue to purchase significant volumes of Title I Loans on a whole-loan basis. To the extent that purchasers of loans enter, or increase their purchasing activities in, the markets in which the Company purchases loans, competitive pressures may decrease the availability of loans or increase the price the Company would have to pay for loans. In addition, increases in the number of companies seeking to originate loans tends to lower the rates of interest the Company can charge borrowers, thereby reducing the potential value of subsequently earned Gain on Sale of loans. To the extent that any of these lenders or Fannie Mae significantly expand their activities in the Company's market, or to the extent that new competitors enter the market, the Company could be materially adversely affected. However, by focusing primarily on higher LTV home improvement loans and debt consolidation loans and reliance on the creditworthiness of the borrower rather than the collateral, the Company believes it is able to differentiate itself from other participants in the market.


REGULATION

    The operations of the Company are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. Regulated matters include, without limitation, loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

    The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. The Company's activities as a lender are also subject to various federal laws including the Truth in Lending Act ("TILA"), the Real Estate Settlement Procedures Act ("RESPA"), the Equal Credit Opportunity Act ("ECOA"), the Home Mortgage Disclosure Act ("HMDA") and the Fair Credit Reporting Act ("FCRA").

    TILA and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions, including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company was found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their loan transactions with the Company and to demand the return of finance charges paid to the Company.

    In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to TILA. The TILA amendments, which became effective in October 1995, generally apply to mortgage loans ("covered loans") with (i) total points and fees upon origination in excess of the greater of eight percent of the loan amount or $400, or (ii) an annual percentage rate of more than 10 percentage points higher than comparably maturing United States Treasury securities. A substantial majority of the loans originated or purchased by the Company are covered by the Riegle Act.

    The TILA amendments impose additional disclosure requirements on lenders originating covered loans and prohibit lenders from originating covered loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company believes that only a small portion of its loans originated since fiscal 1994 are of the type that, unless modified, are prohibited by the TILA amendments. The Company applies to all covered loans underwriting criteria that take into consideration the borrower's ability to repay.

    The TILA amendments will also prohibit lenders from including prepayment fee clauses in covered loans to borrowers with a debt-to-income ratio in excess of 50% or covered loans used to refinance existing loans originated by the same lender. The Company reported immaterial amounts of prepayment fee revenues in fiscal 1993, 1994, 1995 and the nine months ended June 30, 1996. The Company will continue to collect prepayment fees on loans originated prior to effectiveness of the TILA amendments and on non-covered loans, as well as on covered loans in permitted circumstances. Because the TILA amendments did not become effective until October 1995, the level of prepayment fee revenues were not affected in fiscal 1995, but the level of prepayment fee revenues may decline in future years. The TILA amendments impose other restrictions on covered loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material effect on its operations.

    The Company is also required to comply with ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. The Company is also subject to RESPA and is required to file an annual report with HUD pursuant to the HMDA.

    In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures that must be followed by, mortgage lenders and servicers, and disclosures that must be made to consumer borrowers. Failure to comply with these laws may result in civil and criminal liability and may, in some cases, give consumer borrowers the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

    In the course of its business, the Company may acquire properties securing loans that are in default. See "-- Servicing Operations -- Delinquencies and Foreclosures." There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

    Because the Company's business is highly regulated, the laws, rules and regulations applicable to the Company are subject to subsequent modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could have an adverse effect on the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future that could make compliance much more difficult or expensive, restrict the Company's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

COMBINATION

    The Company was incorporated in Nevada in October 1994, to combine the operations of SFAC, a Conventional Loan originator and FIRSTPLUS Financial, an approved Title I Loan originator and servicer. The Company entered into an agreement with the shareholders of SFAC and with Farm Bureau, which at the time was an affiliate of a principal shareholder of FIRSTPLUS Financial, whereby the shareholders of SFAC exchanged their common and preferred stock of SFAC and Farm Bureau exchanged its common stock of FIRSTPLUS Financial for common and preferred stock of the Company. Effective October 4, 1994, FIRSTPLUS Financial and SFAC became wholly owned subsidiaries of the Company, with the shareholders of SFAC controlling the voting shares of the Company. For accounting purposes, the Combination was treated as a purchase of FIRSTPLUS Financial by the Company, and SFAC was accounted for at book value in a manner similar to a pooling of interests as a transaction between entities under common control. In connection with the Combination, each of SFAC and FIRSTPLUS Financial changed their respective fiscal year end from a calendar year end to a September 30 year end.

EMPLOYEES

    At June 30, 1996 the Company employed 754 persons: 218 primarily in loan origination, 71 primarily in loan servicing and the rest in various other clerical and administrative functions. Of the total number of employees at such date, 291 were located at the Company's headquarters in Dallas, Texas, and 463 at the Company's other offices. None of the Company's employees is subject to a collective bargaining agreement, and the Company believes that its relations with its employees are good.

PROPERTIES

    The executive and administrative offices of the Company are located at 1250 West Mockingbird Lane, Dallas, Texas 75247, and consist of approximately 113,431 square feet. The lease on the premises extends through January 31, 2003 and the current annual rental is approximately $1.2 million.

    The Company also leases space for 31 of its offices. These facilities aggregate approximately 28,000 square feet, with an annual aggregate base rental of approximately $300,000. The terms of these leases vary as to duration and escalation provisions. In general, the leases expire through April 1999.


    The Company believes that its facilities are adequate for its current needs, but it will need additional space within the next 12 months. The Company has identified additional space for future expansion and intends to move its headquarters to a significantly larger location in Dallas, Texas during 1997.


LEGAL PROCEEDINGS

    The Company is involved from time to time in routine litigation incidental to its business. However, the Company believes that it is not a party to any material pending litigation which, if decided adversely to the Company, would have a significant adverse effect on the business, income, assets or operations of the Company. The Company is not aware of any material threatened litigation that might involve the Company.

                                      MANAGEMENT


    ALL SHARE INFORMATION IN THIS MANAGEMENT SECTION HAS BEEN RETROACTIVELY ADJUSTED TO REFLECT THE ONE-FOR-ONE STOCK DIVIDEND PAID ON NOVEMBER 29, 1996.


DIRECTORS AND EXECUTIVE OFFICERS


    The following table and the descriptions below set forth certain information regarding the directors and executive officers of the Company.


      NAME             AGE                    POSITION
      ----             ---                    --------
Daniel T. Phillips....  47  Chairman of the Board, President and Chief Executive
                             Officer
Eric C. Green.........  42  Executive Vice President and Chief Financial Officer
John Fitzgerald.......  48  Director
Daniel J. Jessee......  43  Director
Paul Seegers..........  66  Director
Sheldon I. Stein......  43  Director


    All officers are appointed by and serve at the discretion of the Board of Directors. Directors serve for one-year terms or until their successor is duly elected and qualified.


    DANIEL T. PHILLIPS -- Mr. Phillips has served as President and Chief Executive Officer of the Company since October 1994 and as Chairman of the Board since October 1996. Mr. Phillips served as President and Chief Executive Officer of SFAC from March 1993 to October 1994. During the period from October 1992 to March 1993, Mr. Phillips was self-employed, primarily engaging in the purchase and sale of consumer receivables. From February 1989 to October 1992, Mr. Phillips served as President and Chief Executive Officer of LinCo Financial Corporation, a factoring firm, in Sacramento, California. In March 1993, LinCo Financial Corporation commenced a Chapter 11 proceeding under the federal bankruptcy laws, which was converted to a Chapter 7 proceeding in April 1993. From November 1986 to October 1988, Mr. Phillips served as President and Chief Executive Officer of American Equities Financial Corporation.

    ERIC C. GREEN -- Mr. Green has served as Executive Vice President and Chief Financial Officer of the Company since March 1995 and President of FIRSTPLUS Financial since October 1996. For approximately four years prior to beginning his tenure with the Company, Mr. Green operated his own tax consulting practice where his responsibilities included consulting with the Company in connection with the Combination and the Company's first securitization transaction. Prior to consulting, Mr. Green worked for Arthur Young & Company and Grant Thornton & Company as a Certified Public Accountant for approximately 10 years.


    JOHN FITZGERALD -- Mr. Fitzgerald has served as a Director of the Company since September 1995. Mr. Fitzgerald is Executive Vice President of Dexter & Company, an independent insurance agency and has held that position since 1989. Prior to joining Dexter & Company in 1989, Mr. Fitzgerald was a professional football player with the Dallas Cowboys for 12 years.


    DANIEL J. JESSEE -- Mr. Jessee has served as a Director of the Company since September 1995. Mr. Jessee currently serves as Vice Chairman of Banc One Capital Corporation and has managed its Structured Finance Group since 1990. Mr. Jessee has been employed in senior and other investment banking capacities with Rotan Mosle Inc., Meuse, Rinker, Chapman, Endres and Brooks and E.F. Hutton & Co.


    PAUL SEEGERS -- Mr. Seegers has served as a Director of the Company since September 1995. Mr. Seegers currently serves as President of Seegers Enterprises, a company engaged in ranching, farming, oil and gas, real estate and general investments. He is also a Director and Chairman of the Executive Committee of Centex Corporation, the largest homebuilder in the United States and a Director of Oryx Energy Company. Mr. Seegers retired as Chairman of the Board from Centex Corporation in 1991, where he held various senior executive positions during his 30-year tenure including Chief Executive Officer and President.

    SHELDON I. STEIN -- Mr. Stein has served as a Director of the Company since April 1996. Mr. Stein has served as a Senior Managing Director of Bear, Stearns & Co. Inc. since August 1986. Mr. Stein is a director of Cinemark USA, Inc., AMRE, Inc., Fresh America Corp., CellStar Corporation, The Men's Wearhouse, Inc. and Tandycrafts, Inc.

OTHER SIGNIFICANT EMPLOYEES


    DAVE BERRY - Mr. Berry, age 45, has served as a Senior Vice President of Affinity Marketing Relationships since October 1996. From 1968 to September 1996, Mr. Berry served in various capacities with Bank of America including President and Chief Operating Officer.


    DUNCAN Y. CHIU -- Mr. Chiu, age 43, has served as Senior Vice President -- Servicing since June 1996. From January 1992 to June, 1996 Mr. Chiu served as Vice President -- Loan and Administration Department for Beal Banc, S.A. From October 1989 to January 1992 Mr. Chiu served as Vice President/District Manager of Republic Realty Services, Inc.

    CHRISTOPHER J. GRAMLICH -- Mr. Gramlich, age 26, has served as Senior Vice President -- Capital Markets since October 1995. From March 1991 to October 1995 Mr. Gramlich served as Assistant Vice President for Bank One Capital Corp.

    SCOTT HAHN -- Mr. Hahn, age 34, has served as Senior Vice President -- Management Information Systems since October 1995. From November 1991 to
October 1995 Mr. Hahn served as Director of Data Processing for West Capital Financial Services Corp. From March 1988 to October 1991 Mr. Hahn was Management Information Systems Manager for First Associates Mortgage.

    CINDA KNIGHT -- Ms. Knight, age 37, has served as Senior Vice President and Controller since July 1995. From September 1993 to July 1995, Ms. Knight served as Vice President and Controller of AccuBanc Mortgage Company. From
November 1990 to September 1993, Ms. Knight served as Vice President and Controller of Foster Mortgage Corporation.

    GENE O'BRYAN -- Mr. O'Bryan, age 41, has served as Executive Vice President and Chief Production Officer of FIRSTPLUS Financial since April 1996. From April 1994 to April 1996, Mr. O'Bryan served as Senior Vice President -- Sales and Marketing of CountryWide Funding, a first mortgage originator. Mr. O'Bryan served as President and Chief Operating Officer of Alliance Costal Credit Corporation, a home-equity lender, from June 1992 to April 1994, and served as President of Spring Mountain Credit Corporation, an auto finance lender, from December 1987 to June 1992.


    JANIE OSBORNE -- Ms. Osborne, age 42, has served as Senior Vice President of Loan Control and Dealer Monitoring of FIRSTPLUS Financial since August 1995. From June to August 1995, Ms. Osborne served as Senior Vice President of Funding and Document Control of the Company. Prior to joining the Company, Ms. Osborne served as a loan officer for Ameritex Residential Mortgage from July 1994 to June 1995 and for Banc Plus Mortgage Corporation from April 1994 to July 1994. Ms. Osborne served as Vice President of Acquisitions, Sales and Escrow Services and various other positions at Foster from June 1984 to December 1993.


    CHARLES T. OWENS -- Mr. Owens, age 60, has served as President of FPCFI since June 1996. Prior to joining the Company, Mr. Owens held various positions with Associates Financial Services from October 1959, including Senior Vice President -- Acquisitions.

    JEFFREY A. PEIPER -- Mr. Peiper, age 50, has served as Senior Vice President - Administration since March 1996. From June 1994 to March 1996 Mr. Peiper served as President and Chief Executive Officer of First American Savings Bank, SSB. From December 1990 to March 1994 Mr. Peiper served as President and Chief Executive Officer of Beal Banc, S.A.


    KIRK R. PHILLIPS - Mr. Phillips, age 34, has served as President of FIRSTPLUS East since November 1995. From 1991 to October 1995, Mr. Phillips served as President and Chief Executive Officer of First Security Mortgage Corp.


    JACK ROUBINEK -- Mr. Roubinek, age 54, has served as the Senior Vice President of Wholesale Loan Production since March 1995. From February 1993 to March 1995, Mr. Roubinek served as Vice President of Direct Lending and

Vice President of Secondary Marketing for the Company and SFAC. Prior to February 1993, Mr. Roubinek was a mortgage banking consultant to various companies and individuals.

    JIM ROUNDTREE - Mr. Roundtree, age 40, has served as Chief Financial
Officer of FIRSTPLUS Financial since August 1996. Prior to joining the Company, Mr. Roundtree worked for Ernst & Young LLP from September 1986 to August 1996 in their financial services industry and practiced as a certified public accountant.


    KEN SACKNOFF -- Mr. Sacknoff, age 43, has served as Senior Vice President of Corporate Risk since April 1996. Mr. Sacknoff served as Director of Corporate Risk for Residential Funding Corporation in Minneapolis from March 1995 to
March 1996 and as Vice President of Risk Management Information & Analysis for Associates Corporation from July 1992 to March 1995. Mr. Sacknoff served as Vice President of Risk Management at Beneficial National Bank from November 1990 to July 1992 and as Director of Centralized Operations at Beneficial Corporation from September 1989 to November 1990. Prior thereto, Mr. Sacknoff was employed by G.E. Capital in various management positions from 1979 to 1989.

    BARRY S. TENENHOLTZ -- Mr. Tenenholtz, age 39, has served as Senior Vice President and Treasurer since January, 1995. From July 1990 to February 1993 Mr. Tenenholtz served as Corporate Tax Manager for TIC United Corp. From June 1988 to June 1990 Mr. Tenenholtz served as corporate tax manager for Dalfort Corporation.


COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established two standing committees: the Compensation Committee and the Audit Committee. Messrs. Fitzgerald, Jessee, Stein and Seegers serve on the Compensation Committee and the Audit Committee. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1995 Employee Plan and the Company's Employee Stock Purchase Plan (the "Purchase Plan"). See "-- Stock Option Plan" and "-- Employee Stock Purchase Plan." The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

EMPLOYMENT AGREEMENTS; KEY-MAN LIFE INSURANCE


    EMPLOYMENT AGREEMENTS. On August 25, 1995, the Company entered into employment agreements with each of the executive officers named in the Summary Compensation Table under "-- Executive Compensation." Mr. Phillip's employment agreement is for a term of five years, and Mr. Green's employment agreement is for a term of three years. Each employment agreement automatically renews for successive periods after the initial term, unless the employee or the Company notifies the other within a specified time that the term will not be extended. On May 30, 1996, Mr. Poythress retired and entered into a consulting agreement with the Company that will expire on August 24, 1997.

    Under the terms of the respective employment agreements, the Company pays Mr. Phillips a minimum base salary of $400,000 per year and Mr. Green a minimum $230,000 per year, which are adjusted annually to meet cost of living increases. Pursuant to a consulting agreement, the Company pays Mr. Poythress a fee of $232,500 per year, and provides certain insurance benefits to him. Each executive officer is entitled to participate generally in the Company's employee benefit plans, including the 1995 Employee Plan and the Purchase Plan, and is eligible for an incentive bonus under the Company's executive bonus pool. Such cash bonuses are made at the discretion of the Company based on subjective performance criteria.


    If the executive officer is terminated "for cause," which definition generally includes termination by the Company due to the executive's willful failure to perform his duties under the employment agreement, executive's personal dishonesty or breach of his fiduciary duties or the employment agreement to which he is a party, then the Company is obligated to pay the executive so terminated only his base salary up to the date upon which the Company notifies the executive of his termination "for cause." On the other hand, if the executive officer is terminated without cause, then the Company is obligated to pay the executive officer so terminated a lump sum payment equal to his base salary for the remaining term of the employment agreement. If the executive officer resigns for "good reason," which generally includes the executive officer's resignation due to a breach by the Company of his employment agreement, the Company must pay the executive officer so terminated a lump sum payment equal to the salary of the executive officer for the remaining term of the employment agreement. In the case of the retirement or death of the executive officer, the Company is obligated to pay the executive officer only his base salary up to the date of such death or retirement. If the executive officer becomes disabled, the Company must continue to pay the executive officer his base salary for a period of up six months and, if the disability extends beyond six months, the Company may terminate the executive by giving him 30 days' notice of such termination.

    Each of the executive officers named in the Summary Compensation Table below, by virtue of his employment agreement, has agreed not to solicit customers or employees of the Company in any manner for a period of 24 months following his resignation or termination from the Company and, will not compete for any period for which a lump sum has been paid by the Company in accordance with the employment agreement. During the term of his consulting agreement, Mr. Poythress has agreed not to (i) be employed by a lending institution or company specializing in Title I Loans with its principal office in the Dallas-Fort Worth area, (ii) be a consultant, director, officer, employee or partner of any lending institution specializing in Title I Loans that is ranked among the top five Title I lenders operating on a nationwide basis, (iii) solicit business from anyone who purchased loans from the Company within six months prior to the effective date of the consulting agreement, (iv) induce or solicit any person to leave their employment with Company and (v) disclose certain information obtained from the Company.


    KEY-MAN LIFE INSURANCE. The Company maintains a $3.0 million key-man life insurance policy on Mr. Phillips, which the Company has assigned to BOCP
II. The Company does not maintain key-man life insurance policies on any of its other executive officers.


COMPENSATION OF DIRECTORS

    The Company pays each nonemployee director a fee of $2,500 for each meeting of the Board of Directors that he attends. The Company reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Director and committee meetings. For a discussion of the 1995 Director Plan and the grant of certain nonqualified stock options to the nonemployee directors of the Company under the 1995 Director Plan, see "-- Nonemployee Director Stock Option Plan."

EXECUTIVE COMPENSATION


    The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during fiscal 1995 and 1996 by the Company to or on behalf of the Chief Executive Officer and the other highest compensated executive officers of the Company.


                              SUMMARY COMPENSATION TABLE



                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                               --------------------
                                                 ANNUAL COMPENSATION(1)             AWARDS         PAYOUTS
                                            ---------------------------------  --------------------  -------
                                                                    OTHER
                                                                    ANNUAL     RESTRICTED  OPTIONS/             ALL OTHER
       NAME AND                     FISCAL   SALARY      BONUS   COMPENSATION    STOCK       SARS     LTIP    COMPENSATION
   PRINCIPAL POSITION                YEAR     ($)         ($)         ($)         ($)         (#)      ($)         ($)
---------------------------------   ------  --------    -------  ------------  ----------  --------  ------   ------------
Daniel T. Phillips................   1996   $401,605    800,000        --          --          --       --          --
Chairman of the Board,               1995    221,333    225,000        --          --          --       --          --
President, Chief Executive
Officer and Director

Ronald M. Mankoff (2).............   1996    321,394     320,000        --          --          --       --          --
General Counsel and Director         1995    216,047     225,000        --          --          --       --          --

Eric C. Green (3).................   1996    227,990     300,000        --          --       150,000     --          --
Executive Vice President and         1995    110,000     125,000        --          --          --       --          --
Chief Financial Officer

James H. Poythress................   1996    176,232         -0-        --          --          --       --          --
Executive Vice President and         1995     37,885(5)  205,000        --          --          --       --          --
Chief Operating Officer


----------------

(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, do not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer. Bonuses with respect to fiscal 1995 and 1996 were accrued during each respective fiscal year and paid in November 1995 and 1996, respectively.


(2) Mr. Mankoff retired as General Counsel and Director of the Company in November 1996.

(3) Mr. Green joined the Company in April 1995, at an annual salary of $180,000. The options shown are presented giving effect to the one-for-one stock dividend in November 1996.

(4) Mr. O'Bryan joined the Company in April 1996, at an annual salary of $180,000.

(5) Mr. Poythress joined the Company in June 1995, at an annual salary of $100,000. Mr. Poythress retired from the Company in May 1996, and has agreed to serve as a consultant to the Company through August 1997. See "-- Employment Agreements; Key-Man Life Insurance."

GRANTS OF OPTIONS AND STOCK APPRECIATION RIGHTS ("SARS")

    The following table sets forth details regarding stock options granted to the named executive officers listed in the Summary Compensation Table during fiscal 1996. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The Company granted no SARs in fiscal 1996.

                        OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                      INDIVIDUAL GRANTS
                                  ----------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                                   PERCENT OF                                     AT ASSUMED ANNUAL RATES
                                                 TOTAL OPTIONS/                                 OF STOCK PRICE APPRECIATION
                                  OPTIONS/SARS  SARS GRANTED TO      EXERCISE                        FOR OPTION TERM (2)
                                   GRANTED(1)     EMPLOYEES IN    OR BASE PRICE   EXPIRATION    ---------------------------
         NAME                         (#)          FISCAL YEAR       ($/SH)          DATE          5% ($)         10% ($)
--------------------------------- ------------  ---------------   -------------   ---------     ----------      -----------
Daniel T. Phillips................   100,000          7.45%           7.00         11/15/05        70,000         140,000
Ronald M. Mankoff.................   100,000          7.45%           7.00         11/15/05        70,000         140,000
Eric C. Green.....................    91,162          6.79%           7.00         11/15/05        63,813         127,626
James H. Poythress (3)............    91,162          6.79%           7.00         11/15/05        63,813         127,626

----------------
(1) Options granted to executives were granted under the Company's Stock Option Plan. Options vest generally in one-third increments over a three-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Stock Option Plan, including retirement, termination in the event of a change in control, death or disability.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.
(3) Mr. Poythress retired from the Company in June 1996.


EXERCISES OF OPTIONS AND SARS

    The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 1996, and unexercised options held as of September 30, 1996. No options were exercised by the named executive officers during fiscal 1996, and no named executive officer held any SARs.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          FISCAL YEAR END OPTION/SAR VALUES

                                                                  VALUE OF
                          NUMBER OF                NUMBER OF     UNEXERCISED
                            SHARES               UNEXERCISED     IN-THE-MONEY
                           ACQUIRED              OPTIONS/SARS    OPTIONS/SARS
                              ON        VALUE    AT FY-END (#)   AT FY-END ($)
                          EXERCISE    REALIZED   EXERCISABLE/    EXERCISABLE/
     NAME                    (#)        ($)     UNEXERCISABLE   UNEXERCISABLE(1)
------------------------- ---------   --------  --------------  ----------------
Daniel T. Phillips.......     0         0.00      0/100,000       0/1,581,000
Ronald M. Mankoff........     0         0.00      0/100,000       0/1,581,000
Eric C. Green............     0         0.00      0/241,162       0/3,212,772
James H. Poythress.......     0         0.00      0/91,162        0/1,441,272

----------------

(1) Values are stated based upon the closing price of $22.81 per share of the Company's Common Stock on the NASDAQ/NMS on September 30, 1996, the last trading day of the Company's fiscal year.


STOCK OPTION PLAN

    In August 1995, the Board of Directors and stockholders adopted the 1995 Employee Plan. The purpose of the 1995 Employee Plan is to advance the interests of the Company by providing additional incentives to attract and retain qualified and competent employees and consultants of the Company and directors of the Company's subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent. Nonemployee directors of RAC Financial Group, Inc. are not eligible to participate in the 1995 Employee Plan. As of the date hereof, substantially all of the Company's full-time employees are eligible for grants of stock options ("Employee Options") under the terms of the 1995 Employee Plan.
Options to purchase an aggregate of 572,324 shares of Common Stock have been granted to certain current and former officers of the Company as follows:
Ronald M. Mankoff (100,000 shares), Daniel T. Phillips (100,000 shares), Eric
C. Green (241,162 shares) and James H. Poythress (91,162 shares) and Gene O'Bryan (40,000 shares). Such non-qualified stock options vest in one-third increments in November 1996, 1997 and 1998, respectively.


    The 1995 Employee Plan authorizes the granting of incentive stock options ("Incentive Options") and nonqualified stock options ("Nonqualified Options") to purchase Common Stock to eligible persons. A total of 1,100,000 shares of Common Stock are authorized for sale upon exercise of Employee Options granted under the 1995 Employee Plan. In October 1996, the Board of Directors increased the number of shares of Common Stock authorized for sale to 3,200,000 shares, subject to the approval of the stockholders at the next annual meeting of stockholders. The 1995 Employee Plan is currently administered by the Compensation Committee of the Board of Directors, which consists of three members of the Board of Directors, each of whom is a disinterested person. The 1995 Employee Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.


    No Incentive Option may be granted with an exercise price per share less than the fair market value of the Common Stock at the date of grant. The Nonqualified Options may be granted with any exercise price determined by the administrator of the 1995 Employee Plan. The exercise price of an Employee Option may be paid in cash, by certified or cashier's check, by money order, by personal check or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock. However, if the optionee acquired the stock to be surrendered directly or indirectly from the Company, he must have owned the stock to be surrendered for at least six months prior to tendering such stock for the exercise of an Employee Option.

    An eligible employee may receive more than one Incentive Option, but the maximum aggregate fair market value of the Common Stock (determined when the Incentive Option is granted) with respect to which Incentive Options are first exercisable by such employee in any calendar year cannot exceed $100,000. In addition, no Incentive Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such Incentive Option on the date of grant and such Incentive Option expires not later than five years from the date of grant. Awards of Nonqualified Options are not subject to these special limitations.

    No Employee Option granted under the 1995 Employee Plan is assignable or transferable, otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his Employee Option is exercisable only by him or his guardian or legal representative. The expiration date of an Employee Option is determined by the administrator at the time of the grant, but in no event may an Employee Option be exercisable after the expiration of 10 years from the date of grant of the Employee Option.

    The administrator of the 1995 Employee Plan may limit an optionee's right to exercise all or any portion of an Employee Option until one or more dates subsequent to the date of grant. The administrator also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Employee Option may be exercised. The 1995 Employee Plan also provides that 30 days prior to certain major corporate events such as, among other things, certain changes in control, mergers or sales of substantially all of the assets of the Company (a "Major Corporate Event"), each Employee Option shall immediately become exercisable in full. In anticipation of a Major Corporate Event, however, the administrator may, after notice to the optionee, cancel the optionee's Employee Options on the consummation of the Major Corporate Event. The optionee, in any event, will have the opportunity to exercise his Employee Options in full prior to such Major Corporate Event.

    If terminated for cause, all rights of an optionee under the 1995 Employee Plan cease and the Employee Options granted to such optionee become null and void for all purposes. The 1995 Employee Plan further provides that in most instances an Employee Option must be exercised by the optionee within 30 days after the termination of the consulting contract between such consultant and the Company or termination of the optionee's employment with the Company, as the case may be (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such Employee Option was exercisable on the date of such termination. If the optionee is not otherwise employed by, or a consultant to, the Company, his Employee Option must be exercised within 30 days of the date he ceases to be a director of a subsidiary of the Company. Generally, if an optionee's employment or consulting contract is terminated due to mental or physical disability, the optionee will have the right to exercise the Employee Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by, or providing consulting services under a consulting contract to, the Company, the Employee Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee's death by the optionee's legal representative or legatee.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

    In August 1995, the Board of Directors adopted the 1995 Director Plan. The 1995 Director Plan was also approved by the stockholders of the Company in August 1995. The purpose of the 1995 Director Plan is to advance the interests of the Company by providing an incentive to retain as independent directors persons of training, experience and ability, to encourage a sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company.


    Options under the 1995 Director Plan ("Director Options") are granted only to nonemployee directors of the Company. Director Options are automatically granted to each nonemployee director. Each person serving as a nonemployee director of the Company on the date of adoption of the 1995 Director Plan received a Director Option under the 1995 Director Plan exercisable for 10,000 shares of Common Stock at an exercise price of $7.91 per share (an "Initial Option"). Subsequently, on the date of each annual meeting of stockholders of the Company after such director's Initial Option has fully vested, such director shall receive a nonqualified stock option to purchase 2,000 shares of Common Stock, with an exercise price per share equal to the fair market value per share of the Common Stock on the date of grant (a "Subsequent Option"). Each Director Option expires 10 years after its date of grant. An aggregate of 20% of the total number of shares subject to such Initial Option vest on the date of each annual meeting of stockholders of the Company (at which such nonemployee director is reelected to the Board of Directors) held after the date of grant of the Initial Option. In addition, shares subject to a Subsequent Option vest in full on the date of grant of such Subsequent Option. Shares subject to a Director Option vest as to all shares then subject to the Director Option upon the occurrence of a Major Corporate Event. The 1995 Director Plan is, to the extent that discretion is allowed pursuant to the terms of the 1995 Director Plan, administered by the Board of Directors. For example, the Board of Directors may cancel outstanding unexercised options granted under the 1995 Director Plan upon the consummation of Major Corporate Events. In addition, the Board of Directors has certain limited discretion in amending, modifying, suspending or discontinuing the 1995 Director Plan.

    A total of 100,000 shares of Common Stock are authorized for issuance upon exercise of Director Options granted under the 1995 Director Plan. Director Options are granted with an exercise price per share equal to the fair market value of such shares on the date of grant. The exercise price of a Director Option may be paid in cash, by certified or cashier's check, by money order, by personal check or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock. The 1995 Director Plan provides for adjustments to the number of shares under which Director Options may be granted and to the exercise price of such outstanding Director Options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.


    No Director Option granted under the 1995 Director Plan is assignable or transferable, otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his Director Options are exercisable only by him or his guardian or legal representative. In addition, no Director Option is exercisable prior to the six-month anniversary of the date of grant for such Director Option. The 1995 Director Plan also provides that 30 days prior to certain Major Corporate Events, Director Employee Option shall immediately become exercisable in full. The unexercised portion of a Director Option automatically and without notice terminates and becomes null and void and is forfeited upon the earliest to occur of the following: (i) if the optionee's position as a director terminates other than by reason of such optionee's death, 30 days after the date that the optionee's position as a director terminates;
(ii) one year after the death of the optionee; or (iii) 10 years after the date of grant of such Director Option.

EMPLOYEE STOCK PURCHASE PLAN

    In August 1995, the Board of Directors adopted the RAC Financial Group, Inc. Employee Stock Purchase Plan (the "Purchase Plan") and reserved shares of Common Stock for issuance thereunder. The stockholders of the Company approved the Purchase Plan in August 1995. The purpose of the Purchase Plan is to provide eligible employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock ("ESPP Shares") from the Company through payroll deductions.

    Offerings under the Purchase Plan generally have a duration ("Offering Period") of 12 months and commence on October 1 of each year, but the Initial Offering Period under the Purchase Plan will commence on the first day of the calendar month immediately following the Offering. On the first business day of an Offering Period (the "Enrollment Date"), each eligible employee who chooses to participate ("Participant") is granted the right to purchase ("Purchase Right") on the last business day of such Offering Period ("Purchase Date") a number of whole ESPP Shares determined by dividing the Participant's total annual payroll deductions accumulated during such Offering Period by the Purchase Price described below. However, the number of ESPP Shares subject to each Participant's Purchase Right during such Offering Period shall in no event exceed the lesser of (i) the maximum number of ESPP Shares which could be purchased with such Participant's total payroll deductions for the Offering Period at a Purchase Price equal to 85% of the fair market value of the ESPP Shares on the Enrollment Date, (ii) the number of ESPP Shares determined by dividing $25,000 by the fair market value of the ESPP Shares on the Enrollment Date or (iii) the maximum number of ESPP Shares that would cause the total owned by the Participant to exceed the 5% ownership limits described below. Unless the Participant's participation is discontinued, his or her Purchase Right will be exercised automatically on the Purchase Date (i.e. the last business day of the Offering Period) at the Purchase Price.


    The total number of shares of Common Stock issuable under the Purchase Plan is 500,000. No less than 15 days prior to each Offering Period, the administrator of the Purchase Plan will determine the total number of ESPP Shares that will be made available for purchase during such Offering Period and will notify the eligible employees. With respect to ESPP Shares that are made available for an Offering Period, but which are not purchased during such Offering Period, the administrator may again make them available for purchase with respect to any subsequent Offering Period. In the event that on the Purchase Date of reference the aggregate amount of payroll deductions during the corresponding Offering Period exceed the aggregate Purchase Price of all ESPP Shares available for purchase during such Offering Period, each Purchase Right of a participant shall be reduced to that percentage of available ESPP Shares as the accumulated payroll deductions in his or her account is of the aggregate accumulated payroll deductions in the accounts of all Participants.


    Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by the Company or its designated subsidiaries, who is employed on June 30 preceding the Enrollment Date of reference, and who continues to be employed on the Enrollment Date, is eligible to participate in offerings under the Purchase Plan during the Offering Period, which includes such Enrollment Date. Employees become Participants by delivering to the Company an agreement authorizing payroll deductions at any time during the 45 days immediately preceding the Enrollment Date of reference. No employee is permitted to purchase ESPP Shares under the Purchase Plan if such employee owns 5% or more of the total combined voting power or value of all classes of shares of stock of the Company, including as owned by such employee all ESPP Shares subject to his Purchase Right, as adjusted, shares subject to any other options, or shares whose ownership is attributable to the employee by reason of ownership by certain members of his or her family. In addition, no Participant is entitled to purchase during the Offering Period of reference more than the maximum number of ESPP Shares subject to such Participant's Purchase Right during such Offering Period.

    The price at which ESPP Shares are sold under the Purchase Plan ("Purchase Price") is 85% of the lower of the fair market value per Share of Common Stock on the Enrollment Date (i.e., first business day of the Offering Period) or the Purchase Date (i.e., the last business day of the Offering Period). The Purchase Price of the ESPP Shares is accumulated by payroll deductions made during the Offering Period. The total payroll deductions of a Participant for an Offering Period may not be greater than the lesser of $21,250, or 25% of the Participant's annualized "considered pay" as determined at the beginning of the Offering Period, nor may such payroll deductions be less than an aggregate of $500. For Participants who are salaried employees, their "considered pay" is their basic rate of pay (i.e., exclusive of bonuses and other special payments), and for Participants who are hourly employees, their "considered pay" is the amount of their total pay for services rendered for the months of August and September immediately preceding the Offering Period of reference, annualized by multiplying that amount by six.

    All payroll deductions of a Participant are credited to his or her account under the Purchase Plan and are deposited with the general funds of the Company. Such funds may be used for any corporate purpose. No charges for administrative or other costs may be made by the Company against the accounts of Participants. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Any members of the Board of Directors who are not members of the administrator for at least 12 months prior to the Offering Period of reference, and who also are eligible employees, are permitted to participate in the Purchase Plan during such Offering Period. However, members of the administrator may not participate in the Purchase Plan during an Offering Period that commences within 12 months of the most recent date on which they were a member of the administrator.

    A Participant may terminate his or her right to purchase ESPP Shares with respect to a particular Offering Period by notifying the administrator at any time prior to the last 15 days of the Offering Period that the Participant is withdrawing all, but not less than all, of the accumulated payroll deductions credited to such Participant's account. The withdrawal of accumulated payroll deductions automatically terminates the Participant's Purchase Right with respect to that Offering Period. As soon as practicable after notice of such withdrawal, the payroll deductions credited to a Participant's account will be returned to the Participant without interest. A Participant's withdrawal with respect to an Offering Period does not have any effect upon such Participant's eligibility to participate in subsequent Offering Periods. Termination of a Participant's employment for any reason, including retirement or death, immediately terminates his or her participation in the Offering Period during which such termination of employment occurs. In such event, the payroll deductions credited to the Participant's account will be returned to the Participant as soon as practicable, or in the case of death, to the person or persons entitled thereto, in either case without interest.

    In the event of changes in the Common Stock of the Company, however, due to stock dividends or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company to the ESPP Shares subject to purchase, to the price per share and, where necessary, to the conditions relating to the exercise of the Purchase Right, so that, to the extent reasonably possible, such events do not adversely affect the rights of Participants. If, however, there is a proposed dissolution or liquidation of the Company, the Offering Period during which such event occurs will be deemed terminated upon the occurrence of such event.


    The Purchase Plan will terminate automatically on August 31, 2005, and prior to that date the Board of Directors of the Company generally may at any time amend or terminate the Purchase Plan. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if such amendment would increase the number of ESPP Shares that may be issued under the Purchase Plan, change the designation of the employees eligible for participation in the Purchase Plan, or constitute an amendment for which stockholder approval is required in order to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule.


401(K) SAVINGS PLAN

    In October 1995, the Company established the Company's 401(k) Savings Plan, which is intended to comply with Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. Amounts contributed to the plan are held under a trust intended to be exempt from income tax pursuant to Section 501(a) of the Internal Revenue Code. All full time employees of the Company that have completed at least one month of service are eligible to participate in the plan. Participating employees will be entitled to make pre-tax contributions to their accounts in amounts equal to not less than 1% and not more than 15% of their compensation each year, subject to certain maximum annual limits imposed by law (approximately $9,500 in 1996). The Company may elect to match employee contributions in amounts of up to 4% of their compensation. The Company also has the right to make certain additional matching contributions in amounts not to exceed 15% of employee compensation. Matching contributions made by the Company vest in participating employees over a five-year period after the date of contribution. Distributions generally are payable in a lump-sum after retirement or death and, in certain circumstances, upon termination of employment with the Company for other reasons.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1994 and fiscal 1995, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning executive compensation for fiscal 1995 were made by the Board of Directors, including Daniel T. Phillips and Ronald M. Mankoff, who both were (and Mr. Phillips continues to be) executive officers of the Company and participated in deliberations of the Board of Directors regarding executive officer compensation. Decisions concerning executive compensation for fiscal 1996 were made by the Compensation Committee of the Board of Directors of the Company. See "-- Committees of the Board of Directors."

    None of the executive officers of the Company currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions.


    The Company engaged in the following transactions with Daniel T. Phillips and Ronald M. Mankoff during the three fiscal years ended September 30, 1996. On October 15, 1994, the Company redeemed a total of 50,000 shares of Series A Cumulative Preferred Stock, of which 25,000 shares were owned by the Mankoff Trust and 25,000 shares were owned by the Phillips Partnership. Each such redemption was for $25,000 plus accrued and unpaid dividends. In addition, in April 1995, the Company redeemed an additional 150,000 shares of Series A Cumulative Preferred Stock, of which 75,000 shares were from the Mankoff Trust and 75,000 shares were from the Phillips Partnership. Each such redemption was for $75,000 plus accrued and unpaid dividends. In February 1996, the Company redeemed the 50,000 shares of Series A Cumulative Preferred Stock owned by each of the Mankoff Trust and the Phillips Partnership for $1.00 per share plus accrued and unpaid dividends. Accordingly, the total redemption payment received by each of the Mankoff Trust and the Phillips Partnership was approximately $57,500. See "Certain Relationships and Related Party Transactions" and "Description of Capital Stock."


             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Since its inception, the Company has had business relationships and engaged in certain transactions with affiliated companies and parties as described below. It is the policy of the Company to engage in transactions with related parties only on terms that, in the opinion of the Company, are no less favorable to the Company than could be obtained from unrelated parties.

RELATIONSHIP WITH FARM BUREAU


    As of November 30, 1996, Farm Bureau was the beneficial owner of 805,742 shares of Non-Voting Common Stock and 3,132,000 shares of Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock."

    On March 31, 1995, the Company issued to Farm Bureau an aggregate of $1.35 million principal amount of Subordinated Notes (out of a total of $6.35 million principal amount of Subordinated Notes issued at that time by the Company). For a description of the Subordinated Notes and the amount issued to BOCP II, see "-- Relationship with Bank One." As of September 30, 1996, the Company had paid Farm Bureau an aggregate of $121,500 in interest payments under the terms of the Subordinated Notes, as well as an aggregate of approximately $27,000 in fees and expenses related to the issuance by the Company of the Subordinated Notes to Farm Bureau. In connection with the issuance of the Subordinated Notes to Farm Bureau, the Company also issued Farm Bureau warrants to purchase an aggregate of 569,768 shares of Non-Voting Common Stock for a nominal exercise price, which were exercised prior to the Company's initial public offering.

    In April 1995, the Company issued additional warrants to Farm Bureau to purchase an aggregate of 592,414 shares of Non-Voting Common Stock. Such warrants were issued in consideration of Farm Bureau's agreement to waive certain redemption rights with respect to the Series B Cumulative Preferred Stock held by Farm Bureau and such warrants were exercised in full prior to the Company's initial public offering.

    In September 1995, the Company entered into the Farm Bureau Facility, under which Farm Bureau agreed to lend the Company up to $5.5 million at a rate of interest of 12% per annum. The Company had borrowed $5.5 million under this financing facility. All borrowings pursuant to such financing were repaid in February 1996 with a portion of the net proceeds to the Company from its initial public offering and the facility was terminated. In connection with the facility, the Company issued to Farm Bureau warrants to purchase that number of shares of Common Stock equal to the quotient of $400,000 divided by 70% of the initial public offering price of $8.50 per share. Accordingly, Farm Bureau's warrants are exercisable for the purchase of 67,226 shares of Common Stock at an exercise price of $5.95 per share.

RELATIONSHIP WITH BANK ONE

    As of November 30, 1996, BOCP II was the beneficial owner of 3,362,154 shares of Non-Voting Common Stock, and BOCP V was the beneficial owner of 272,780 shares of Non-Voting Common Stock. See "Principal Stockholders."

    Banc One Capital Corporation ("BOCC"), an affiliate of Bank One, acted as placement agent with respect to each of the securitizations completed by the Company during fiscal 1995 and 1996. As consideration for acting as placement agent, the Company paid BOCC an aggregate of $2.5 million and $1.6 million in fiscal 1995 and 1996, respectively, representing fees, commissions and expenses.

    The Company maintains the Bank One Warehouse Facility, which was established in March 1995. As of September 30, 1996, the Company had paid Bank One an aggregate of $1.3 million in interest payments under the prescribed terms of the Bank One Warehouse Facility, as well as an aggregate of $106,473 in other fees and expenses related to amounts borrowed by the Company under this facility. For a more complete description of the terms of the Bank One Warehouse Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    On March 31, 1995, the Company issued to BOCP II an aggregate of $5.0 million principal amount of its Subordinated Notes (out of a total of $6.35 million principal amount of Subordinated Notes). The Subordinated Notes bear interest at the rate of 12% per annum, except that upon the occurrence of an event of default under the Subordinated Notes, the interest rate increases to 15% per annum. As of September 30, 1996, the Company had paid BOCP II an aggregate of $600,000 in interest payments under the terms of the Subordinated Notes, as well as an aggregate of approximately $125,000 in fees and expenses related to the issuance by the Company of the Subordinated Notes to BOCP II. The Subordinated Notes are subordinated to all amounts at any time due and owing to the Warehouse Lender and Bank One. In connection with the issuance of the Subordinated Notes to BOCP II, the Company also issued BOCP II warrants to purchase an aggregate of 2,110,232 shares of Non-Voting Common Stock for a nominal exercise price, which were fully exercised prior to the Company's initial public offering, and warrants to purchase an aggregate of 1,786,622 shares of Non-Voting Common Stock for an aggregate of $450,000, which were fully exercised prior to the Company's initial public offering.

    In February 1995, the Company and BOCP V entered into a financing arrangement to provide $700,000 of interim financing (the "BOCP V Financing"). In July 1995, the Company and BOCP V agreed to amend the terms of the BOCP V Financing so that the Company's debt arrangements with BOCP V would be on similar terms as those with BOCP II and Farm Bureau. As a consequence, the Company issued $700,000 principal amount of the Subordinated Notes to BOCP V. As of September 30, 1996, under the terms of the BOCP V Financing and the Subordinated Notes, the Company had paid BOCP V an aggregate of $93,333 in interest payments and an aggregate of $14,000 in other fees and expenses. In connection with the amendments of the BOCP V Financing and the issuance of the Subordinated Notes to BOCP V, the Company issued BOCP V warrants to purchase an aggregate of 290,780 shares of Non-Voting Common Stock for a nominal exercise price, which were fully exercised prior to the Company's initial public offering.

    In August 1996, the Company engaged BOCC to render financial advisory and consultation services in connection with a private offering by the Company. For such engagement, the Company paid BOCC $150,000.

                            PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 31, 1996 (as adjusted to reflect the one-for-one stock dividend paid on November 29, 1996), of: (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table; and
(iv) all directors and executive officers of the Company as a group. The address of each person listed below is 1250 Mockingbird Lane, Dallas, Texas 75247, unless otherwise indicated.

                                                          SHARES BENEFICIALLY
                                                               OWNED (1)
                                                          -------------------
                                               CLASS OF              PERCENT
NAME OF BENEFICIAL OWNER                    COMMON STOCK   NUMBER    OF CLASS
------------------------                    ------------  ---------  --------
Farm Bureau Life Insurance Company (2)...      Voting     1,932,000       8.6
                                             Non-Voting     805,742      18.1
Farm Bureau Mutual Insurance (2).........      Voting     1,200,000       5.3
Phillips Partnership (3).................      Voting     4,120,040      18.3
Daniel T. Phillips (4)(5)................      Voting     4,153,374      18.5
Ronald M. Mankoff (4)(6).................      Voting     3,803,162      16.9
BOCP II, Limited Liability Company (7)...    Non-Voting   3,362,154      75.7
Eric C. Green (4)(8).....................      Voting       458,428       2.0
Banc One Capital Partners V, Ltd. (9)....    Non-Voting     272,780       6.1
James H. Poythress (4)(10)...............      Voting       195,208         *
John Fitzgerald (4)......................      Voting        16,734         *
Dan Jessee (4)(11).......................      Voting        16,734         *
Paul Seegers (4).........................      Voting        16,734         *
Sheldon I. Stein (4).....................      Voting        13,334         *
All directors and executive officers
  as a group (6 persons) (4).............      Voting     8,498,500      38.6
___________
*   Represents less than one percent.

(1) Based on 22,449,140 shares of Common Stock and 4,440,676 shares of Non-Voting Common Stock outstanding on October 31, 1996. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The address of Farm Bureau is 5400 University Avenue, West Des Moines, Iowa 50266. See "Certain Relationships and Related Party Transactions -- Relationships with Farm Bureau."

(3) Lenox Investment Corporation, which is wholly owned by Daniel T. Phillips (1.0%), is the general partner and the Daniel T. Phillips Trust (the "Phillips Trust") (54.0%) and Mr. Phillips (45.0%) are each limited partners of the Phillips Partnership. Mr. Phillips has voting control over the shares of Common Stock owned by the Phillips Partnership through an irrevocable five-year voting proxy. Lenox Investment Corporation retains investment power with respect to such shares. Ronald M. Mankoff is the trustee of the Phillips Trust.

(4) Includes options that are currently exercisable, or become exercisable within 60 days of November 30, 1996, to purchase the number of shares of Common Stock indicated for the following persons: Daniel T. Phillips (33,334), Ronald
M. Mankoff (3,334), Eric C. Green (30,388), James H. Poythress (30,388), John Fitzgerald (3,334), Dan Jessee (3,334), Paul Seegers (3,334) and Sheldon I. Stein (3,334).

(5) Includes 4,120,040 shares of Common Stock owned by the Phillips Partnership but with respect to which Mr. Phillips has voting control. See Footnote 4.

(6) Includes 480,000 shares of Common Stock owned by the Mankoff Generation Trust, of which the trustee is Jerome J. Frank, Jr. Includes 120,000 shares of Common Stock owned by the Mankoff Charitable Trust of which the trustee is Jeffrey W. Mankoff, Ronald M. Mankoff's son, and Ronald M. Mankoff and his wife, Joy Mankoff, are the income beneficiaries. Also includes 2,600,000 shares of Common Stock owned by RJM Properties, Ltd., of which SFA Mortgage Company, which is owned by Mr. Mankoff (50.0%) and the Mankoff's Children's Trust (50.0%), is general partner (1.0%) and Mr. Mankoff (48.0%), Joy Mankoff (48.0%), Mr. Mankoff's wife, and Mankoff Irrevocable Trust (3.0%) are each limited partners. Also includes 100,000 shares of Common Stock owned by the Mankoff Irrevocable
Trust of which the trustee is Jerome J. Frank, Jr. and members of the Mankoff family are beneficiaries. Mr. Mankoff is the sole trustee of the Donald
Rubin Children's Trust, which owns 420,860 shares of Common Stock, and, therefore, may be deemed to beneficially own the shares of Common Stock held by such trust. Mr. Mankoff disclaims beneficial ownership of such shares of Common Stock and such shares are not included in Mr. Mankoff's total above.

(7) Beneficial ownership of the shares of Common Stock is held by the members of BOCP II. The address of BOCP II is 10 West Broad Street, Columbus, Ohio 43215. See "Certain Relationships and Related Party Transactions -- Relationship with Bank One."


(8) Includes 346,040 shares of Common Stock held by G.B. Kline Residuary Trust, of which Beverly Sellers, Mr. Green's mother, is the trustee. Mr. Green is an income beneficiary and Mr. Green's children have a remainder interest in the G.B. Kline Residuary Trust. Also includes 2,000 shares of Common Stock held by Mr. Green's wife.


(9) Beneficial ownership of the shares of Common Stock is held by the general and limited partners of BOCP V. The address of BOCP V is 10 West Broad Street, Columbus, Ohio 43215. See "Certain Relationships and Related Party Transactions -- Relationship with Bank One."

(10) Mr. Poythress retired from the Company in May 1996 and has agreed to serve as a consultant to the Company through August 1997.


(11) Does not include the 3,362,154 shares of Non-Voting Common Stock held by BOCP II and 272,780 shares of Non-Voting Common Stock held by BOCP V, which, in limited circumstances, may be exchanged for shares of Common Stock on a share-for-share basis. See "Description of Capital Stock -- Registration Rights." Mr. Jessee is Vice-Chairman of Banc One Capital Corporation, an affiliate of BOCP II and BOCP V, and disclaims beneficial ownership of these shares.


                           DESCRIPTION OF THE NOTES

    The Notes were issued under an Indenture, dated as of August 20, 1996 (the "Indenture"), between the Company and Bank One, Columbus, N.A., as trustee (the "Trustee"). A copy of the form of Indenture is being filed with the Commission as an exhibit to the Registration Statement. The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. Wherever particular provisions or defined terms of the Indenture (or of the form of Notes that is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety. As used in this "Description of the Notes," the "Company" refers to RAC Financial Group, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

    The Notes represent general unsecured subordinated obligations of the Company and are convertible into Common Stock as described below under the subheading "-- Conversion of Notes." The Notes are limited to $100,000,000 aggregate principal amount, have been issued in fully registered form only in denominations of $1,000 in principal amount or any multiple thereof and mature on August 15, 2003, unless earlier redeemed at the option of the Company or repurchased at the option of the Holder upon a Change of Control.

    The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of debt by the Company or any of its subsidiaries.

    The Notes bear interest from the date of original issue at the annual rate of 7.25% payable semi-annually on February 15 and August 15, commencing on February 15, 1997, to Holders of record at the close of business on the preceding February 1 and August 1, respectively. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    Unless other arrangements are made, interest is to be paid by check mailed to Holders entitled thereto. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee in New York, New York. Reference is made to the information set forth below under the subheading "-- Form, Denomination and Registration" for information as to Notes held by "qualified institutional buyers" or by Holders outside of the United States of Notes offered in reliance upon Regulation S.

BOOK ENTRY; DELIVERY AND FORM

    The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

    GLOBAL NOTES; BOOK ENTRY FORM. Notes held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), will be evidenced initially by a global note (the "144A Global Note") that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Notes sold to persons in offshore transactions in compliance with Regulation S under the Securities Act (each a "Non-U.S. Person") will be evidenced initially by a global note (the "Regulation S Global Note") that will be deposited with, or on behalf of, DTC and registered in the name of Cede as DTC's nominee for the accounts of Euroclear and Cedel Bank. Prior to and including the 40th day after the later of the commencement of the offering or the closing date (the "Unrestricted Date"), beneficial interests in the Notes represented by the Regulation S Global Note may only be held through Euroclear or Cedel Bank.

    The 144A Global Note and the Regulation S Global Note are hereinafter collectively referred to as the Global Note. Except as set forth below, the record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    On or prior to the Unrestricted Date, a beneficial interest in the Notes represented by the Regulation S Global Note may be transferred to a person who takes delivery in the form of a beneficial interest in the Notes represented by the 144A Global Note only upon receipt by the Trustee from the transferor of a written certification (a "Rule 144A Transfer Certificate") to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a QIB within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the Unrestricted Date, such certification requirements will no longer apply to such transfers. Beneficial interests in the Notes represented by the 144A Global Note may be transferred to a person who takes delivery in the form of a beneficial interest in the Notes represented by the Regulation S Global Note, whether before, on or after the Unrestricted Date, only upon receipt by the Trustee from the transferor of a written certification (a "Regulation S Transfer Certificate") to the effect that such transfer is being made in accordance with Rule 904 of Regulation S and that, if such transfer occurs on or prior to the Unrestricted Date, the interest transferred will be held immediately thereafter, until the Unrestricted Date, through Euroclear or Cedel Bank.

    Any beneficial interest in Notes represented by either of the Global Notes that is transferred to a person who takes delivery in the form of a beneficial interest in Notes represented by the other Global Note will, upon transfer, cease to be a beneficial interest in Notes represented by such Global Note and become a beneficial interest in Notes represented by the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in Notes represented by such other Global Note for as long as it remains such an interest.

    Any beneficial interest in Notes represented by the 144A Global Note that is transferred to an institutional "accredited investor" (as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an "institutional accredited investor")) that is not a QIB will be delivered in the form of a definitive note in registered and certified form (a "Definitive Note") and shall cease to be an interest in Notes represented by such 144A Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to a Definitive Note held by institutional accredited investors.

    No person other than a QIB or a Non-U.S. Person may own a beneficial interest in the 144A Global Note. QIBs and Non-U.S. Persons may hold their interest in the 144A Global Note directly through DTC if such holder is a participant in DTC or indirectly through organizations that are participants in DTC (the "Participants"). QIBs and Non-U.S. Persons who are not Participants may beneficially own interests in the 144A Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the 144A Global Note. Owners of beneficial interests in the 144A Global Note will be entitled to have certificates registered in their names and to receive physical delivery of certificates in definitive form.

    Investors may hold their interests in Notes represented by the Regulation S Global Note through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Following the Unrestricted Date (but not on the Unrestricted Date or earlier), investors may also hold such beneficial interests through organizations other than Euroclear and Cedel Bank that are participants in the DTC system. Cedel Bank and Euroclear will hold interests in the Notes represented by the Regulation S Global Note on behalf of their participants through customers' securities accounts in Cedel Bank's or Euroclear's respective names on the books of their respective depositories, which in turn will hold such interests in Notes represented by the Regulation S Global Note in customers' securities accounts in the depositories' names on the books of DTC. Transfers between participants in Euroclear and Cedel Bank will be affected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the Notes described above and in "Transfer Restrictions," cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Cedel Bank participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Cedel Bank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, as the case may be, by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (Brussels's time). Euroclear or Cedel Bank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving beneficial interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank participants and participants in Euroclear may not deliver instructions directly to the depositories for Cedel Bank or Euroclear.

    Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing a beneficial interest in a Global Note from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date and such credit of any transactions in beneficial interests in such Global Note settled during such processing will be reported to the relevant Euroclear or Cedel Bank participant on such business day. Cash received in Euroclear or Cedel Bank as a result of sales of beneficial interests in a Global Note by or through a Euroclear or Cedel Bank participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel Bank cash account only as of the business day following settlement in DTC.

    Payment of interest on and the redemption price of the Global Note will be made to Cede, the nominee for DTC, as registered owner of the Global Note, by wire transfer of immediately available funds on each interest payment date. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance of DTC, Euroclear or Cedel Bank or their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to the taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

    Although DTC, Euroclear and Cedel Bank have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Note.

    CERTIFICATED NOTES. Notes sold to investors that are neither QIBs nor Non-U.S. Persons will be issued in the form of a Definitive Note (which will initially bear the Securities Act Legend, as defined below) and may not be represented by the Global Note. In addition, QIBs and Non-U.S. Persons may request that certificated Notes be issued in exchange for Notes represented by the Global Note. Furthermore, certificated Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above.

    Unless determined otherwise by the Company in accordance with applicable law, Definitive Notes issued upon transfer or exchange of beneficial interests in Notes represented by the 144A Global Note will bear a legend setting forth transfer restrictions under the Securities Act as set forth under "Transfer Restrictions" (the "Securities Act Legend"). Unless determined otherwise by the Company in accordance with applicable law, after the Unrestricted Date, Definitive Notes issued upon transfer or exchange of beneficial interests in Notes represented by the Regulation S Global Note will not bear the Securities Act Legend. Upon the transfer, exchange or replacement of Notes bearing the legend, or upon specific request for removal of the Securities Act Legend on a Note, the Trustee shall deliver only Notes that bear such legend, or shall refuse to remove such legend, as the case may be, unless there is delivered to the Company and the Trustee such satisfactory evidence, in the form of a Regulation S Transfer Certificate or an opinion of counsel, that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act.

    Any holder desiring to exchange a legended Definitive Note for a beneficial interest in Notes represented by the Rule 144A Global Note must provide a certification that it is a QIB (a "Rule 144A Exchange Certificate"), or alternatively, after Unrestricted Date, that the Note was purchased in a transaction complying with Rule 904 of Regulation S (a "Regulation S Exchange Certificate"). Any holder desiring to exchange a legended Definitive Note for a beneficial interest in Notes represented by the Regulation S Global Note must provide a Regulation S Exchange Certificate.

    Any holder desiring to transfer a legended Definitive Note to a transferee that takes delivery in the form of a beneficial interest in Notes represented by the 144A Global Note must provide a Rule 144A Transfer Certificate, or alternatively, provided that the transfer takes place after the Unrestricted Date, a Regulation S Transfer Certificate. Any holder desiring to transfer a legended Definitive Note to a transferee which takes delivery in the form of a beneficial interest in Notes represented by the Regulation S Global Note must provide a Regulation S Transfer Certificate.

    Any holder desiring to exchange an unlegended Definitive Note for, or transfer an unlegended Definitive Note to a transferee which takes delivery in the form of, a beneficial interest in Notes represented by either Global Note may do so without need for such certification, except that on and until the Unrestricted Date, if such holder desires to exchange for, or transfer to a transferee which takes delivery in the form of, a beneficial interest in Notes represented by the Rule 144A Global Note, such holder must certify, in the case of an exchange, in the form of a Rule 144A Exchange Certificate or, in the case of a transfer, in the form of a Rule 144A Transfer Certificate.

    RESTRICTIONS ON TRANSFER; LEGENDS. The Notes are subject to certain transfer restrictions as described below under "Transfer Restrictions" and certificates evidencing the Notes bear a legend to such effect.

CONVERSION OF NOTES

    The Holders of Notes will be entitled at any time after 60 days following the latest date of original issuance thereof through the close of business August 15, 2003, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 in principal amount or multiples thereof) into Common Stock at $32.60 per share, subject to adjustment as described below; provided that in the case of Notes called for redemption, conversion rights will expire immediately prior to the close of business on the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note (or portion thereof) in respect of which a Holder is exercising its option to require repurchase upon a Change of Control may be converted only if such Holder withdraws its election to exercise such redemption option in accordance with the terms of the Indenture.

    Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends paid on any Common Stock issued. Holders of the Notes at the close of business on a record date will be entitled to receive the interest payable on such Note on the corresponding interest payment date. However, Notes surrendered for conversion after the close of business on a record date, and before the opening of business on the corresponding interest payment date must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (unless such Note is subject to redemption on a redemption date between such record date and the corresponding interest payment date). The interest payment with respect to a Note called for redemption on a date during the period from the close of business on or after any record date to the opening of business on the business day following the corresponding payment date will be payable on the corresponding interest payment date to the registered Holder at the close of business on that record date (notwithstanding the conversion of such Note before the corresponding interest payment date) and a Holder of Notes who elects to convert need not include funds equal to the interest paid. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the Common Stock on the last business day prior to the date of conversion.

    The conversion price is subject to adjustment (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or distribution on the outstanding Common Stock, (ii) the issuance to all holders of Common Stock of certain rights, options or warrants to purchase Common Stock at less than the current market price, (iii) certain subdivisions, combinations and reclassifications of Common Stock, (iv) distributions to all holders of Common Stock of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, option, warrants and distributions referred to in clause
(i) above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company and dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of the Company as referred to in clause (ii) of the second paragraph below) to all holders of Common Stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with
(x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    No adjustment will be made pursuant to clause (iv) of the preceding paragraph if the Company makes proper provision for each Holder of Notes who converts a Note to receive, in addition to the Common Stock issuable upon such conversion, the kind and amount assets (including securities) if such Holder had been a holder of the Common Stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by the Company to all holders of the Common Stock that entitle the holders thereof to purchase shares of the Company's capital stock and that, until the occurrence of an event (a "Triggering Event"), (i) are deemed to be transferred with the Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to be distributed until the occurrence of the Triggering Event.

    In the case of (i) any reclassification or change of the Common Stock (other than changes in par value or from par value to no par value or resulting from a subdivision or a combination) or (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets that they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, after giving effect to any adjustment event, assuming that a Holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing share holders.

    In the event of a taxable distribution to holders of Common Stock (or other transaction) that results in any adjustment of the conversion price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Tax Considerations -- U.S. Holders -- Adjustments to Conversion Price."

    The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to its stockholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Tax Considerations."

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

    The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities) if (a) a default in the payment of the principal of, premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (b) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the representative or representatives of holders of at least a majority in principal amount of Senior Indebtedness then outstanding. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, or (ii) in the case of a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received (or sooner, if such default is cured or waived), unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    "Senior Indebtedness" with respect to the Notes means the principal of, premium, if any, and interest on, and any fees, costs, expenses and any other amounts (including indemnity payments) related to the following, whether outstanding on the date of the Indenture or thereafter incurred, created, assumed or guaranteed: (a) indebtedness, matured or unmatured, whether or not contingent, of the Company for money borrowed evidenced by notes or other written obligations, (b) any interest rate contract, interest rate swap agreement or other similar agreement or arrangement designed to protect the Company or any of its subsidiaries against fluctuations in interest rates,
(c) indebtedness, matured or unmatured, whether or not contingent, of the Company evidenced by notes, debentures, bonds or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (d) obligations of the Company as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (e) indebtedness of others of any of the kinds described in the preceding clauses
(a) through (d) assumed or guaranteed by the Company and (f) renewals, extensions, modifications, amendments and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (a) through (f); provided, however, that the following shall not constitute Senior Indebtedness: (i) any indebtedness or obligation of the Company in respect of the Notes; (ii) any indebtedness of the Company to any of its subsidiaries or other affiliates; (iii) any indebtedness described in clauses (a) through (f) ranking PARI PASSU with or subordinate to the Notes pursuant to the terms of the instrument creating or evidencing such indebtedness; and (iv) any indebtedness incurred for the purchase of goods or materials in the ordinary course of business.

    In the event that the Trustee (or paying agent if other than the Trustee) or any Holder receives any payment of principal or interest with respect to the Notes at a time when such payment is prohibited under the Indenture, such payment shall be held in trust for the benefit of, and shall be paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness PARI PASSU with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness.

    As of September 30, 1996, the Company had approximately $341.0 million in principal amount of indebtedness that would be considered Senior Indebtedness. Additional borrowings under the Company's warehouse facilities constitute Senior Indebtedness and will rank prior in right of payment to the Holders of the Notes, notwithstanding that they are incurred subsequent to the issuance of the Notes. The Indenture does not prohibit or limit the incurrence of such Senior Indebtedness.

    In addition, because the Company's operations are conducted primarily through its operating subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including Holders of the Notes. As of September 30, 1996, the aggregate liabilities of such subsidiaries, which were not also Senior Indebtedness, were approximately $178.9 million. The Indenture does not limit the amount of additional indebtedness that any of the Company's subsidiaries can create, incur, assume or guarantee.

    Because of these subordination provisions, in the event of a liquidation or insolvency of the Company or any of its subsidiaries, Holders of Notes may recover less, ratably, than the holders of Senior Indebtedness.

    The Company expects from time to time to incur indebtedness constituting Senior Indebtedness other than debt under its warehouse facilities. The Indenture does not prohibit or limit the incurrence of additional indebtedness, including Senior Indebtedness, by the Company or its subsidiaries.

    No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any other holder, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

OPTIONAL REDEMPTION BY THE COMPANY

    The Notes are not redeemable at the option of the Company prior to August 17, 1999. At any time on or after that date, the Notes may be redeemed at the Company's option on at least 30 but not more than 60 days' notice, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), together with accrued interest to the date fixed for redemption if redeemed during the period beginning:


    DATE                                                    REDEMPTION PRICE
    ----                                                    ----------------
    August 17, 1999........................................      103.63%
    August 15, 2000........................................      102.42%
    August 15, 2001........................................      101.21%
    after August 14, 2002..................................      100.00%

    If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a Holder's Notes is selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption. No sinking fund is provided for the Notes.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require that the Company repurchase such Holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions in the Indenture.

    A "Change of Control" means an event or series of events in which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company (the "Voting Stock") or
(ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; provided that a Change in Control shall not be deemed to have occurred if either (i) the closing price per share of the Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the announcement of such Change of Control shall equal or exceed 105% of the conversion price of the Notes in effect on such trading day or (ii) at least 90% of the consideration in the Change of Control transaction consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction, the Notes become convertible solely into such common stock.

    Within 30 days following any Change of Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each Holder of Notes, at such Holder's address appearing in the security register, a notice stating,

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among other things, that a Change of Control has occurred, the purchase price, the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    The Company will comply, to the extent applicable, with the requirements of Rule 13e-4 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Notes as described above.

    Future indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require the Company to offer to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of Notes of their right to require the Company to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to Holders of Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of the incumbent management.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets (determined on a consolidated basis whether in a single transaction or a series of related transactions) to any person unless: (i) either the Company is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor Company (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes, including the conversion rights described above under "-- Conversion of Notes,"
(ii) immediately after giving effect to such transaction no Event of Default has happened and is continuing and (iii) the Company delivers to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the Notes when required as described under "-- Change of Control" (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default for 30 days in payment of any installment of interest on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default by the Company for 90 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the Holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the Holders of Notes to do so.

    The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the Holders of a majority in principal amount of Notes then outstanding.

    The Holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture. The Indenture provides that, subject to the duty of the Trustee following an Event of Default to act with the required standard of care, the Trustee will not be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Trustee receives satisfactory indemnity against any associated loss, liability or expense.

SATISFACTION AND DISCHARGE; DEFEASANCE

    The Indenture will cease to be of further effect as to all outstanding
Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders of Notes to receive payments of principal of, premium, if any, and interest on, the Notes, (iv) rights of Holders of Notes to convert to Common Stock, (v) rights, obligations and immunities of the Trustee under the Indenture and (vi) rights of the Holders of Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if
(A) the Company will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes that have been replaced or paid) have been delivered to the Trustee for cancellation or (C) (x) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the Trustee upon delivery of notice and (y) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

    The Indenture will also cease to be in effect (except as described in clauses (i) through (vi) in the immediately preceding paragraph) and the indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of Notes, of cash, U.S. Government Obligations (as defined in the Indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("legal defeasance"). Such legal defeasance may only be effected if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound, (ii) the Company has delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge by the Company and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (iv) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

    The Company may also be released from its obligations under the covenants described above under "-- Change of Control" and "-- Merger, Consolidation and Sale of Assets" with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of Notes, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if
(i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound, (ii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel to the effect that the Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by the Company and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (iv) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company will no longer be required to comply with the obligations described above under "-- Merger, Consolidation and Sale of Assets" and will have no obligation to repurchase the Notes pursuant to the provisions described under "-- Change of Control."

    Notwithstanding any satisfaction and discharge or defeasance of the Indenture, the obligations of the Company described under "-- Conversion of Notes" will survive to the extent provided in the Indenture until the Notes cease to be outstanding.

MODIFICATIONS OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to make redemption of any Note upon the happening of a Change of Control, impair or affect the right of a Holder to institute suit for the payment thereof, change the currency in which the Notes are payable, modify the subordination provisions of the Indenture in a manner adverse to the Holders of Notes or impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, without the consent of the Holder of each Note so affected or
(ii) reduce the aforesaid percentage of Notes, without the consent of the Holders of all of the Notes then outstanding.

CONCERNING THE TRUSTEE

    Bank One, Columbus, N.A., the Trustee under the Indenture, has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The Trustee and/or its affiliates currently provide and may in the future provide banking and other services to the Company in the ordinary course of their respective businesses. See "Certain Relationships and Related Party Transactions -- Relationship with Bank One."

                             DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 27,600,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), 25,000,000 shares of Non-Voting Common Stock, par value $0.01 ("Non-Voting Common Stock"), and 100,000,000 shares of Common Stock, par value $0.01 per share.

COMMON STOCK

    The rights of the holders of Non-Voting Common Stock and the holders of Common Stock are essentially identical, except that holders of Non-Voting Common Stock are not entitled to vote on any matters, except as otherwise required by Nevada law. As of November 30, 1996, there were 22,499,140 shares of Common Stock outstanding, which were held of record by 33 holders, and there were 4,440,676 shares of Non-Voting Common Stock outstanding, which were held of record by three holders. Holders of Common Stock and Non-Voting Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor.


    Each share of Common Stock entitles the holder thereof to one vote. Holders of Non-Voting Common Stock are not entitled to vote, except as otherwise required by Nevada law. Cumulative voting for the election of directors is not permitted, which means that the holders of the majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by Nevada law, a majority vote is sufficient for any act of the stockholders. The holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights. The holders of Non-Voting Common Stock do not have any preemptive, subscription or redemption rights, but holders of Non-Voting Common Stock, other than Farm Bureau, BOCP II, BOCP V and any of its or their affiliates, generally have the right to exchange shares of Non-Voting Common Stock for an equivalent number of shares of Common Stock. In addition, under certain circumstances, the shares of Non-Voting Common Stock held by BOCP II, BOCP V and Farm Bureau are exchangeable for shares of Common Stock.

    Upon liquidation of the Company, subject to the rights of holders of any Preferred Stock outstanding, the holders of Common Stock and Non-Voting Common Stock are entitled to receive the Company's assets remaining after payment

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

of liabilities proportionate to their pro rata ownership of the outstanding shares of Common Stock and Non-Voting Common Stock.

    All shares of Common Stock and Non-Voting Common Stock now outstanding are, and the shares of Common Stock to be outstanding upon the completion of the Offering will be, fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors is authorized, without further action of the stockholders of the Company, to issue from time to time shares of Preferred Stock in one or more series and with such relative rights, powers, preferences, limitations as the Board of Directors may determine at the time of issuance. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of shares of Preferred Stock could adversely affect the holders of Common Stock and Non-Voting Common Stock. By way of example, the issuance of Preferred Stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer, proxy contest or removal of incumbent management. Preferred Stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Stock. The Company does not have any shares of Preferred Stock outstanding, and currently, the Company has no intention to issue shares of Preferred Stock after the Offering.


REGISTRATION RIGHTS

    The Company has granted certain demand and incidental registration rights to BOCP II, BOCP V, Farm Bureau and the Warehouse Lender. BOCP II, BOCP V and/or Farm Bureau may, and the Warehouse Lender after September 1, 1997 may, by written notice, request that the Company register the shares of Common Stock and Non-Voting Common Stock then held by BOCP II, BOCP V, Farm Bureau or the Warehouse Lender, as the case may be (the "Registrable Securities"). The Company is required to use its best efforts to effect any such registration requested by BOCP II, BOCP V, Farm Bureau or the Warehouse Lender, but is not obligated to effect more than one such registration for each of BOCP II, BOCP V, Farm Bureau and the Warehouse Lender.

    The Warehouse Lender, Farm Bureau, BOCP II and BOCP V also are entitled to certain incidental registration rights with respect to their respective Registrable Securities. These incidental registration rights provide, generally, that if the Company proposes to register any of its capital stock under the Securities Act, the Warehouse Lender, Farm Bureau, BOCP II and BOCP V are entitled to notice by the Company of such proposed registration and are entitled to include any or all of their Registrable Securities in the registration. However, if the underwriters for any such offering deliver a written opinion to the Warehouse Lender, Farm Bureau, BOCP II or BOCP V, as the case may be, to the effect that the number of securities which the Warehouse Lender, Farm Bureau, BOCP II, BOCP V, the Company and all other holders of securities intend to include in such registration is sufficiently large as to potentially have an adverse effect on the offering, then the number of securities to be offered pursuant to such registration statement by the Warehouse Lender, Farm Bureau, BOCP II, BOCP V and the other holders proposed to be included in such registration, but in no event the Company, will be reduced pro rata among such holders to the recommended level of the underwriter. The Company is not required to effect more than three incidental registrations for each of Farm Bureau, BOCP II and BOCP V and an unlimited number of incidental registrations for the Warehouse Lender.

    In connection with each of the registrations required to be effected by the Company for the Warehouse Lender, Farm Bureau, BOCP II and BOCP V, the Company has agreed to pay all expenses incurred in connection with any such registration, except for any underwriting discounts.

    Farm Bureau, BOCP II and BOCP V are by written agreement entitled to exchange any shares of Non-Voting Common Stock held by them for shares of Common Stock, on a share-for-share basis under the following circumstances: (i) Farm Bureau, BOCP II or BOCP V, as the case may be (in such case, the "exchanging stockholder"), sells its Registrable Securities in a widely dispersed public offering, (ii) the exchanging stockholder sells its Registrable Securities in a private placement pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, provided that no purchaser of such shares acquires more than 2% of the Company's outstanding voting capital stock, (iii) the exchanging stockholder sells its Registrable Securities directly to a third party who elects to exchange such shares, or (iv) the exchanging stockholder does not own or have the right to acquire more than 4.9% of the outstanding voting capital stock of the Company.

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


    In connection with the acquisition of FIRSTPLUS West, the Company agreed to file with the Commission a registration statement for the public sale of an aggregate of $5,000,000 of Common Stock held by the former shareholders of FIRSTPLUS West. In the event such offering is not underwritten, the former shareholders of FIRSTPLUS West may require the Company to file one shelf registration for such securities, provided the former shareholders pay all expenses incident thereto. Such registration statement was filed by the Company in November 1996.

    In connection with the acquisition of National, the Company filed with the Commission on November 8, 1996, a registration statement for the public sale of an aggregate of 100,401 shares of Common Stock held by former shareholders of National.


CERTAIN CHARTER, BYLAWS AND STATUTORY PROVISIONS

    Certain provisions in the Articles of Incorporation, the Bylaws and the Nevada General Corporation Law could have the effect of delaying, deferring or preventing changes in control of the Company. See "Risk Factors -- Effect of Certain Charter, Bylaw and Statutory Provisions."

MISCELLANEOUS

    Certain state securities laws restrict issuers with dual classes of common stock from offering equity securities of such issuers. The Company does not believe that any such state law restrictions will have a material adverse effect on the amount of equity securities the Company will be able to offer or the price obtainable for such securities by the Company or by stockholders in the secondary trading market.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is KeyCorp Shareholder Services, Inc.


                              CERTAIN TAX CONSIDERATIONS

GENERAL

    The following is a discussion of certain U.S. federal income tax and estate tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof. For purposes of this discussion, a "U.S. Holder" is a Holder that is an individual who is a citizen or resident of the United States, a corporation or a partnership that is organized under the laws of the United States or any state thereof or an estate or trust whose income is includible in gross income regardless of its source. A "Non-U.S. Holder" is a Holder that is not a U.S. Holder. This summary applies only to Notes and Common Stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). It does not discuss all of the tax consequences that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, such as dealers in securities or foreign currencies, financial institutions, life insurance companies, or regulated investment companies, or to Holders whose functional currency is not the United States dollar or who hold the Notes or the Common Stock as part of a synthetic security, conversion transaction, or certain "straddle" or hedging transactions.

    The U.S. federal income tax and estate tax considerations set forth below are based upon the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those presented below.

U.S. HOLDERS

    INTEREST. Interest on a Note should be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

    SALE, EXCHANGE OR REDEMPTION OF A NOTE. A U.S. Holder should recognize gain or loss, if any, on the sale, redemption or other taxable disposition of a
Note in an amount equal to the difference, if any, between the U.S. Holder's adjusted tax basis in the Note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the Notes, which should be treated as interest for U.S. federal income tax purposes). Subject to the market discount rules noted under "U.S. Holders -- Market Discount and Bond Premium" below, gain or loss, if any, recognized on the sale, redemption or other taxable disposition of a Note generally should be long-term capital gain or loss if the Note was held for more than one year as of the date of disposition.

    MARKET DISCOUNT AND BOND PREMIUM. If a U.S. Holder acquires a Note subsequent to its original issuance and the Note's stated redemption price at maturity exceeds the U.S. Holder's initial tax basis in the Note by more than a de-minimis amount, the U.S. Holder should generally be treated as having acquired the Note at a "market discount" equal to such excess. In addition, if a U.S. Holder's initial tax basis in a Note exceeds the stated redemption price at maturity of the Note, the U.S. Holder should generally be treated as having acquired the Note with "bond premium" in an amount equal to such excess. U.S. Holders should consult their tax advisers regarding the existence, if any, and tax consequences of market discount and bond premium.

    CONVERSION OF THE NOTES. A U.S. Holder should not recognize gain or loss upon conversion of the Notes into Common Stock. The U.S. Holder's tax basis in shares of Common Stock received upon conversion should be the same as the U.S. Holder's adjusted tax basis of the Notes converted (reduced by the portion of such basis allocable to any fractional Common Stock interest for which the U.S. Holder receives a cash payment from the Company). The holding period of the Common Stock received in the conversion should include the holding period of the Notes that were converted. A U.S. Holder generally should recognize gain (or loss) upon a conversion to the extent that any cash paid in lieu of a fractional share of Common Stock exceeds (or is less than) its tax basis allocable to such fractional share.

    DIVIDENDS. Dividends paid on Common Stock received upon conversion will be taxable to a U.S. Holder as ordinary income, to the extent paid out of the Company's current or accumulated earnings and profits. Subject to certain restrictions, dividends received by a corporate U.S. Holder generally should be eligible for the 70% dividends received deduction.

    SALE OF COMMON STOCK. A U.S. Holder of Common Stock received on conversion who sells or otherwise disposes of such stock in a taxable transaction will recognize capital gain or loss equal to the difference between the cash and the fair market value of any property received on such sale and the U.S. Holder's tax basis in such stock. Such gain or loss will be long term gain or loss if the holding period for such Common Stock was more than one year.

    REDEMPTION OF COMMON STOCK. A redemption by the Company of some or all of a U.S. Holder's Common Stock will be treated as a dividend to the redeeming U.S. Holder to the extent of the Company's current and accumulated earnings and profits unless the redemption meets one of the tests under Section 302(b) of the Code. If one of the tests under Section 302(b) is met, the redemption will be treated as an exchange giving rise to capital gain or loss, except to the extent of declared but unpaid dividends. Such gain or loss will be long term capital gain or loss if the holding period for such Common Stock was more than one year. U.S. Holders should consult their tax advisors as to the application of Section 302 (b) to their particular circumstances.

    ADJUSTMENTS TO CONVERSION PRICE. Pursuant to Treasury Regulations promulgated under Section 305 of the Code, a U.S. Holder of a Note should be treated as having received a constructive distribution from the Company upon an adjustment in the conversion price of the Notes if (i) as a result of such adjustment, the proportionate interest of such U.S. Holder in the assets or earnings and profits of the Company is increased, and (ii) the adjustment is not made pursuant to a bona fide, reasonable, anti-dilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula, if the adjustment were made to compensate for certain taxable distributions with respect to the Common Stock into which the Notes are convertible. Thus, under certain circumstances, a decrease in the conversion price of the Notes may be taxable to a U.S. Holder of a Note as a dividend to the extent of the current or accumulated earnings and profits of the Company. In addition, the failure to adjust fully the conversion price of the Notes to reflect distributions of stock dividends with respect to the Common Stock may result in a taxable dividend to the U.S. Holders of the Common Stock.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. A U.S. Holder of a Note, or of Common Stock issued upon conversion of a Note, may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply at a rate of 31% with respect to dividends or interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, such Note or Common Stock, as the case may be, unless (i) such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

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(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules.

NON-U.S. HOLDERS

    THE NOTES. The payment of interest on a Note should generally not be subject to U.S. federal withholding tax, if (1) the interest is not effectively connected with the conduct of a trade or business within the United States,
(2) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (3) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and
(4) either (i) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 (or on a suitable substitute form) or
(ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payer with a copy thereof.

    A Non-U.S. Holder should generally not be subject to U.S. federal income tax on any gain or income realized in connection with the sale, exchange, retirement, or other disposition of a Note, including the exchange of a Note for Common Stock, unless the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) has a tax home in the United States and the gain from the disposition is not attributable to an office of other fixed place of business maintained by such non-U.S. Holder in a foreign country or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in the United States.

    A Note held directly by an individual who, at the time of death, is not a citizen or resident of the United States should not be includible in such individual's gross estate for U.S. estate tax purposes as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, if payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Even if the Note was includible in the gross estate under the foregoing rules, the Note may be excluded under the provisions of an applicable estate tax treaty.

    THE COMMON STOCK. In general, dividends (including any amounts that are treated as dividends as described above) paid to a Non-U.S. Holder of the Common Stock should be subject to U.S. federal income tax withholding at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payer. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

    Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding tax discussed above and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed Treasury Regulations not currently in effect, however, a Non-U.S. Holder of the Common Stock who wishes to claim the benefit of an applicable tax treaty rate would be required to satisfy applicable certification and other requirements, which would include filing a form that contains the Non-U.S. Holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty), attesting to the Non-U.S. Holder's status as a resident thereof.

    A Non-U.S. Holder of the Common Stock that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

    A Non-U.S. Holder of the Common Stock should generally not be subject to U.S. income or withholding tax on gain realized on the sale or exchange of such stock, or a redemption treated as a sale or exchange of the stock, unless the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) has a tax home in the United States and the gain from the disposition is not attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in a foreign country, or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in the United States. Common Stock held directly by an individual who at the time of death is not a citizen or resident of the United States will nevertheless generally be includible in the gross estate of such individual for U.S. estate tax purposes, subject to contrary provisions of an applicable estate tax treaty.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Payments on the Notes made by the Company or any paying agent of the Company and payments of dividends on the Common Stock to certain noncorporate Non U.S. Holders generally should be subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting and backup withholding do not apply, however, to payments made outside the United States by the Company or a paying agent on a Note or to payments of dividends on the Common Stock if the certification described under "Non-U.S. Holders -- The Notes" above is received, provided in each case that the payer does not have actual knowledge that the Holder is a U.S. Holder.

    Payment of proceeds from a sale of a Note or the Common Stock to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non U.S. status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of a Note or the Common Stock to or through a foreign office of a "broker" (as defined in applicable U.S. Treasury Regulations) should not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is from a U.S. trade or business, information reporting should apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. Holder and certain other conditions are not met or the beneficial owner otherwise establishes an exemption.

    THE U.S. FEDERAL INCOME TAX AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INTENDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A PARTICULAR HOLDER'S SITUATION. PERSONS CONSIDERING A PURCHASE OF THE SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN LAWS AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES (POSSIBLY INCLUDING RETROACTIVE CHANGES) IN U.S. FEDERAL AND OTHER TAX LAWS.


                                   SELLING HOLDERS

    The Notes were initially issued and sold pursuant to a Purchase Agreement, dated as of August 20, 1996, between the Company and Bear, Stearns & Co. Inc., Prudential Securities Incorporated and Keefe, Bruyette & Woods, Inc. (together, the "Initial Purchasers"). The Notes were acquired from the Initial Purchasers by the Selling Holders in compliance with Rule 144A, Regulation D or Regulation S under the Securities Act, or in other permitted resale transactions from the Initial Purchasers or holders who acquired such Notes from the Initial Purchasers or their successors in further permitted resale transactions exempt from registration under the Securities Act. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that may arise in connection with the sale of the Notes by the Initial Purchasers.

    Except as otherwise indicated, the table below sets forth certain information with respect to the Securities as of November 30, 1996. The term "Selling Holders" includes the beneficial owners of such Securities listed below. Other than as a result of the ownership of the Securities indicated below, none of the Selling Holders, other than with respect to Bear, Stearns & Co. Inc. (as described below), has had any material relationship with the Company or any of its affiliates within the past three years.

                                AGGREGATE PRINCIPAL AMOUNT   NUMBER OF SHARES OF
                                  OF NOTES OWNED AND THAT        COMMON STOCK
NAME OF SELLING SHAREHOLDER             MAY BE SOLD                ISSUABLE
---------------------------     --------------------------   ------------------
AIM Capital Management........          $ 8,314,000                  510,061

Amalgamated Gadget, L.P.,
 as Agent for Highbridge
 Capital Corporation..........              200,000                   12,269

Bay Pond Investors
 (Bermuda), L.P. .............              500,000                   36,764

Bay Pond Partners, L.P. ......            2,600,000                  191,176

Bank of Tokyo - Mitsubishi....              550,000                    3,374

Bear, Stearns Securities
 Corp (1).....................           17,080,000                1,047,852

BT Holdings (New York) Inc. ..              800,000                   49,079

Columbia/HCA Money Purchase
 Plan.........................              475,000                   29,141

The Common Fund...............              320,000                   23,529

Commonwealth Life Insurance
 Company......................            1,485,000                   91,104

CS First Boston Corporation...            1,000,000                   61,349

D.E. Shaw & Co.
 International, L.L.C. .......              350,000                   21,472

D.E. Shaw Investments, L.P. ..            1,150,000                   70,552

Donaldson, Lufkin &
 Jenrette.....................            3,650,000                  223,926

E.P. Bass.....................               75,000                    4,601

Elliott Associates, L.P. .....            2,795,000                  171,472

Equitable Life Assurance
 Separate Account - Balanced..              130,000                    7,975

Equitable Life Assurance
 Separate Account -
 Convertibles.................            1,655,000                  101,533

Fidelity Convertible
 Securities Fund (2)..........            6,040,000                  309,202

Fidelity Management Trust
 Company on behalf of accounts
 managed by it (3)............            1,660,000                  101,840

First Financial Fund, Inc. ...            5,000,000                  367,647

Forest Fulcrum Fd, L.P. ......              300,000                   18,404

Forest Fulcrum Fd, Ltd. ......              200,000                   12,269

HBK Offshore Ltd. ............              227,000                   13,926

HBK Finance LP................              285,000                   17,484

HBK Securities Ltd. ..........              185,000                   11,349

HBK Cayman LP. ...............              673,000                   41,288

HKB Main Street Investments
 LP...........................              210,000                   12,883

Hotel Union & Industry of
 Hawaii.......................              265,000                   16,257

Hudson River Trust Growth &
 Income.......................              365,000                   22,392

Hudson River Trust Balanced
 Portfolio....................              710,000                   43,558

Hudson River Trust Growth
 Investors....................              560,000                   34,355

JMG Convertible Investments,
 L.P. ........................              500,000                   30,674

KA Management Limited.........               52,000                    3,190

KA Trading, L.P. .............              148,000                    9,079

Lee M. Bass...................               75,000                    4,601

Lincoln National Convertible
 Securities Fund..............            2,035,000                  124,846

Lincoln National Life
 Insurance....................            5,015,000                  307,668

Memphis Light, Gas & Water
 Retirement Fund..............              635,000                   38,957

MichaelAngelo, L.P. ..........              125,000                    7,668

Millennium Trading Co. .......            1,150,000                   70,552

New York Life Insurance &
 Annuity Corporation..........            1,000,000                   61,349

Och-Ziff Capital Management,
 L.P. ........................            1,225,000                   75,153

Q Investments, L.P. ..........              300,000                   18,404

Raphael, L.P. ................              375,000                   23,006

SBC Warburg, Inc. ............              620,000                   38,036

Sid R. Bass Management
 Trust........................               75,000                    4,601

Swiss Bank Corporation, London
 Branch.......................            2,250,000                  138,036

Tamar Securites Inc. .........            1,500,000                   92,024

The Hotel Union - ILWU Pension
 Plan.........................               75,000                    4,601

The HCA Foundation............              165,000                   10,122

The Bass Management Trust.....               75,000                    4,601

United National Insurance
 Company......................               85,000                    5,214

Weirton Trust.................              590,000                   36,196

Westgate International L.P. ..            1,405,000                   86,196

_________________________

    (1) Bear, Stearns & Co. Inc. ("Bear Stearns"), an affiliate of Bear, Stearns Securities Corp., has provided investment banking services to the Company from time to time. In particular, in February 1996, Bear Stearns acted as managing underwriter for the Company's initial public offering. In May 1996, Bear Stearns acted as financial advisor to the Company in connection with its acquisition of FIRSTPLUS West and received a fee of $300,000. In August 1996, Bear Stearns acted as one of the Initial Purchasers in the offering of the Notes. Bear Stearns has acted as co-placement agent for each of the Company's securitization transactions completed since November 1995 [other than 1996-A]. Bear Stearns Home
Equity Trust 1996-1 provides financing to the Company through the Bear
Stearns Facility.  Sheldon I. Stein, a Senior Managing Director of Bear
Stearns is a director of the Company. Bear Stearns expects to continue to provide investment banking and related services to the Company in the future in connection with financing, acquisition and other transactions.

    (2) This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to such entity mentioned above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMC Co. is a wholly-owned subsidiary of FMR Corp.
("FMR"), a Massachusetts corporation.

     (3) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.


    The preceding table has been prepared based on information furnished to the Company by the Depository Trust Company New York, New York ("DTC") and by or on behalf of the Selling Holders.

    In view of the fact that Selling Holders may offer all or a portion of the Notes or shares of Common Stock held by them pursuant to this offering, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Notes or the number of shares of Common Stock that will be held by the Selling Holders after completion of this offering.

    Information concerning the Selling Holders may change from time to time and any such changed information that the Company becomes aware of will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease. As of November 30, 1996, the aggregate principal amount of Notes outstanding is $100 million.

                              PLAN OF DISTRIBUTION

    The Securities covered hereby may be offered and sold from time to time by the Selling Holders. The Selling Holders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including, without limitation, pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. The Selling Holders may also deliver Securities to satisfy obligations of the Selling Holders, including, without limitation, covering short sale positions.


    The Company has been advised that, as of the date hereof, the Selling Holders have made no arrangement with any broker for the offering or sale of the Notes or the shares of Common Stock issuable upon conversion thereof or as inducement therefor. Underwriters, brokers, dealers or agents may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Holders or purchasers of such Notes or shares of Common Stock. Such underwriters, brokers, dealers or agents may also purchase the Notes or shares of Common Stock issuable upon conversion thereof and resell such securities for their own account. The Selling Holders and such underwriters, brokers, dealers or agents may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Holders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers, dealers or agents in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act.


    To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Common Stock issuable upon conversion thereof or as inducement therefor may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or unless an exemption from registration or qualification is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the shares of Common Stock issuable upon conversion thereof or as inducement therefor may be limited in its ability to engage in market activities with respect to such Notes or shares of Common Stock. In addition and without limiting the foregoing, each Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Notes and shares of Common Stock issuable upon conversion thereof or as inducement therefor by the Selling Holders. All of the foregoing may effect the marketability of the Notes and shares of Common Stock issuable upon conversion thereof.

    The Company may suspend the use of this Prospectus, and any supplements hereto, in certain circumstances due to pending corporate developments, public filings with the Commission or similar events. The Company is obligated, in the event of such suspension, to use its reasonable efforts to ensure that the use of the Prospectus may be resumed as soon as possible.


    The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Notes or the shares of Common Stock issuable upon conversion thereof or as inducement therefor to the public other than commissions and discounts of agents, dealers or underwriters. Such expenses (excluding such commissions and discounts) are estimated to be approximately $85,000. The Company has also agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act.


                                    LEGAL MATTERS

    The validity of the Securities to be offered hereby will be passed upon for the Company and the Selling Holders by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                    EXPERTS


    The consolidated financial statements of the Company at June 30, 1996 and September 30, 1995 and 1994 and for the nine months in the periods ended June 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1995, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Remodelers National Funding Corp. (referred to herein as FIRSTPLUS Financial) at September 30, 1994 and for the nine-month period then ended, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The financial statements of First Security Mortgage Corporation (referred to herein as FIRSTPLUS East) as of and for the year ended December 31, 1994, appearing in this Prospectus, have been audited by Scott & Holloway, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the Securities offered hereby. This Prospectus omits certain information contained in the Registration Statement, including exhibits thereto, and reference is made to the Registration Statement for further information with respect to the Company and the Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement, and exhibits thereto, may be acquired upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company is subject to the informational requirements of the Exchange
Act and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web Site that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
  Report of Independent Auditors..........................................................................        F-2
  Consolidated Balance Sheets as of September 30, 1994, 1995 and June 30, 1996............................        F-3
  Consolidated Statements of Income for the Years Ended September 30, 1993, 1994 and 1995 and the Nine
   Months Ended June 30, 1995 and 1996....................................................................        F-4
  Consolidated Statements of Stockholders' Equity for the Years Ended September 30, 1993, 1994 and 1995
   and the Nine Months Ended June 30, 1996................................................................        F-5
  Consolidated Statements of Cash Flows for the Years Ended September 30, 1993, 1994 and 1995 and the Nine
   Months Ended June 30, 1995 and 1996....................................................................        F-6
  Notes to Consolidated Financial Statements..............................................................        F-7

REMODELERS NATIONAL FUNDING CORP. (FIRSTPLUS FINANCIAL)
  Report of Independent Auditors..........................................................................       F-18
  Balance Sheet as of September 30, 1994..................................................................       F-19
  Statement of Operations for the Nine Months Ended September 30, 1994....................................       F-20
  Statement of Stockholder's Equity for the Year Ended December 31, 1993 and the Nine Months Ended
   September 30, 1994.....................................................................................       F-21
  Statement of Cash Flows for the Nine Months Ended September 30, 1994....................................       F-22
  Notes to Financial Statements...........................................................................       F-23

FIRST SECURITY MORTGAGE CORPORATION (FIRSTPLUS EAST)
  Report of Independent Auditors..........................................................................       F-26
  Balance Sheet as of December 31, 1994 and as of November 30, 1995 (unaudited)...........................       F-27
  Statement of Operations for the Year Ended December 31, 1994 and for the eleven months ended November
   30, 1994 and 1995 (unaudited)..........................................................................       F-28
  Statement of Changes in Shareholders' Equity for the Year Ended December 31, 1994 and for the eleven
   months ended November 30, 1995 (unaudited).............................................................       F-29
  Statement of Cash Flows for the Year Ended December 31, 1994 and for the eleven months ended November
   30, 1994 and 1995 (unaudited)..........................................................................       F-30
  Notes to Consolidated Financial Statements..............................................................       F-31

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
RAC Financial Group, Inc.

    We have audited the accompanying consolidated balance sheets of RAC Financial Group, Inc. and subsidiaries as of September 30, 1994 and 1995 and June 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995, and for the nine months ended June 30, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RAC Financial Group, Inc. and subsidiaries at September 30, 1994 and 1995 and June 30, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, and for the nine months ended June 30, 1995 and 1996, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Dallas, Texas
August 1, 1996

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                ASSETS (NOTE 7)

                                                                             SEPTEMBER 30,
                                                                       --------------------------     JUNE 30,
                                                                           1994          1995           1996
                                                                       ------------  ------------  --------------
Cash and cash equivalents............................................  $  2,308,267  $  2,485,511  $    2,337,175
Loans held for sale, net (Notes 3 and 4).............................     6,104,710    19,435,177     165,739,548
Excess servicing receivable (Note 5).................................       --         29,743,987     116,752,613
Subordinated certificates held for sale (Note 5).....................       --          1,312,500      16,527,471
Receivable from trusts...............................................       --          2,571,668      10,969,916
Other assets (Note 6)................................................     3,728,421     5,791,665      10,526,174
                                                                       ------------  ------------  --------------
    Total assets.....................................................  $ 12,141,398  $ 61,340,508  $  322,852,897
                                                                       ------------  ------------  --------------
                                                                       ------------  ------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities.............................  $  2,176,033  $  6,936,703  $   14,804,804
Warehouse financing facilities with affiliates (Note 7)..............     4,994,504    18,529,557     142,829,746
Term line of credit (Note 7).........................................       --          9,248,872      37,068,982
Notes payable (Note 7)...............................................       650,000       871,906       1,120,298
Subordinated notes payable to affiliates (Note 7)....................       --          8,002,500       7,002,500
Allowance for possible credit losses on loans sold (Note 4)..........       --          3,906,506      27,381,893
Deferred tax liabilities, net (Note 8)...............................       --          2,110,593      11,450,838
                                                                       ------------  ------------  --------------
    Total liabilities................................................     7,820,537    49,606,637     241,659,061
Contingencies and Commitments (Note 14)
Stockholders' Equity:
  Preferred stock Series A, non-voting, $1 par value, 8% cumulative dividend (Note 9):
    Authorized -- 300,000
    Issued and outstanding shares -- 300,000 -- 1994; 100,000 --
     1995; none -- 1996..............................................       300,000       100,000        --
  Preferred stock Series B, non-voting, $1 par value, 8% cumulative dividend (Note 9):
    Authorized, issued, and outstanding shares -- 2,300,000..........       --          2,300,000        --
  Common stock, $0.01 par value (Note 9):
    Authorized shares -- 100,000,000
    Issued and outstanding shares -- 5,490,000 -- 1994; 7,500,000 --
     1995; 11,249,570 -- 1996........................................        54,900        75,000         112,496
  Non-voting common stock, $0.01 par value (Note 9):
    Authorized shares -- 25,000,000
    Issued and outstanding shares -- 1,474,402 -- 1995; 2,220,338 --
     1996............................................................       --             14,744          22,203
  Additional capital.................................................     5,179,200     3,626,928      54,830,257
  Retained earnings (deficit)........................................    (1,213,239)    5,617,199      26,228,880
                                                                       ------------  ------------  --------------
    Total stockholders' equity.......................................     4,320,861    11,733,871      81,193,836
                                                                       ------------  ------------  --------------
    Total liabilities and stockholders' equity.......................  $ 12,141,398  $ 61,340,508  $  322,852,897
                                                                       ------------  ------------  --------------
                                                                       ------------  ------------  --------------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                       YEAR ENDED SEPTEMBER 30,             NINE MONTHS ENDED JUNE 30,
                                              -------------------------------------------  ----------------------------
                                                  1993           1994           1995           1995           1996
                                              -------------  -------------  -------------  -------------  -------------
Revenues:
  Gains on sales of loans, net..............  $  17,115,097  $  27,671,211  $  29,113,701  $  18,183,825  $  89,815,498
  Interest..................................        145,420      1,845,001      2,860,372      1,672,700     10,760,783
  Servicing income..........................       --               71,982      1,049,188        698,097      2,673,773
  Other income..............................         54,146        251,766        873,077        923,080      5,391,887
                                              -------------  -------------  -------------  -------------  -------------
    Total revenues..........................     17,314,663     29,839,960     33,896,338     21,477,702    108,641,941
Expenses:
  Salaries and employee benefits............      7,265,077     17,054,236     10,110,448      5,984,052     22,542,156
  Interest..................................         28,345      1,040,552      2,660,407      1,461,840      8,609,778
  Other operating...........................      2,631,594      6,464,674      6,962,933      4,985,516     17,319,595
  Provision for possible credit losses......       --              125,000      4,419,736      2,256,134     26,561,482
                                              -------------  -------------  -------------  -------------  -------------
    Total expenses..........................      9,925,016     24,684,462     24,153,524     14,687,542     75,033,011
                                              -------------  -------------  -------------  -------------  -------------
Income before income taxes..................      7,389,647      5,155,498      9,742,814      6,790,160     33,608,930
Provision for income taxes..................       --             --           (3,903,304)    (2,659,974)   (12,771,393)
                                              -------------  -------------  -------------  -------------  -------------
Net income..................................  $   7,389,647  $   5,155,498  $   5,839,510  $   4,130,186  $  20,837,537
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------
Net income per share of common
 stock......................................  $        0.94  $        0.62  $        0.56  $        0.39  $        1.70
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------
Weighted average common shares
 and common equivalent shares
 outstanding................................      7,798,437      8,138,437     10,148,437     10,148,437     12,206,335
                                              -------------  -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               PREFERRED STOCK                         COMMON STOCK
                                                  ------------------------------------------  -------------------------------
                                                       SERIES "A"            SERIES "B"              VOTING         NON-VOTING
                                                  --------------------  --------------------  --------------------  ---------
                                                   SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1992...................    300,000  $ 300,000                        5,150,000  $  51,500
Preferred Stock dividends.......................
Distributions (Note 1)..........................
Net (loss) income...............................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1993...................    300,000    300,000                        5,150,000     51,500
Preferred Stock dividends.......................
Issuance of common stock........................                                                340,000      3,400
Cancellation of loans to officer assumed by
 stockholders...................................
Distributions (Note 1)..........................
Net (loss) income...............................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1994...................    300,000    300,000                        5,490,000     54,900
Investment in subsidiary -- RNFC................                        2,300,000  $2,300,000 2,010,000     20,100
Issuance of common stock and stock warrants.....                                                                    1,474,402
Redemption of preferred stock...................   (200,000)  (200,000)
Preferred Stock dividends.......................
Distributions (Note 1)..........................
Net (loss) income...............................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at September 30, 1995...................    100,000    100,000  2,300,000  2,300,000  7,500,000     75,000  1,474,402
Issuance of common stock and stock warrants.....                                              3,295,000     32,950  1,200,506
Transfer of Non-voting to Voting................                                                454,570      4,546   (454,570)
Redemption of preferred stock...................   (100,000)  (100,000) (2,300,000) (2,300,000)
Preferred Stock dividends.......................
Net (loss) income...............................
Other...........................................
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at June 30, 1996........................     --      $  --         --      $  --      11,249,570 $ 112,496  2,220,338
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                            RETAINED
                                                               ADDITIONAL   EARNINGS
                                                    AMOUNT      CAPITAL    (DEFICIT)     TOTAL
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1992...................               $1,216,336  $  (82,729) $1,485,107
Preferred Stock dividends.......................                              (32,340)    (32,340)
Distributions (Note 1)..........................               (4,196,871)             (4,196,871)
Net (loss) income...............................                7,569,955    (180,308)  7,389,647
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1993...................                4,589,420    (295,377)  4,645,543
Preferred Stock dividends.......................                              (70,500)    (70,500)
Issuance of common stock........................                1,659,848               1,663,248
Cancellation of loans to officer assumed by
 stockholders...................................                             (200,000)   (200,000)
Distributions (Note 1)..........................               (6,872,928)             (6,872,928)
Net (loss) income...............................                5,802,860    (647,362)  5,155,498
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1994...................                5,179,200  (1,213,239)  4,320,861
Investment in subsidiary -- RNFC................                1,147,239               3,467,339
Issuance of common stock and stock warrants.....   $  14,744      485,256                 500,000
Redemption of preferred stock...................                                         (200,000)
Preferred Stock dividends.......................                              (26,864)    (26,864)
Distributions (Note 1)..........................               (2,166,975)             (2,166,975)
Net (loss) income...............................               (1,017,792)  6,857,302   5,839,510
                                                  -----------  ----------  ----------  ----------
Balance at September 30, 1995...................      14,744    3,626,928   5,617,199  11,733,871
Issuance of common stock and stock warrants.....      12,005   51,165,999              51,210,954
Transfer of Non-voting to Voting................      (4,546)                              --
Redemption of preferred stock...................                                       (2,400,000)
Preferred Stock dividends.......................                             (264,842)   (264,842)
Net (loss) income...............................                  (38,986) 20,876,523  20,837,537
Other...........................................                   76,316                  76,316
                                                  -----------  ----------  ----------  ----------
Balance at June 30, 1996........................   $  22,203   $54,830,257 $26,228,880 $81,193,836
                                                  -----------  ----------  ----------  ----------
                                                  -----------  ----------  ----------  ----------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            NINE MONTHS
                                                                         YEAR ENDED SEPTEMBER 30,          ENDED JUNE 30,
                                                                 ----------------------------------------  --------------
                                                                    1993         1994           1995            1995
                                                                 -----------  -----------  --------------  --------------
OPERATING ACTIVITIES:
Net income.....................................................  $ 7,389,647  $ 5,155,498  $    5,839,510  $    4,130,186
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Provision for possible credit losses.........................       16,066      264,429       4,387,186       2,256,134
  Depreciation and amortization................................      152,495      359,629         419,801         280,425
  Gain on sales of loans.......................................     (438,607)  (2,071,620)    (34,009,029)    (19,149,185)
  Changes in operating assets and liabilities:
    Excess servicing receivable amortization...................      --           --              487,618         294,450
    Loans originated or acquired...............................   (2,614,783)    (812,643)   (208,709,884)   (196,891,056)
    Principal collected and proceeds from sale of loans........      --           --          203,840,116     186,229,090
    Accrued interest receivable................................      --           --              457,945         232,615
    Excess servicing receivable, net...........................      --           --            1,364,909      (2,670,125)
    Receivable from trusts.....................................      --           --           (2,417,202)     (3,564,185)
    Subordinated Certificates held for sale....................      --           --           (1,312,500)       --
    Other assets...............................................      409,299     (639,279)     (1,048,753)        (33,501)
    Accounts payable and accrued expenses......................       87,127      979,293       2,381,646         953,985
    Other liabilities..........................................      --           416,532         483,988        --
    Deferred tax liability.....................................      --           --            2,110,593       1,893,682
                                                                 -----------  -----------  --------------  --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES............    5,001,244    3,651,839     (25,724,056)    (26,037,485)
INVESTING ACTIVITIES:
Cash from acquisitions.........................................      --           --              624,571         524,571
Proceeds from maturity of short-term investments...............                                                   100,000
Acquisition costs of RNFC......................................      --           --             (530,562)       --
Advances to stockholders.......................................     (324,589)    (776,168)        552,932        --
Marketable securities..........................................     (628,735)     628,735        --              --
Purchases of equipment and leasehold improvements..............     (435,447)    (635,366)       (761,132)       (424,840)
                                                                 -----------  -----------  --------------  --------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES............   (1,388,771)    (782,799)       (114,191)        199,731
                                                                 -----------  -----------  --------------  --------------
FINANCING ACTIVITIES:
Borrowings on warehouse financing facilities, net..............    1,862,774      157,260      10,436,052       8,634,749
Borrowings on term line of credit..............................      --         2,888,872       9,248,872       5,135,423
Borrowings on (repayments of) notes payable, net...............      --           350,000         221,906       5,712,524
Proceeds from (repayments of) subordinated notes payable to
 affiliates....................................................      --           --            8,002,500       7,175,004
Repayments on subordinated notes payable to affiliates.........     (212,000)     --             --              --
Redemptions of preferred stock.................................      --           --             (200,000)       (200,000)
Common stock issued............................................      --         1,663,248         500,000         450,000
Distributions..................................................   (4,196,871)  (6,872,928)     (2,166,975)     (2,166,975)
Preferred stock dividends......................................      (32,340)     (70,500)        (26,864)        (26,864)
                                                                 -----------  -----------  --------------  --------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES............   (2,578,437)  (1,884,048)     26,015,491      24,713,861
                                                                 -----------  -----------  --------------  --------------
INCREASE (DECREASE) IN CASH....................................    1,034,036      984,992         177,244      (1,123,893)
Cash and cash equivalents at beginning of period...............      289,239    1,323,275       2,308,267       3,433,509
                                                                 -----------  -----------  --------------  --------------
Cash and cash equivalents at end of period.....................  $ 1,323,275  $ 2,308,267  $    2,485,511  $    2,309,616
                                                                 -----------  -----------  --------------  --------------
                                                                 -----------  -----------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid during the period................................  $    28,345  $ 1,040,552  $    1,997,129  $    1,441,033
                                                                 -----------  -----------  --------------  --------------
                                                                 -----------  -----------  --------------  --------------
Non-cash Investing and Financing Activities:
Acquisition of assets, net.....................................      --           --       $    2,312,206        --
                                                                 -----------  -----------  --------------  --------------
                                                                 -----------  -----------  --------------  --------------


                                                                      1996
                                                                 --------------
OPERATING ACTIVITIES:
Net income.....................................................  $   20,837,537
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Provision for possible credit losses.........................      26,561,482
  Depreciation and amortization................................         521,706
  Gain on sales of loans.......................................     (94,036,911)
  Changes in operating assets and liabilities:
    Excess servicing receivable amortization...................       7,279,761
    Loans originated or acquired...............................    (909,102,380)
    Principal collected and proceeds from sale of loans........     785,068,615
    Accrued interest receivable................................      (1,297,768)
    Excess servicing receivable, net...........................        (179,626)
    Receivable from trusts.....................................      (9,748,781)
    Subordinated Certificates held for sale....................     (15,214,971)
    Other assets...............................................      (3,581,762)
    Accounts payable and accrued expenses......................       6,445,574
    Other liabilities..........................................        --
    Deferred tax liability.....................................       9,340,245
                                                                 --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES............    (177,107,279)
INVESTING ACTIVITIES:
Cash from acquisitions.........................................         251,894
Proceeds from maturity of short-term investments...............
Acquisition costs of RNFC......................................        --
Advances to stockholders.......................................        --
Marketable securities..........................................        --
Purchases of equipment and leasehold improvements..............        (784,985)
                                                                 --------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES............        (533,091)
                                                                 --------------
FINANCING ACTIVITIES:
Borrowings on warehouse financing facilities, net..............     102,440,083
Borrowings on term line of credit..............................      27,820,110
Borrowings on (repayments of) notes payable, net...............        (795,917)
Proceeds from (repayments of) subordinated notes payable to
 affiliates....................................................      (1,000,000)
Repayments on subordinated notes payable to affiliates.........        --
Redemptions of preferred stock.................................      (2,400,000)
Common stock issued............................................      51,210,954
Distributions..................................................        --
Preferred stock dividends......................................        (264,842)
                                                                 --------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES............     177,010,388
                                                                 --------------
INCREASE (DECREASE) IN CASH....................................        (629,982)
Cash and cash equivalents at beginning of period...............       2,967,157
                                                                 --------------
Cash and cash equivalents at end of period.....................  $    2,337,175
                                                                 --------------
                                                                 --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid during the period................................  $    8,609,778
                                                                 --------------
                                                                 --------------
Non-cash Investing and Financing Activities:
Acquisition of assets, net.....................................        --
                                                                 --------------
                                                                 --------------

                            See accompanying notes.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1.  ACQUISITION
    RAC Financial Group, Inc., a Nevada corporation (RAC or the Company), through its four subsidiaries, FIRSTPLUS Financial, Inc. (FIRSTPLUS Financial), formerly known as Remodelers National Funding Corp., a Texas corporation, SFA:
State Financial Acceptance Corp., a Texas corporation (SFAC), FIRSTPLUS Financial West, Inc., formerly known as Mortgage Plus Incorporated, a Colorado corporation, and First Security Mortgage Corporation (FIRSTPLUS East), a South Carolina corporation, is a specialized consumer finance company that originates, services, and sells Title I and conventional home improvement loans, including debt consolidation loans. The Company originates loans through wholesale purchase, indirect and direct transactions. The Company sells substantially all of the loans it originates and purchases through asset-backed securitizations to investors in the form of pass-through certificates and retains the loan servicing rights.

    SFAC is a conventional home improvement lender. In prior years, SFAC purchased property improvement loans at a discount from contractors and sold packages of these loans at a premium. On October 4, 1994, RAC was formed by the senior management of SFAC together with Farm Bureau Life Insurance Company (Farm Bureau), which, at the time indirectly owned 100% of the common stock of FIRSTPLUS Financial, for the purpose of purchasing FIRSTPLUS Financial (the Combination). FIRSTPLUS Financial is an approved Title I Loan originator and servicer.

    In connection with the formation of RAC, the stockholders of SFAC exchanged all of the common and preferred stock of SFAC for 4,690,000 shares of the $0.01 par value voting common stock (Common Stock) and 300,000 shares of the $1 par value preferred stock of RAC (Series A Preferred Stock). This exchange between SFAC and RAC was accounted for at book value since the exchange of shares of SFAC for RAC was between enterprises under common control and the financial statements have been restated in a manner similar to a pooling of interests. At the same time, RAC acquired FIRSTPLUS Financial through the issuance of 2,010,000 shares of Common Stock and 2,300,000 shares of the $1 par value preferred stock of RAC (Series B Preferred Stock) to Farm Bureau in exchange for all of the common stock of FIRSTPLUS Financial. The acquisition of FIRSTPLUS Financial was accounted for using the purchase method of accounting to reflect fair values. After the formation of RAC, the former management and stockholders of SFAC maintained control of the management and voting stock of RAC. Therefore, the historical financial statements of SFAC are included with RAC's.

    Assets and liabilities acquired from FIRSTPLUS Financial were recorded at their respective fair values. The primary assets acquired were loans held for sale of approximately $5 million and excess servicing receivable of approximately $1.7 million. The primary liabilities assumed were a warehouse financing facility of approximately $3.1 million and principal and interest due on loan participations sold of approximately $1.8 million. The difference between the fair value of the assets acquired less liabilities assumed and the purchase price including acquisition costs of approximately $530,000 was recorded as goodwill.

    In November 1995, the Company purchased the capital stock of another home improvement lender, First Security Mortgage Corporation. The significant assets of FIRSTPLUS East consisted of approximately $9.3 million in mortgage loans held for sale. The acquisition was accounted for as a purchase business combination and all tangible and identified intangible assets and liabilities were recorded at their respective fair values. (See Note 16)

    In May 1996, 800,000 common shares of the Company were issued in exchange for all of the outstanding common stock of Mortgage Plus, Incorporated (MPI), in a transaction accounted for as a pooling of interests. MPI was subsequently renamed FIRSTPLUS Financial West, Inc. (FIRSTPLUS West). As such, the consolidated financial information of the Company has been restated to include the accounts of FIRSTPLUS West for all periods presented. As FIRSTPLUS West was a Subchapter S corporation prior to the pooling with RAC, its retained earnings activity (net income (loss) and distributions) on a separate company basis has been reclassified to additional capital. Prior to the acquisition, FIRSTPLUS West operated on a fiscal year end of April 30.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

1.  ACQUISITION (CONTINUED)
FIRSTPLUS West's prior years financial statements have been combined with the Company's financial statements without recasting the periods presented, except for the financial information as of and for the nine months ended June 30, 1996 and 1995. Such combination results in operations for FIRSTPLUS West for the period from July 1, 1995 through September 30, 1995 being excluded from the presentation. Net income for FIRSTPLUS West for this period was approximately $58,000. Separate results of the Company and FIRSTPLUS West for the periods presented are as follows (dollars in thousands):

                                                                                               NINE MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                                            -------------------------------  ---------------------
                                                              1993       1994       1995       1995        1996
                                                            ---------  ---------  ---------  ---------  ----------
Revenue:
  RAC.....................................................  $     533  $   2,446  $  28,951  $  17,860  $   94,887
  FIRSTPLUS West..........................................     16,781     27,394      4,962      3,618      13,911
  Elimination of intercompany transactions................     --         --            (18)    --            (156)
                                                            ---------  ---------  ---------  ---------  ----------
                                                               17,314     29,840     33,895     21,478     108,642
Expenses:
  RAC.....................................................        714      3,093     18,172     10,332      61,059
  FIRSTPLUS West..........................................      9,211     21,592      5,981      4,356      13,974
  Provision for income taxes..............................     --         --          3,903      2,660      12,771
                                                            ---------  ---------  ---------  ---------  ----------
                                                                9,925     24,685     28,056     17,348      87,804
Net income (loss):
  RAC.....................................................       (181)      (647)     6,876      4,868      21,057
  FIRSTPLUS West..........................................      7,570      5,802     (1,019)      (738)        (63)
  Elimination of intercompany transactions................     --         --            (18)    --            (156)
                                                            ---------  ---------  ---------  ---------  ----------
                                                            $   7,389  $   5,155  $   5,839  $   4,130  $   20,838
                                                            ---------  ---------  ---------  ---------  ----------
                                                            ---------  ---------  ---------  ---------  ----------

2.  SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of RAC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    The Company generates revenue from the sale of loans through asset-backed securitizations by selling pass-through certificates through grantor trust conduits (the Trusts). Excess servicing gains on sales of loans through securitizations principally represent the present value of the differential between the interest rates charged on the loans and the interest rates passed on to the purchasers of the certificates, after considering the effects of estimated prepayments, servicing fees, and other administrative costs. Excess servicing gains on sales of loans are recorded at the settlement date. All related premiums or discounts on the loans sold are netted against the gain on sale of the loans. The securitizations have been recorded as sales in accordance with Statement of Financial Accounting Standards No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse."

    An excess servicing receivable (the Receivable) is recorded at the time of sale that is equal to the excess servicing gain on sale of loans. The Receivable is amortized in proportion to and over the expected lives of the related loans giving effect to the prepayment assumptions utilized in its determination and is carried at its estimated net realizable value.

    The carrying value of the Receivable is analyzed for possible impairment quarterly by the Company on a disaggregated basis by the predominant risk characteristic of loan type to determine whether prepayment and default experience has an impact on carrying value. Expected cash flows of the underlying loans sold are

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reviewed based upon current economic conditions and the type of loans originated and are revised as necessary using the original discount rate used in calculating the gain on sale. The Company generally makes loans to credit-impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit qualification requirements, primarily due to high loan-to-value ratios. The Company has found that credit-impaired borrowers are payment sensitive rather than interest-rate sensitive. As such, the Company does not consider interest rates to be a predominant risk characteristic for purposes of valuation impairment. Impairment losses, if any, arising from adverse prepayment and default experience are recognized as a charge to earnings while favorable experience is not recognized until realized.

    During the nine months ended June 30, 1996, the Company pooled and securitized $427.2 million of loans through five grantor trust conduits. Four trusts sold pass-through certificates in private placements. One trust (1996-2) sold pass-through certificates in a public offering. The certificates have fixed coupon rates and estimated remaining maturities ranging from 2 to 20 years.

    To a lesser extent, the Company generates revenue from the bulk sale of loans. Bulk sale gains represent the difference between the sale price, which is received in cash, and the cost of the loans sold.

    The Company generally retains servicing rights and recognizes servicing income from fees, prepayment penalties and late payment charges earned for servicing the loans owned by investors, certificate holders, and others. Servicing and other fees are generally earned at rates ranging from approximately 0.75% to 1.25% of the unamortized loan balance being serviced. Servicing income is recognized when collected.

    Interest income from loans is recognized using the interest method. The Company ceases to accrue interest income on loans which become 90 days past due.

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

    LOANS HELD FOR SALE

    Title I and conventional loans held for sale are carried at the lower of cost or market. Typically, the Company obtains a second or third property improvement lien as collateral.

    RECEIVABLE FROM TRUSTS

    The Company is required to maintain a deposit with the trustees for the Trusts equal to a set percentage of the par value of the securitized portfolio to supplement unanticipated shortfalls in payments to certificate holders (the Receivable from Trusts). The certificate holders' recourse to the Company is limited to this required reserve balance and the Receivable related to the specific securitization. The amounts on deposit are invested in certain short-term instruments as permitted by each Trust's pooling and servicing agreement. To the extent that amounts on deposit exceed specified levels, distributions are made to the Company. Upon maturity of the certificates, any remaining amounts on deposit are distributed to the Company.

    ALLOWANCE FOR POSSIBLE CREDIT LOSSES

    Provision for credit losses is charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding loans. The allowance for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, and collateral values. The allowance for credit losses on loans sold represents the Company's best estimate of future credit losses likely to be incurred over the life of the loans sold. This allowance has been discounted using an interest rate of 6.5% which is considered to be equivalent to the risk-free market rate for securities with a duration consistent with the estimated timing of losses based on guidance issued by the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) in Issue 92-2. The Company's charge-off policy is based on a review of each individual receivable.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Federal and state income taxes are accounted for utilizing the liability method, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

    Earnings per common and common equivalent are computed by dividing net income less preferred dividends by the weighted average number of shares of Common Stock and Common Stock equivalents outstanding. Common Stock equivalents consist of the dilutive effect of Common Stock which may be issued upon exercise of stock warrants assuming such warrants were outstanding the entire fiscal period. All share and per-share amounts have been restated to reflect the 67-for-one stock split the Company effected in July 1995. Earnings per share and fully diluted earnings per share are substantially the same. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the estimated public offering price during the 12 months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented. All common share and per share data, except par value per share, have been retroactively adjusted to reflect the 67-for-one stock split of the Company's Common Stock.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments at June 30, 1996 and September 30, 1995 consist primarily of loans held for sale, excess servicing receivable, and subordinated certificates held for sale as well as warehouse financing facilities, term lines of credit, and other debt instruments. The loans held for sale represent recent production and as such, their carrying value approximates their current fair value. The excess servicing receivable is primarily related to loans sold during the nine months ended June 30, 1996. The discount rate used to calculate the present value of the excess servicing during this period remains consistent with the prior period presented and management believes it is still appropriate as of June 30, 1996. Also, prepayment and default assumptions used to calculate the excess servicing receivable are substantially consistent with the performance experience of the underlying loans. Additionally, the market rates applicable to the subordinated certificates held for sale is not significantly different than the rates used to record the asset originally. All significant outstanding debt, including the warehouse financing facilities, term lines of credit, and other debt instruments, are at variable rates at terms the Company believes represent present market conditions. As such, the carry amounts of the Company's outstanding debt instruments approximate their respective fair value.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which will primarily be applicable to the Company's securitization of receivables as well as its repurchase agreements. SFAS No. 125 will require entities that acquire or originate loans and subsequently sell or securitize those loans with retained servicing rights to allocate the total cost of the loans to the mortgage servicing rights and the mortgage loans. At this time, the Company has not determined what effect,

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) if any, that the adoption of SFAS No. 125 may have on the Company's results of operations or financial condition for fiscal 1997. The Company will be required to assess the servicing rights for impairment based upon the fair value of those rights. SFAS No. 125 is effective only for transactions after January 1, 1997.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective beginning in the Company's 1997 fiscal year. SFAS No. 123 allows companies to continue to account for stock-based employee compensation plans under the existing accounting standard Accounting Principles Board ("APB") Opinion No. 25, or adopt a fair value-based method of accounting for stock options as compensation expense over the service period (generally the vesting period) as defined in the new standard. SFAS No. 123 requires that if a company continues to account for stock options under APB Opinion No. 25, it must provide pro forma net income and earnings per share information "as if" the new fair value approach had been adopted. The Company plans to continue to account for stock-based compensation under APB Opinion No. 25 and will make the required disclosures in its 1997 fiscal year financial statements.

3.  LOANS HELD FOR SALE

                                                                   SEPTEMBER 30,
                                                            ---------------------------     JUNE 30,
                                                                1994          1995            1996
                                                            ------------  -------------  --------------
Title I loans.............................................  $    --       $   7,202,788  $    9,700,814
Conventional loans........................................     3,809,041     14,066,740     133,581,226
First lien mortgages......................................     3,061,481         27,871      17,535,170
Construction loans........................................       --            --             2,447,800
                                                            ------------  -------------  --------------
  Subtotal................................................     6,870,522     21,297,399     163,265,010
Participations sold.......................................       --            (902,390)        (29,595)
Allowance for possible credit losses......................      (325,429)      (887,879)     (1,616,173)
Net purchase premiums/(discount) on conventional loans....      (440,383)       (71,953)      4,120,306
                                                            ------------  -------------  --------------
  Total...................................................  $  6,104,710  $  19,435,177  $  165,739,548
                                                            ------------  -------------  --------------
                                                            ------------  -------------  --------------

    The serviced loan portfolio, which includes the loans held for sale, as well as loans serviced for the securitizations and other investors, consisted of $238.3 million in Title I loans and $512.2 million in conventional loans at June 30, 1996.

4.  ALLOWANCE FOR POSSIBLE CREDIT LOSSES
    The activity in the allowance for possible credit losses is summarized as follows:

                                                                       YEAR ENDED          NINE MONTHS
                                                                     SEPTEMBER 30,         ENDED JUNE
                                                                ------------------------       30,
                                                                   1994         1995          1996
                                                                ----------  ------------  -------------
Balance, beginning of period..................................  $  131,367  $    325,429  $   4,794,385
Allowance from FIRSTPLUS Financial acquisition................      --           160,000       --
Provision for possible credit losses..........................     264,429     4,452,286     26,561,482
Charge-offs, net..............................................     (70,367)     (143,330)    (2,357,801)
                                                                ----------  ------------  -------------
Balance, end of period........................................  $  325,429  $  4,794,385  $  28,998,066
                                                                ----------  ------------  -------------
                                                                ----------  ------------  -------------
Components of Allowance:
Allowance for possible credit losses..........................  $  325,429  $    887,879  $   1,616,173
Allowance for possible credit losses on loans sold............      --         3,906,506     27,381,893

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

4.  ALLOWANCE FOR POSSIBLE CREDIT LOSSES (CONTINUED)
    At June 30, 1996 and September 30, 1995, the gross allowance for possible credit losses on loans sold was approximately $36.6 million and $6.8 million, respectively, which was recorded at a discount using a risk-free interest rate of 6.5%.

5. EXCESS SERVICING RECEIVABLE AND SUBORDINATED CERTIFICATES AVAILABLE FOR SALE The activity in the Receivable is summarized as follows:

                                                                                          NINE MONTHS
                                                                           YEAR ENDED        ENDED
                                                                          SEPTEMBER 30,     JUNE 30,
                                                                              1995            1996
                                                                          -------------  --------------
Balance, beginning of period............................................  $    --        $   29,743,987
Acquired in FIRSTPLUS East acquisition..................................      1,685,887         197,829
Excess servicing gains..................................................     30,065,093      94,036,878
Excess servicing write-off..............................................       (969,412)       (408,915)
Amortization............................................................       (487,618)     (6,817,166)
Receivable reclassified to Receivable from Trust........................       (549,963)       --
                                                                          -------------  --------------
Balance, end of period..................................................  $  29,743,987  $  116,752,613
                                                                          -------------  --------------
                                                                          -------------  --------------

    The Company discounts the cash flows on the securitized loans at a rate it believes a purchaser would require as a rate of return. The rate used to discount the cash flows was 11% for the year ended September 30, 1995 and for the nine months ended June 30, 1996. These rates are based upon customer rates on the respective loans, the use of which management believes is appropriate when compared to the use of market data on interest-only strips on a risk adjusted basis.

    At June 30, 1996, the Company held as available for sale four subordinated certificates from securitizations. The certificates were unrated and as such there was no current established market values. Estimates of the fair market value based on discounted cash flow analysis indicates that the carrying value of the subordinated certificates approximates their fair value.

6.  OTHER ASSETS
    Other assets consist of the following:

                                                                    SEPTEMBER 30,
                                                              --------------------------    JUNE 30,
                                                                  1994          1995          1996
                                                              ------------  ------------  -------------
Goodwill, net...............................................  $    --       $    477,506  $     430,635
Furniture, equipment and leasehold improvements,
 net........................................................     1,102,335     1,277,660      3,797,271
Prepaids and other..........................................     2,626,086     4,036,499      6,298,268
                                                              ------------  ------------  -------------
                                                              $  3,728,421  $  5,791,665  $  10,526,174
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------

    Depreciable assets are stated at cost less accumulated depreciation. Equipment is depreciated using a straight-line method based on estimated useful lives ranging from 1 to 5 years. Leasehold improvements are amortized over the life of the lease or asset whichever is shorter.

    Goodwill is amortized on a straight-line basis over ten years.

7.  DEBT

    WAREHOUSE FINANCING FACILITIES

    The Company has a $60 million warehouse facility with Bank One, Texas, N.A., an affiliate, for warehousing loans prior to sale through securitization. In March 1996, the Company increased the Bank One Warehouse Facility from $20 million to $40 million, with a one-year maturity and, in June 1996,

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

7.  DEBT (CONTINUED)
increased the Bank One Warehouse Facility to $60 million. At June 30, 1996, approximately $46.8 million was outstanding under this warehouse facility. This warehouse facility bears interest at the federal funds rate (5.3% at June 30, 1996) plus 1.25%, payable monthly. During the term of the facility, borrowings have no stated maturity other than the repayment obligations coincident with the principal payments of the underlying loans. Upon the sale of the warehoused loans the warehouse facility is repaid. This warehouse facility matures in March 1997.

    The Company also has a $130 million warehouse financing facility with a nationally recognized finance company (the Warehouse Lender) for warehousing loans prior to sale through securitization. This financing facility bears interest at a rate based on the commercial paper rate of the Warehouse Lender's parent plus 125 basis points payable monthly. This warehouse facility matures in March 1997. The Warehouse Lender received a participation interest in the securitizations completed in June and September 1995. At June 30, 1996, approximately $56.7 million was outstanding under this warehouse facility.

    Additionally, the Company has approximately $28.1 million outstanding under several other warehouse lines bearing interest at rates primarily based on spreads above LIBOR or prime.

    In May 1996, the Company entered into a master repurchase agreement with Bear Stearns Home Equity Trust 1996-1, which provided the Company with a $200 million loan repurchase facility (the "Bear Stearns Facility") which bears interest based on a spread over the 30-day LIBOR and expires in May 1997. Approximately $11.2 million is outstanding under this facility at June 30, 1996.

    TERM LINE OF CREDIT

    The Company has a $70 million working capital term line of credit with the Warehouse Lender that is secured by the Company's subordinated certificates and the Company's servicing rights. This line of credit bears interest at the rate of 2.5% over the thirty day commercial paper issued by the Warehouse Lender's parent with the principal amortized over 60 months. No additional borrowings may occur under the term line beyond March 1997. The line of credit matures in February 1999.

    SUBORDINATED NOTES PAYABLE TO AFFILIATES

    At June 30, 1996, the Company had $5.7 million principal amount of 12% fixed rate subordinated notes (the Notes) outstanding which are held by Bank One, which is an affiliate. The Notes become due on March 31, 2000. In addition, the Company had a $1.35 million credit facility with Farm Bureau, which is an affiliate. Advances under the facility carry 12% interest rates with principal due March 31, 2000.

    Both the Bank One Notes and the Farm Bureau credit facility referred to above were issued with detachable stock warrants, allowing the affiliates to purchase a total of 15% of the Company. All such warrants were exercised in February 1996. See Note 9. The Notes are recorded at a discount which equals the value of the warrants at the time of issuance. The Notes are secured by the assets of the Company, but are subordinated to the rights of the various warehouse lenders.

    In conjunction with the various borrowings, the Company has agreed to certain financial covenants regarding tangible net worth and leverage and was in compliance with all such financial covenants at June 30, 1996.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

8.  INCOME TAXES
    The provision for income taxes consists of the following:

                                                                                            NINE MONTHS
                                                                             YEAR ENDED     ENDED JUNE
                                                                            SEPTEMBER 30,       30,
                                                                                1995           1996
                                                                            -------------  -------------
Current:
  Federal.................................................................   $ 1,613,443   $   3,160,268
  State...................................................................       179,268         270,880
                                                                            -------------  -------------
                                                                               1,792,711       3,431,148
Deferred:
  Federal.................................................................     1,794,000       8,602,858
  State...................................................................       316,593         737,387
                                                                            -------------  -------------
                                                                               2,110,593       9,340,245
                                                                            -------------  -------------
                                                                             $ 3,903,304   $  12,771,393
                                                                            -------------  -------------
                                                                            -------------  -------------

    The tax effects of temporary differences that give rise to the deferred tax asset and liabilities are as follows:

                                                                            SEPTEMBER 30,    JUNE 30,
                                                                                1995           1996
                                                                            -------------  -------------
Deferred tax asset -- Allowance for possible credit losses................   $ 1,787,800   $     614,146
Deferred tax liabilities:
  Excess servicing rights.................................................     3,705,325      11,980,189
  Other...................................................................       193,068          84,795
                                                                            -------------  -------------
                                                                               3,898,393      12,064,984
                                                                            -------------  -------------
Net deferred tax liabilities..............................................   $ 2,110,593   $  11,450,838
                                                                            -------------  -------------
                                                                            -------------  -------------

    A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                                                                 NINE MONTHS
                                                                                YEAR ENDED          ENDED
                                                                              SEPTEMBER 30,       JUNE 30,
                                                                                   1995             1996
                                                                             ----------------  ---------------
Statutory rate.............................................................         34.0%             34.0%
State tax, net of federal benefit..........................................          3.0               3.0
Other......................................................................          1.5               1.0
Net operating loss carryforward............................................         (2.4)            --
                                                                                     ---               ---
                                                                                    36.1%             38.0%
                                                                                     ---               ---
                                                                                     ---               ---

    Net income reflects the effect of FIRSTPLUS West as a Subchapter S corporation and, accordingly, FIRSTPLUS West included no federal income taxes in its financial statements since its income was taxed at the shareholder level. Due to net operating losses experienced by RAC prior to the pooling with FIRSTPLUS West and as FIRSTPLUS West was a Subchapter S corporation, no tax provision was necessary for the years ended September 30, 1994 and 1993.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

9.  STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Series A Preferred Stock and Series B Preferred Stock paid dividends, when declared by the Board of Directors, at an annual rate of $0.08 per share. The dividends accrued and were payable upon redemption. The outstanding shares of the preferred stock were redeemed and all related dividends were paid in February 1996.

    WARRANTS AND OPTIONS

    As of September 30, 1995, the Company had outstanding stock warrants held by affiliates that were exercised for 1,200,506 shares of Non-voting Common Stock for a nominal exercise price during the nine months ended June 30, 1996. The warrants were associated with the issuance of and amendments to the Notes. In January 1996 to facilitate the increase in the term line from its original $20 million limit, the Company issued the Warehouse Lender warrants to purchase 250,000 shares of the Company's Common Stock at an exercise price of $14.00 per share. During the nine months ended June 30, 1996, the Company granted 87,250 options at market values at the date of grant to purchase Common Stock to certain new employees and certain employees hired through acquisitions.

    INCOME PER COMMON AND COMMON EQUIVALENT SHARE

    Income per common and common equivalent share is calculated as follows:

                                                    FOR THE YEAR ENDED SEPTEMBER 30,      NINE MONTHS ENDED JUNE 30,
                                                ----------------------------------------  ---------------------------
                                                    1993          1994          1995          1995          1996
                                                ------------  ------------  ------------  ------------  -------------
Net income....................................  $  7,389,647  $  5,155,498  $  5,839,510  $  4,130,186  $  20,837,537
Less: Accrual of preferred stock dividends....       (32,000)      (71,000)     (198,667)     (151,000)       (66,000)
                                                ------------  ------------  ------------  ------------  -------------
Net income applicable to common stock.........  $  7,357,647  $  5,084,498  $  5,640,843  $  3,979,186  $  20,771,537
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------
Average common shares outstanding.............     6,597,931     6,937,931     8,947,931     8,947,931     11,962,859
Common stock equivalents:
  Warrants and options........................     1,200,506     1,200,506     1,200,506     1,200,506        243,476
                                                ------------  ------------  ------------  ------------  -------------
Weighted average common and common equivalent
 shares outstanding...........................     7,798,437     8,138,437    10,148,437    10,148,437     12,206,335
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------
Net income per share..........................  $       0.94  $       0.62  $       0.56  $       0.39  $        1.70
                                                ------------  ------------  ------------  ------------  -------------
                                                ------------  ------------  ------------  ------------  -------------

10. EMPLOYEE STOCK OPTION, DIRECTOR STOCK OPTION, AND EMPLOYEE STOCK PURCHASE PLANS
    The Company has adopted the 1995 Employee Stock Option Plan. The 1995 Employee Stock Option Plan provides for grants of incentive stock options (Incentive Options) and nonqualified stock options (Nonqualified Options) to all eligible employees of the Company and its subsidiaries. All Incentive Options will have an exercise price per share no less than the market value of the Company's Common Stock on the date the option is granted. Nonqualified Options may be granted with an exercise price per share less than fair market value of the Common Stock at the date of grant. No options under the 1995 Employee Option Plan may be exercised more than ten years from the date of grant. A maximum of 550,000 shares of Common Stock have been reserved for sale upon exercise of options under this plan. Approximately 473,320 options have been granted during the nine months ended June 30, 1996 at exercise prices equal to the market value on the date of grant. No options have been exercised through June 30, 1996.

    The Company has adopted the 1995 Non-Employee Director Plan to grant options to members of the Board of Directors who are not employees of the Company or its subsidiaries on the date they become a director. Each non-employee director, at the time the 1995 Non-Employee Director Plan was adopted, received an option to purchase 5,000 shares of Common Stock (Initial Option) at the initial public offering

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

10. EMPLOYEE STOCK OPTION, DIRECTOR STOCK OPTION, AND EMPLOYEE STOCK PURCHASE PLANS (CONTINUED) price less the underwriter's discount. Subsequently, on the date of each annual stockholder's meeting, after such director's Initial Option has vested, the director will receive a nonqualified stock option to purchase 1,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. A maximum of 50,000 shares of Common Stock have been reserved under the 1995 Director Plan.

    The Company has adopted the RAC Financial Group, Inc. Employee Stock Purchase Plan (Purchase Plan) and reserved a total number of common shares issuable under this plan of 250,000. The Purchase Plan provides a means for employees to purchase shares of Common Stock at 85% of the fair market value.

11. GAINS ON SALES OF LOANS
    The gains on sales of loans, as defined in Note 2, and the related cost is as follows:

                                                                            FOR THE         FOR THE
                                                                          NINE MONTHS     NINE MONTHS
                                                           YEAR ENDED        ENDED           ENDED
                                                         SEPTEMBER 30,      JUNE 30,        JUNE 30,
                                                              1995            1995            1996
                                                         --------------  --------------  --------------
Excess servicing gain..................................  $   41,064,028  $   25,872,599  $   94,573,426
Sharing arrangements...................................     (10,998,935)     (7,201,078)       (536,548)
                                                         --------------  --------------  --------------
                                                             30,065,093      18,671,521      94,036,878
Gain on whole loan and bulk sales......................       4,517,100       3,298,543      10,682,769
                                                         --------------  --------------  --------------
                                                             34,582,193      21,970,064     104,719,647
Residual interest income...............................        --              --             2,873,638
Premiums, net..........................................      (1,993,613)       (919,418)    (12,899,411)
Transaction costs......................................      (3,474,879)     (2,866,821)     (4,878,376)
                                                         --------------  --------------  --------------
Gains on sales of loans, net...........................  $   29,113,701  $   18,183,825  $   89,815,498
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

    In fiscal years 1993 and 1994, the gain on sale of loans was from bulk and wholesale loan sales as the Company did not begin to securitize loans until fiscal year 1995.

12. TRANSACTIONS WITH AFFILIATES
    In December 1994, the Company repurchased certain loan participations from an affiliate, Farm Bureau, and other investors at par value. The repurchased loans were sold in a securitization transaction. The affiliate received a participation interest in the securitization. The affiliate held $2,569,706 of loan participations at September 30, 1995.

    The Company has a warehouse facility with Bank One, an affiliate of Bank One Capital Partners II and Bank One Capital Partners V, which are stockholders of the Company.

    The Company has issued the Notes to Bank One Capital Partners II, Bank One Capital Partners V, and Farm Bureau. Additionally, the Company used Bear, Stearns & Co. Inc., as co-placement agent in the Company's 1995-4, 1996-1, and 1996-2 securitization transactions. The Company also is provided financing through the Bear Stearns Facility. A managing director from Bear, Stearns & Co. Inc., is a board of directors member of the Company. (See Note 7.)

    The Company has a credit facility with Farm Bureau, which is a stockholder of the Company (See Note 7.)

13. EMPLOYEE BENEFIT PLANS
    The Company has an Employees' 401(k) Savings Plan (the Plan) for eligible employees. An employee is eligible to participate in the Plan after employment of at least one month.

                   RAC FINANCIAL GROUP, INC. AND SUBSIDIARIES

13. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Participants may elect to make contributions to the Plan in amounts equal to not less than 1% nor more than 15% of their eligible compensation. The Company may elect to match elective contributions up to a maximum of 4% of the participant's eligible compensation. The Company has made no such contributions for the nine months ended June 30, 1996.

14. CONTINGENCIES AND COMMITMENTS
    The Company leases premises and equipment under operating leases with various expiration dates. Approximate future minimum lease payments are as follows:

1997....................................................  $2,138,428
1998....................................................   2,027,260
1999....................................................   1,752,268
2000....................................................   1,641,529
                                                          ----------
                                                          $7,559,485
                                                          ----------
                                                          ----------

    Rent expense for the years ended September 30, 1994 and 1995 was $1,221,113 and $715,088, respectively. Rent expense for the nine months ended June 30, 1995 and 1996 was $413,955 and $1,467,244, respectively.

    The Company is involved in certain litigation arising in the normal course of business. Management's opinion is that the resolution of such litigation will not have a material adverse effect on the Company's financial condition.

15. CONCENTRATION OF CREDIT RISK
    The Company is active in originating loans to customers throughout the United States. All loans are made on a secured or unsecured basis after reviewing each potential borrower's credit application and evaluating their financial history and ability to repay.

    Approximately 60% of the loans in the Company's serviced loan portfolio at June 30, 1996 was secured by residential properties located in California. No other state accounted for more than 10%.

16. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
    The Company acquired FIRSTPLUS East in November 1995. As the pro forma adjustments relating to this acquisition are limited, the following is furnished as a narrative description of the pro forma effects in lieu of presenting separate pro forma financial statements.

    BALANCE SHEET. The pro forma balance sheet for the Company as of September 30, 1995 as adjusted for the acquisition of FIRSTPLUS East, as if such acquisition had occurred on such date, would reflect total assets of approximately $73.4 million and total liabilities of approximately $61.3 million. The primary increase in total assets would be FIRSTPLUS East's approximately $30.7 million in loans held for sale. The primary increase in total liabilities would be FIRSTPLUS East's mortgage warehouse lines of credit with an outstanding balance of approximately $29.6 million. The only significant pro forma adjustment considered necessary for the combined pro forma balance sheet would be the addition of approximately $315,000 in goodwill resulting from the acquisition.

    INCOME STATEMENT. The pro forma statement of income for the Company for the year ended September 30, 1995 as adjusted for the acquisition of FIRSTPLUS East, as if such acquisition had occurred on October 1, 1994, would reflect total revenue of approximately $37.2 million and total expenses of approximately $27.4 million. The only significant pro forma adjustment for the combined pro forma statement of income would be to include approximately $35,000 in goodwill amortization expense.


17. SUBSEQUENT EVENT (UNAUDITED)
    On October 22, 1996, the Company's Board of Directors approved a two-for-one common stock split. The split, effectuated as a stock dividend of one newly issued share of Common Stock for each share of Common Stock outstanding, was effective for shareholders of record at the close of business on November 15, 1996, and payable on November 29, 1996. Par value will remain at $0.01 per share. Pro forma earnings per share, giving retroactive effect to the two-for-one split, for the prior periods are presented below.

                                                    Nine Months Ended
                       Year Ended September 30,          June 30,
                       ------------------------     -----------------
                       1993     1994     1995         1995     1996
                       -----    -----    -----        -----    -----
Net Income per share   $0.47    $0.32    $0.29        $0.20    $0.85

Financial information contained elsewhere in these financial statements has not been adjusted to reflect the impact of the common stock split.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Remodelers National Funding Corp.

    We have audited the balance sheet of Remodelers National Funding Corp. as of September 30, 1994, and the related statements of operations, stockholder's equity, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Remodelers National Funding Corp. at September 30, 1994, and the results of its operations and its cash flows for the nine months then ended in conformity with generally accepted accounting principles.

                                                /s/ ERNST & YOUNG LLP

Dallas, Texas
January 10, 1995

                       REMODELERS NATIONAL FUNDING CORP.

                                 BALANCE SHEET

                                     ASSETS

                                                                                                     SEPTEMBER 30,
                                                                                                         1994
                                                                                                     -------------

Cash and cash equivalents..........................................................................   $   524,571
Short-term investments.............................................................................       100,000
Loans held for sale, net (Note 2)..................................................................     4,978,469
Excess servicing receivable (Note 3)...............................................................     1,685,887
Interest receivable................................................................................       488,563
Furniture and equipment, net (Note 4)..............................................................        99,469
Other assets.......................................................................................        55,914
                                                                                                     -------------
    Total assets...................................................................................   $ 7,932,873
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
  Accounts payable and accrued liabilities.........................................................   $   107,891
  Principal/interest due on loan participations sold...............................................     1,787,117
  Warehouse financing facility with affiliates (Note 5)............................................     3,100,000
                                                                                                     -------------
    Total liabilities..............................................................................     4,995,008
                                                                                                     -------------
Commitments (Note 8)
STOCKHOLDER'S EQUITY
  Common stock, $1 par value:
    Authorized shares -- 100,000
    Issued and outstanding shares -- 600...........................................................           600
  Additional capital...............................................................................     4,272,930
  Accumulated deficit..............................................................................    (1,335,665)
                                                                                                     -------------
    Total stockholder's equity.....................................................................     2,937,865
                                                                                                     -------------
    Total liabilities and stockholder's equity.....................................................   $ 7,932,873
                                                                                                     -------------
                                                                                                     -------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.
                            STATEMENT OF OPERATIONS

                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1994
                                                                                                     -------------
REVENUES
  Gains on sales of loan participations............................................................   $   175,638
  Interest.........................................................................................     4,864,739
  Servicing income.................................................................................       208,959
  Other income.....................................................................................       280,317
                                                                                                     -------------
    Total revenues.................................................................................     5,529,653
                                                                                                     -------------
EXPENSES
  Salaries and employee benefits...................................................................       923,851
  Interest.........................................................................................     3,953,514
  Cost of servicing................................................................................       515,926
  FHA insurance premium............................................................................       407,390
  Other operating..................................................................................       201,646
  Provision for possible credit loss...............................................................        44,907
                                                                                                     -------------
    Total expenses.................................................................................     6,047,234
                                                                                                     -------------
Net loss...........................................................................................   $  (517,581)
                                                                                                     -------------
                                                                                                     -------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                            COMMON STOCK
                                                      ------------------------   ADDITIONAL    ACCUMULATED
                                                        SHARES       AMOUNT       CAPITAL        DEFICIT        TOTAL
                                                      -----------  -----------  ------------  -------------  ------------
Balance at December 31, 1993........................         600    $     600   $  4,272,930  $    (818,084) $  3,455,446
Net loss............................................                                               (517,581)     (517,581)
                                                             ---        -----   ------------  -------------  ------------
Balance at September 30, 1994.......................         600    $     600   $  4,272,930  $  (1,335,665) $  2,937,865
                                                             ---        -----   ------------  -------------  ------------
                                                             ---        -----   ------------  -------------  ------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.

                            STATEMENT OF CASH FLOWS

                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1994
                                                                                                     -------------
OPERATING ACTIVITIES
Net loss...........................................................................................   $  (517,581)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization....................................................................        34,365
  Excess servicing receivable collections..........................................................       529,995
  Gains on sales of loan participations............................................................      (175,638)
  Addition to excess servicing receivable..........................................................      (116,858)
  Changes in assets and liabilities:
    Loans held for sale, net.......................................................................    (3,850,546)
    Interest receivable............................................................................       120,546
    Accounts payable and accrued expenses..........................................................        35,763
    Principal/interest due on loan participations sold.............................................      (294,863)
    Other operating activity.......................................................................        (8,365)
                                                                                                     -------------
Net cash used in operating activities..............................................................    (4,243,182)
                                                                                                     -------------
INVESTING ACTIVITIES
Purchase of property and equipment.................................................................       (61,494)
                                                                                                     -------------
Net cash used in investing activities..............................................................       (61,494)
                                                                                                     -------------
FINANCING ACTIVITIES
Draws on line of credit, net.......................................................................     3,100,000
                                                                                                     -------------
Net cash provided by financing activities..........................................................     3,100,000
                                                                                                     -------------
Decrease in cash...................................................................................    (1,204,676)
Cash at beginning of period........................................................................     1,729,247
                                                                                                     -------------
Cash at end of period..............................................................................   $   524,571
                                                                                                     -------------
                                                                                                     -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid during period........................................................................   $ 4,031,127
                                                                                                     -------------
                                                                                                     -------------

                            See accompanying notes.

                       REMODELERS NATIONAL FUNDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1994

1.  SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS AND ORGANIZATION

    Remodelers National Funding Corp. (RNFC or the Company) is a Title I nonsupervised lender approved by the Department of Housing and Urban Development
(HUD). Title I loans are made to finance home improvements up to $25,000. In addition to originating these loans, RNFC sells them to investors and contracts to service them for the investors. Prior to ownership changes discussed in Note 10, the Company was a wholly owned subsidiary of the Anchor Group, Inc. (Anchor). Anchor is a subsidiary of Rural Mutual Insurance Company (Rural Mutual) and Farm Bureau Life Insurance Company (Farm Bureau), each entity with a 50% ownership interest. In conjunction with the subsequent ownership change, the Company changed its year-end from calendar year-end to September 30 year-end.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

    LOANS HELD FOR SALE

    Loans held for sale consisting of HUD Title I and conventional home improvement loans are carried at the lower of cost or market. Typically, the Company obtains a second or third mortgage on the property as collateral.

    PROVISION AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

    The provision for possible credit losses includes current period credit losses and an amount which, in the judgment of management, is necessary to maintain the allowance for possible credit losses at a level that reflects known and inherent risks in the loans held-for-sale portfolio.

    SALES OF LOAN PARTICIPATIONS

    Gains resulting from the sales of loan participations to investors are recognized in the periods in which the sales occur. The gain amounts are determined from the yield differential between interest on the loan originated and the interest on the loan participations sold to the investors.

    EXCESS SERVICING RECEIVABLE

    For the majority of the loan participations sold, an excess servicing receivable (the Receivable) is recognized for an amount equal to the gain from the sale of loan participations. The Receivable is then amortized to interest over a weighted average life of the loan participations, which has generally been determined to be 84 months after considering an estimated rate of prepayments. These assumptions are evaluated periodically in relation to estimated future net servicing revenues.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation of furniture and equipment is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the leases of the economic useful life of the improvement or the term of the lease.

    FEDERAL INCOME TAXES

    Federal income taxes are accounted for utilizing the liability method, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                       REMODELERS NATIONAL FUNDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

2.  LOANS HELD FOR SALE
    Loans held for sale consisted of the following:

                                                                                SEPTEMBER 30,
                                                                                     1994
                                                                                --------------
Title I loans.................................................................  $   55,076,912
Conventional loans............................................................         288,315
Premium finance loans.........................................................          34,930
                                                                                --------------
                                                                                    55,400,157
Loan participations sold......................................................     (50,261,688)
Allowance for possible credit losses..........................................        (160,000)
                                                                                --------------
                                                                                $    4,978,469
                                                                                --------------
                                                                                --------------

    Activity in the allowance for possible credit losses is summarized as follows for the nine months ended September 30, 1994:

Balance at beginning of period...................................  $ 175,000
Provision charged to income......................................     44,907
Charge-offs and recoveries (net).................................    (59,907)
                                                                   ---------
Balance at end of period.........................................  $ 160,000
                                                                   ---------
                                                                   ---------

3.  EXCESS SERVICING RECEIVABLE
    Activity in the Receivable is summarized as follows for the nine months ended September 30, 1994:

Balance at beginning of period..................................  $2,099,024
Gain on sale of loans...........................................    116,858
Excess servicing collected......................................   (529,995)
                                                                  ---------
Balance at end of period........................................  $1,685,887
                                                                  ---------
                                                                  ---------

    There have been no changes in prepayment assumptions during the period; therefore, no valuation adjustments have been recorded.

4.  FURNITURE AND EQUIPMENT
    The major classes of furniture and equipment and related accumulated depreciation and amortization are shown below:

                                                                                 SEPTEMBER 30,
                                                                                     1994
                                                                                 -------------
Furniture and leasehold improvements...........................................   $   144,043
Equipment......................................................................       392,958
Computer software..............................................................        81,439
Automobiles....................................................................        27,047
                                                                                 -------------
                                                                                      645,487
Accumulated depreciation and amortization......................................      (546,018)
                                                                                 -------------
                                                                                  $    99,469
                                                                                 -------------
                                                                                 -------------

5.  WAREHOUSE FINANCING FACILITY WITH AFFILIATE
    RNFC is subject to HUD Handbook 4700.2 requirements Rule 2-4.B. which requires the maintenance of a warehouse line of credit of at least $500,000 for Title I loans.

                       REMODELERS NATIONAL FUNDING CORP.

                         NOTES TO FINANCIAL STATEMENTS

5.  WAREHOUSE FINANCING FACILITY WITH AFFILIATE (CONTINUED)
    On July 30, 1993, Farm Bureau provided a line of credit to RNFC for $10,000,000, for the purpose of originating Title I loans, which expires on July 30, 1996. Interest will accrue on the outstanding balance at a rate of 300 basis points less than the weighted average coupon rate of the Title I loans which secure the note.

6.  INCOME TAXES
    Net deferred tax assets are not significant to the financial statements and consist mainly of $217,260 as of September 30, 1994, relating to loss carryforwards, which are entirely offset by a valuation allowance.

    The Company filed its tax return as part of a consolidated group.

    Net operating loss carryforwards at September 30, 1994 consist of the following:

                                                                                       YEAR OF
YEAR ORIGINATED                                                           AMOUNT     EXPIRATION
----------------------------------------------------------------------  ----------  -------------
July 31, 1991 (one month).............................................  $   58,000         2006
December 31, 1993 (twelve months).....................................      52,000         2008
September 30, 1994 (nine months)......................................     529,000         2009

    The Company has not paid income taxes during the nine months ended September 30, 1994.

7.  EMPLOYEE SAVINGS AND PROFIT-SHARING PLAN
    The Company has an Employees' Savings and Profit-Sharing Plan (the Plan) for eligible employees. An employee is eligible to participate in the Plan if the employee is at least 21 years old and has been employed for at least six months.

    Elective contributions may be made by participants in amounts equal to not less than 2% nor more than the maximum percentage legally permissible of their eligible compensation. RNFC may elect to match contributions up to 50% of the participant's elective contributions to a maximum of 3% of the participant's eligible compensation. RNFC has made no contributions for the period ended September 30, 1994.

8.  COMMITMENTS
    The Company has entered into noncancelable operating leases for office space and equipment. Lease expense for the nine months ended September 30, 1994 was $158,073. Future rental payments required under the operating leases are $198,458 for 1995 and $102,166 for 1996.

9.  AFFILIATE TRANSACTIONS
    In July 1993, Rural Mutual sold its subsidiary, Rural Security Insurance Company (Rural Security), to Farm Bureau. Farm Bureau subsequently purchased 50% of the stock of the parent of RNFC from Rural Mutual. Farm Bureau currently provides a $10,000,000 line of credit to RNFC, as previously discussed in Note 5.

    RNFC transacts significant business with Rural Mutual and Rural Security. Rural Mutual held $13,199,916 of loan participations at September 30, 1994. Rural Security held $18,528,216 of loan participations at September 30, 1994. As of September 30, 1994, RNFC owed Rural Mutual $549,751 in connection with their servicing agreement. RNFC owed Rural Security $654,237 as of September 30, 1994, in connection with their servicing agreement. These amounts due Rural Mutual and Rural Security have been repaid in the normal course of business by January 1995.

10. SUBSEQUENT EVENT
    In October 1994, the Company's parent entered into an agreement with the stockholders of State Financial Acceptance Corp. (SFAC), a previously unrelated entity, whereby the Company's parent exchanged its common stock in the Company for common and preferred stock of a newly formed corporation, RAC Financial Group, Inc. (RAC). At the same time, the stockholders of SFAC exchanged their common and preferred stock for common and preferred stock of RAC. Effective October 1, 1994, the Company and SFAC became subsidiaries of RAC, with the former stockholders of SFAC controlling the voting shares of RAC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of First Security Mortgage Corporation

    We have audited the accompanying balance sheet of First Security Mortgage Corporation (the "Company") as of December 31, 1994 and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Security Mortgage Corporation as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Scott & Holloway, LLP

Columbia, South Carolina
February 17, 1995

                      FIRST SECURITY MORTGAGE CORPORATION

                                 BALANCE SHEET

                                     ASSETS

                                                                                               (UNAUDITED)
                                                                                DECEMBER 31,  NOVEMBER 30,
                                                                                    1994          1995
                                                                                ------------  -------------
Current assets:
  Cash and cash equivalents...................................................   $  423,853   $     144,256
  Certificate of deposit......................................................       50,428          51,247
  Residential mortgages held for sale.........................................    6,553,894       9,338,753
  Accounts receivable:
    Fees receivable from investors............................................       91,501         224,791
    Other.....................................................................       13,878          51,398
  Refundable income taxes.....................................................       68,440        --
  Notes receivable from shareholders..........................................       10,000        --
  Prepaid expenses and other current assets...................................       13,283          31,331
                                                                                ------------  -------------
Total current assets..........................................................    7,225,277       9,841,776
Furniture and equipment, net..................................................      302,876         302,348
Goodwill, net of accumulated amortization of $1,378...........................      122,721         115,137
Other assets..................................................................       --              15,335
                                                                                ------------  -------------
                                                                                 $7,650,874   $  10,274,596
                                                                                ------------  -------------
                                                                                ------------  -------------

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit payable.....................................................   $  135,000   $     130,270
  Mortgage warehouse lines of credit..........................................    6,518,377       9,319,938
  Current portion of long-term debt...........................................       97,848          54,167
  Accounts payable............................................................       71,970          94,235
  Accrued expenses............................................................      297,489         268,903
                                                                                ------------  -------------
Total current liabilities.....................................................    7,120,684       9,867,513
Long-term debt................................................................       57,063          27,103
Deferred income taxes.........................................................       21,680          21,680
                                                                                ------------  -------------
Total liabilities.............................................................    7,199,427       9,916,296
                                                                                ------------  -------------
Shareholders' equity:
  Common stock, $1 par value; authorized 1,000,000 shares; issued 259,475
   shares.....................................................................      259,475         176,975
  Additional paid-in capital..................................................      167,975          61,975
  Retained earnings...........................................................       23,997         119,350
                                                                                ------------  -------------
Total shareholders' equity....................................................      451,447         358,300
                                                                                ------------  -------------
                                                                                 $7,650,874   $  10,274,596
                                                                                ------------  -------------
                                                                                ------------  -------------

                            See accompanying notes.

                      FIRST SECURITY MORTGAGE CORPORATION

                            STATEMENT OF OPERATIONS

                                                                              (UNAUDITED)     (UNAUDITED)
                                                                YEAR ENDED   ELEVEN MONTHS   ELEVEN MONTHS
                                                               DECEMBER 31,  ENDED NOVEMBER  ENDED NOVEMBER
                                                                   1994         30, 1994        30, 1995
                                                               ------------  --------------  --------------
Revenues:
  Loan origination fees and discounts........................   $1,479,180    $  1,310,607    $  1,882,415
  Loan service release premiums..............................      718,550         689,405       1,346,198
  Miscellaneous fee income...................................       30,961          26,974          55,282
  Other income...............................................       92,346          54,013         127,682
                                                               ------------  --------------  --------------
                                                                 2,321,037       2,080,999       3,411,577
                                                               ------------  --------------  --------------
Operating expenses:
  Salaries and related expenses..............................    1,802,416       1,649,459       2,491,832
  Commissions paid to non-employees..........................       56,925          56,151          68,587
  Occupancy and supplies.....................................      376,739         312,192         414,666
  Business development and travel............................      106,629          97,743         130,748
  Temporary help.............................................       29,500          25,689          41,872
  Depreciation and amortization..............................       44,564          40,850          60,812
  Other expense..............................................      155,845          98,705          99,213
                                                               ------------  --------------  --------------
                                                                 2,572,618       2,280,789       3,307,730
                                                               ------------  --------------  --------------
(Loss) income from operations................................     (251,581)       (199,790)        103,847
                                                               ------------  --------------  --------------
Other income (expense):
  Interest income............................................       49,779          44,253          56,499
  Interest expense...........................................      (31,958)        (27,874)        (47,860)
                                                               ------------  --------------  --------------
(Loss) income before provision for income taxes..............     (233,760)       (183,411)        112,486
Benefit (provision) for income taxes.........................       60,133          47,181         (17,133)
                                                               ------------  --------------  --------------
Net (loss) income............................................   $ (173,627)   $   (136,230)   $     95,353
                                                               ------------  --------------  --------------
                                                               ------------  --------------  --------------

                            See accompanying notes.

                      FIRST SECURITY MORTGAGE CORPORATION

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                  COMMON    ADDITIONAL
                                                                  SHARES      PAID-IN     RETAINED
                                                                  ISSUED      CAPITAL     EARNINGS       TOTAL
                                                                ----------  -----------  -----------  -----------
Balance, December 31, 1993....................................  $  150,000  $     5,000  $   197,624  $   352,624
Stock repurchased under agreements to repurchase..............     (50,000)     --           --           (50,000)
Stock issued unconditionally..................................     159,475      162,975      --           322,450
Net (loss) income.............................................      --          --          (173,627)    (173,627)
                                                                ----------  -----------  -----------  -----------
Balance, December 31, 1994....................................     259,475      167,975       23,997      451,447
                                                                ----------  -----------  -----------  -----------
Stock repurchased under agreements to repurchase
 (unaudited)..................................................     (82,500)    (106,000)     --          (188,500)
Net income (unaudited)........................................      --          --            95,353       95,353
                                                                ----------  -----------  -----------  -----------
Balance, November 30, 1995 (unaudited)........................  $  176,975  $    61,975  $   119,350  $   358,300
                                                                ----------  -----------  -----------  -----------
                                                                ----------  -----------  -----------  -----------

                            See accompanying notes.

                      FIRST SECURITY MORTGAGE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                                                        (UNAUDITED)      (UNAUDITED)
                                                                       YEAR ENDED      ELEVEN MONTHS    ELEVEN MONTHS
                                                                      DECEMBER 31,    ENDED NOVEMBER   ENDED NOVEMBER
                                                                          1994           30, 1994         30, 1995
                                                                     ---------------  ---------------  ---------------
OPERATING ACTIVITIES:
Net (loss) income..................................................  $      (173,627) $      (136,230) $        95,353
Adjustments to reconcile net (loss) income to net cash used in operating activities:
  Depreciation and amortization....................................           44,564           40,850           60,812
  Proceeds from sales of residential mortgages.....................      115,153,459      102,759,967      117,989,216
  Disbursements to acquire residential mortgages held for sale.....     (117,829,409)    (106,577,689)    (120,774,075)
  Deferred income taxes............................................            8,307        --               --
  Loss on sale of fixed assets.....................................        --               --                   1,144
  (Increase) decrease in operating assets:
    Accounts receivable............................................          (32,787)         (15,365)        (133,290)
    Employee advances, prepaid expenses, and other.................           31,397           36,811          (55,568)
    Refundable income taxes........................................          (66,969)         (45,710)          68,440
    Shareholder notes receivable...................................           50,000           60,000           10,000
  Increase (decrease) in operating liabilities:
    Accounts payable...............................................           19,900          (34,172)          22,265
    Accrued expenses...............................................          (43,557)        (108,374)         (28,586)
                                                                     ---------------  ---------------  ---------------
Net cash used by operating activities..............................       (2,838,722)      (4,019,912)      (2,744,289)
                                                                     ---------------  ---------------  ---------------
INVESTING ACTIVITIES:
Business combination...............................................         (124,099)        (124,099)       --
Other, net.........................................................           24,693            3,534            5,781
Maturities of certificate of deposit...............................           38,420           38,420        --
Purchases of furniture and equipment...............................         (214,045)        (194,918)         (44,420)
                                                                     ---------------  ---------------  ---------------
Net cash used by investing activities..............................         (275,031)        (277,063)         (38,639)
                                                                     ---------------  ---------------  ---------------

FINANCING ACTIVITIES:
Proceeds from borrowing............................................      123,286,361      104,395,480      126,579,243
Repayments of borrowing............................................     (120,611,383)    (100,577,602)    (123,777,682)
Proceeds from sales of common stock................................          302,450           20,000        --
Payments for repurchases of common stock...........................          (50,000)         (50,000)        (188,500)
Proceeds (Payments) on long-term debt, net.........................          287,734          267,491         (109,730)
                                                                     ---------------  ---------------  ---------------
Net cash provided by financing activities..........................        3,215,162        4,055,369        2,503,331
                                                                     ---------------  ---------------  ---------------
Net increase (decrease) in cash and cash equivalents...............          101,409         (241,606)        (279,597)
Cash and cash equivalents, beginning of period.....................          322,444          322,444          423,853
                                                                     ---------------  ---------------  ---------------
Cash and cash equivalents, end of period...........................  $       423,853  $        80,838  $       144,256
                                                                     ---------------  ---------------  ---------------
                                                                     ---------------  ---------------  ---------------
Cash paid during the period:
  Interest.........................................................  $        31,958  $        27,874  $        47,860
                                                                     ---------------  ---------------  ---------------
                                                                     ---------------  ---------------  ---------------
  Income taxes.....................................................  $         5,783  $         5,783  $         5,000
                                                                     ---------------  ---------------  ---------------
                                                                     ---------------  ---------------  ---------------

                            See accompanying notes.

                      FIRST SECURITY MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                  (INFORMATION PERTAINING TO NOVEMBER 30, 1995
               AND FOR THE ELEVEN MONTHS THEN ENDED IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    First Security Mortgage Corporation's (the "Company") principal sources of revenue are generated from its mortgage banking operations located in South Carolina and North Carolina. The Company originates one-to-four family residential mortgage loans for sale into the secondary markets. The Company maintains various loan correspondent agreements with financial institutions for sale of mortgage loans. The correspondent agreements typically provide that the Company release its servicing rights in the mortgage loans to the financial institution for a fee.

    INTERIM FINANCIAL STATEMENTS

    The interim financial statements as of November 30, 1995 and the eleven month periods ended November 30, 1994 and 1995 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting of normal and recurring adjustments) necessary for fair presentation of the results of operations and cash flows.

    FURNITURE AND EQUIPMENT

    Furniture and equipment is recorded at cost. Depreciation is provided using the straight-line method. The cost of repairs and maintenance is expensed as incurred. Betterments and replacements are capitalized. As assets are retired or sold, the cost and accumulated depreciation is removed from the accounts and any gain or loss is recognized.

    INCOME TAXES

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), as of January 1, 1993. Under the liability method specified by SFAS 109, deferred tax assets and liabilities are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which are anticipated to be in effect when these differences reverse. The deferred tax (benefit) provision is the result of the net change in the deferred tax assets and liabilities. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts expected to be realized.

    RECOGNITION OF INCOME

    LOAN ORIGINATION FEES AND DISCOUNTS includes fees for services performed in arranging mortgage financing. LOAN SERVICE RELEASE PREMIUMS includes gains on sales of mortgage loans which are based on the servicing value of the related mortgage loan sold. MISCELLANEOUS FEE INCOME includes fees to reimburse the Company for costs of processing mortgage applications, net of underwriting and administrative fees paid to investors. Income is recognized when the loan is closed.

    RESIDENTIAL MORTGAGES HELD FOR SALE

    Residential mortgages held for sale consist of mortgage loans made to individuals that are collateralized by residential one-to-four family dwellings, and are generally located in the Company's primary marketplace.

    CASH AND CASH EQUIVALENTS

    The Company considers all demand deposits and highly liquid investments having a maturity of less than three months to be cash equivalents. A certificate of deposit included in cash and cash equivalents and having a carrying value of approximately $25,000 at December 31, 1994, has been pledged as collateral under a secured credit agreement with a financial institution. Amounts on deposit at December 31, 1994 in excess of federal insurance limits total approximately $482,000.

                      FIRST SECURITY MORTGAGE CORPORATION

                  (INFORMATION PERTAINING TO NOVEMBER 30, 1995
               AND FOR THE ELEVEN MONTHS THEN ENDED IS UNAUDITED)

2.  BUSINESS COMBINATION
    On October 28, 1994, the Company acquired the fixed assets and a $6.5 million mortgage loan pipeline of the fifth largest company in Columbia, South Carolina, (the "Acquiree") for $150,000, consisting of $75,000 in cash at closing, $75,000 paid quarterly over one year in the form of a promissory note, and the assumption of an operating lease obligation on office equipment of approximately $16,000. In addition, the Company issued 10,000 shares of its common stock to the previous owner of the Acquiree.

    The excess of the cost of the Acquiree over the fixed assets acquired of $124,099 is being amortized over fifteen years. The acquisition has been accounted for as a purchase, and the results of the Acquiree have been included in the accompanying financial statements since the date of the acquisition.

    On February 17, 1995, the Company commenced operating a wholly owned subsidiary, First Security Financial Corporation, an originator of home improvement loans. In consolidation, all significant intercompany accounts are eliminated.

3.  FURNITURE AND EQUIPMENT
    Furniture and equipment consists of the following:

                                                                                 (UNAUDITED)
                                                                   DECEMBER 31,  NOVEMBER 30,
                                                                       1994          1995
                                                                   ------------  ------------
Furniture and fixtures...........................................   $   87,854    $   99,360
Equipment........................................................      277,556       317,227
Leasehold improvements...........................................        8,175         8,175
                                                                   ------------  ------------
                                                                       373,585       424,762
Less, accumulated depreciation and amortization..................      (70,709)     (122,414)
                                                                   ------------  ------------
                                                                    $  302,876    $  302,348
                                                                   ------------  ------------
                                                                   ------------  ------------

4.  OPERATING LEASES
    The Company leases office space under the terms of operating leases which expire at various dates through April 1999. Rental expense for the year ended December 31, 1994 was approximately $133,000. A majority of the leases contain escalation clauses which provide for increases in rents to cover future operating costs. The schedule of approximate future minimum rental payments under existing leases is as follows:

1995......................................................  $ 188,500
1996......................................................    160,400
1997......................................................    125,000
1998......................................................     34,300
1999......................................................     12,000

5.  OPERATING LINES OF CREDIT
    The Company has two operating line of credit agreements with a financial institution. These agreements are collateralized by certificates of deposits totaling $75,000 at December 31, 1994. Borrowings under the agreements bear interest at 1% above the bank's prime lending rate. The maximum credit available to the Company under the agreements are $200,000. At December 31, 1994, $135,000 of the available credit had been drawn by the Company and $65,000 remained available. The lines of credit mature through April 1995. At November 30, 1995, the Company's operating lines are collateralized with certificates of deposit totalling $50,000. At November 30, 1995, the Company has drawn $130,000 on the lines and $70,000 is available to be drawn.

                      FIRST SECURITY MORTGAGE CORPORATION

                  (INFORMATION PERTAINING TO NOVEMBER 30, 1995
               AND FOR THE ELEVEN MONTHS THEN ENDED IS UNAUDITED)

6.  WAREHOUSE LINE OF CREDIT
    The Company has warehouse lines of credit agreements ("warehouse agreements") with several financial institutions for funding residential mortgage loans. The agreements expire at various dates through May 1995. Borrowings under the agreements are collateralized by a security interest in the respective mortgage loans. At December 31, 1994, the aggregate credit limit available to the Company under these agreements was $19,500,000, of which $13,464,000 was available. At November 30, 1995, the aggregate credit limit available to the Company under these agreements is $14,000,000, of which $4,680,000 is available. Borrowings under the agreements bear interest at various rates. Management expects that as the various lines of credit expire, they will be renewed on substantially the same terms.

7.  LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                 (UNAUDITED)
                                                                   DECEMBER 31,  NOVEMBER 30,
                                                                       1994          1995
                                                                   ------------  ------------
Note for acquisition of a mortgage company, quarterly
 installments of $18,750.........................................   $   75,000    $   18,750
Note to Carolina First Bank at 7.25%, monthly payments of $918, maturing March 1999, collateralized by equipment and personal
 guarantee of the president of the Company.......................       40,758        33,198
Capitalized lease obligations....................................       39,153        29,322
                                                                   ------------  ------------
                                                                       154,911        81,270
Less, current portion............................................       97,848        54,167
                                                                   ------------  ------------
                                                                    $   57,063    $   27,103
                                                                   ------------  ------------
                                                                   ------------  ------------

8.  INCOME TAXES
    The components of the provision for income taxes are as follows:

                                                                                   (UNAUDITED)
                                                                          1994        1995
                                                                        ---------  -----------
Current:
  Federal.............................................................  $  68,440   $ (17,133)
  State...............................................................     --          --
                                                                        ---------  -----------
                                                                           68,440     (17,133)
                                                                        ---------  -----------
Change in deferred income taxes:
  Federal.............................................................     (7,503)     --
  State...............................................................       (804)     --
                                                                        ---------  -----------
                                                                           (8,307)     --
                                                                        ---------  -----------
Benefit (provision) for income taxes:.................................  $  60,133   $ (17,133)
                                                                        ---------  -----------
                                                                        ---------  -----------

                      FIRST SECURITY MORTGAGE CORPORATION

                  (INFORMATION PERTAINING TO NOVEMBER 30, 1995
               AND FOR THE ELEVEN MONTHS THEN ENDED IS UNAUDITED)

8.  INCOME TAXES (CONTINUED)
    Deferred income taxes result from temporary differences in the recognition of certain items of income and expense for tax and financial reporting purposes, primarily accumulated depreciation. The Company's deferred income tax accounts consisted of the following:

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Deferred tax assets.............................................................   $    3,179
Deferred tax liabilities........................................................      (24,859)
                                                                                  ------------
                                                                                   $  (21,680)
                                                                                  ------------
                                                                                  ------------

9.  SHAREHOLDERS' EQUITY
    In 1994, fifty thousand shares of the Company's common stock were repurchased by the Company under a mandatory repurchase agreement. In 1995, eighty-two thousand five hundred shares were repurchased by the Company. The repurchased shares were cancelled by the Company.

10. EMPLOYEE BENEFIT PLANS
    The Company has a 401(k) profit sharing plan covering substantially all full-time employees. Under the terms of the plan, employees may elect to defer from 1% to 20% of their compensation. The Company is permitted to make discretionary matches of employee contributions up to 5% of the participant's compensation as well as other discretionary contributions. Employees are immediately vested in their contributions. After two years of employment with the Company, employees are vested 20% in employer contributions and vesting percentages increase 20% for each additional year of service. Employees with six years of service are fully vested. For the year ended December 31, 1994, the Company elected not to match employee contributions, as is permitted by the terms of the plan. The Company's policy is to fund amounts accrued.

    The Company does not provide post-employment or post-retirement benefits other than the profit sharing plan.

11. COMMITMENTS AND CONTINGENCIES
    In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1994, management and its legal counsel are not aware of any pending or threatened litigation, or unasserted claims that could result in losses, if any, that would be material to the financial statements.

    At December 31, 1994, the Company had approximately $24,000,000 in commitments to extend credit and make mortgage loans on residential dwellings. The Company was administering approximately $12,400,000 of residential construction loans to be sold by the Company to a financial institution. The ultimate risk of loss on the residential construction loans is shared by the Company and the financial institution in the event of future loan defaults.

    Through the Company's various correspondent agreements with financial institutions, the Company may be required to repurchase mortgage loans sold to the financial institution if significant defects in the loan origination are subsequently discovered by the financial institution.

12. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE
     OF THE INDEPENDENT AUDITORS REPORT
    On November 30, 1995 all of the Company's shares of common stock were acquired by RAC Financial Group, Inc. for approximately $700,000 in a cash transaction. Upon merging, the Company will operate as a wholly-owned subsidiary of RAC Financial Group, Inc.

-----------------------------------------------------------------------------
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                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . 1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . 18
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Price Range of Common Stock and Dividend Policy. . . . . . . . . . . 20
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . 20
Management's Discussion and Analysis of Financial Condition and
 Results of Operations . . . . . . . . . . . . . . . . . . . . . . . 22
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
Certain Relationships and Related Party Transactions . . . . . . . . 66
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . 66
Description of the Notes . . . . . . . . . . . . . . . . . . . . . . 69
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . 79
Certain Tax Considerations . . . . . . . . . . . . . . . . . . . . . 81

Selling Holders. . . . . . . . . . . . . . . . . . . . . . . . . . . 84
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . 88
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
Available Information. . . . . . . . . . . . . . . . . . . . . . . . 89
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . F-1

                                      __________

     NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


-----------------------------------------------------------------------------
-----------------------------------------------------------------------------


                                         RAC
                                      FINANCIAL
                                     GROUP, INC.


                           $100,000,000 7.25% CONVERTIBLE
                             SUBORDINATED NOTES DUE 2003

                           6,434,970 SHARES OF COMMON STOCK

                                      _________

                                      PROSPECTUS
                                      _________



                                  DECEMBER    , 1996


-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby:


    Securities and Exchange Commission registration fee ............... $ 2,171
    Printing and engraving costs ......................................  30,000*
    Legal fees and expenses............................................  25,000*
    Accounting fees and expenses ......................................  15,000*
    Blue Sky fees and expenses ........................................  10,000*
    Registrar and Transfer Agent's fees ...............................   1,000*
    Miscellaneous .....................................................   1,829*
                                                                        -------
         Total ........................................................ $85,000*
                                                                        -------
                                                                        -------
________________
* Estimated.

    The Company will pay all of the expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, including on behalf of the Selling Holders as required by agreement with the Initial Purchasers, as defined below.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY FOR
           MONETARY DAMAGES

    (a) The Articles of Incorporation of the Registrant, together with its bylaws, provide that the Registrant shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Nevada permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

    (b) The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Nevada. Under the Registrant's Articles of Incorporation, and as permitted by the laws of the State of Nevada, a director or officer is not liable to the Registrant or its stockholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of any unlawful distribution.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The following sets forth information regarding all sales of unregistered securities of the Registrant during the past three years. In connection with each of these transactions, the shares were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Registrant and/or represented to the Registrant that they were "sophisticated" investors, and such persons represented to the Registrant that the shares were purchased for investment purposes only and not with a view toward distribution.

    On October 4, 1994, the Company issued 2,345,000 shares of Common Stock to Ronald M. Mankoff and 2,345,000 shares of Common Stock to the Daniel T. Phillips Children's Trust in connection with the reorganization of the Company into a holding company with SFA: State Financial Acceptance Corporation ("SFAC") and Remodelers National Funding Corporation ("RNFC") operating as subsidiaries of RAC Financial Group, Inc. See "Business -- Combination" in the Prospectus. Such shares were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption provided under Section 4(2) thereof.

    On October 4, 1994, the Company issued 150,000 shares of its Series A Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), to the Mankoff Childrens Trust in consideration of 150,000 shares of preferred stock of SFAC and 150,000 shares of its Series A Preferred Stock to Phillips Partners, Ltd. in consideration of 150,000 shares of preferred stock of SFAC. Such shares were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof.

    On October 4, 1994, the Company issued 2,300,000 shares of its Series B Cumulative Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and 2,010,000 shares of Common Stock to Farm Bureau Life Insurance Company ("Farm Bureau") in consideration of 600 shares of common stock of RNFC. Such shares were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof.

    On March 31, 1995, the Company issued $5,000,000 in principal amount of its 12% subordinated notes due March 31, 2000 (the "Subordinated Notes") to Banc One Capital Partners II, Limited Partnership ("BOCP II") and $1,350,000 in principal amount of the Subordinated Notes to Farm Bureau. In connection with such issuances and in further consideration of the agreement of BOCP II and Farm Bureau to provide such financing evidenced by the Subordinated Notes, the Company also issued (i) warrants (the "BOCP II Warrants") to purchase 1,055,116 shares of the Company's Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock"), to BOCP II; (ii) warrants (the "Farm Bureau Warrants") to purchase 284,884 shares of Non-Voting Common Stock to Farm Bureau, and (iii) a warrant (the "BOCP II Warrant") to purchase 893,311 shares of Non-Voting Common Stock to BOCP II. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

    On April 1, 1995, BOCP II exercised in full the BOCP II Warrant and received 893,311 shares of Non-Voting Common Stock from the Company. In consideration therefor, BOCP II paid the Company an aggregate of $450,000. On April 12, 1995, the Company issued additional warrants to Farm Bureau to purchase an aggregate of 296,207 shares of Non-Voting Common Stock. Such warrants were issued in consideration of Farm Bureau's agreement to waive certain redemption rights with respect to the Series B Cumulative Preferred Stock held by Farm Bureau and such warrants were exercised in full prior to the Offering. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

    On July 16, 1995, the Company and BOCP V agreed to amend the terms of $700,000 in interim financing, which resulted in the issuance by the Company of a $700,000 in principal amount of the Subordinated Notes to BOCP V. In addition, the Company issued BOCP V warrants (the "BOCP V Warrants") to purchase 145,390 shares of Non-Voting Common Stock. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

    On February 30, 1996, in consideration of the renegotiation of the RFC Warehouse Facility and the RFC Term Line, the Company issued to RFC warrants to purchase 250,000 shares of Common Stock at $14.00 per share.

    On June 3, 1996, the Company issued an aggregate of 800,000 shares of Common Stock to eight individuals' trusts and other entities in connection with the acquisition of FIRSTPLUS West. Such securities were not registered under the Securities Act in reliance on the exemption provided under Section 4(2) thereof.

    On August 14, 1996, the Company issued $100,000,000 aggregate principal amount of its 7.25% Convertible Subordinated Notes Due 2003 (the "Notes"). The Notes were sold to Bear, Stearns & Co. Inc., Prudential Securities Incorporated and Keefe, Bruyette & Woods, Inc. (the "Initial Purchasers"). The Initial Purchasers received discounts and commissions equal to 3%. Such Notes were not registered under the Securities Act in reliance on the exemption provided by Rule 144A, Regulation D and Regulation S thereof.

    On October 1, 1996, the Company issued an aggregate of 250,998 shares of Common Stock to four former Shareholders of National. Such Securities were not registered under the Securities Act in reliance on the exemption provided under
Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS

1   *    Purchase Agreement, dated August 14, 1996, among the
         Registrant and the Initial Purchasers named therein
3.1 **   Amended and Restated Articles of Incorporation of the
         Registrant (Exhibit 3.1)
3.2 **   Amended and Restated Bylaws of the Registrant (Exhibit 3.2)
4.1 **   Specimen certificate for Common Stock of the Registrant
         (Exhibit 4)

4.2 * Indenture, dated August 20, 1996, between the Registrant and Bank One, Columbus, N.A., as trustee thereunder
4.3 * Note Resale Registration Rights Agreement, dated August 20, 1996, among the Registrant and the Initial Purchasers named therein
4.4 * Form of Definitive 7.25% Convertible Subordinated Note Due 2003 of the Registrant
4.5 * Form of Restricted Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant
4.6 * Form of Regulation S Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant

5 Opinion of Jenkens & Gilchrist, a Professional Corporation, with respect to the legality of the securities being registered
10.1**   Form of Home Improvement Buy-Sell Agreement (Exhibit 10.1)
10.2** Form of Continuous Purchase FHA Title I Loan Correspondent Agreement (Exhibit 10.2)
10.3** Form of Continuous Purchase Conventional Direct Loan Broker Agreement (Exhibit 10.3)
10.4** 1995 Employee Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.4)
10.5** Non-Employee Director Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.5)
10.6**   RAC Financial Group, Inc. Employee Stock Purchase Plan
         (Exhibit 10.6)
10.7**   Description of Officer Bonus Program (Exhibit 10.7)
10.8** Credit Agreement among RAC Financial Group, Inc., Remodelers National Funding Corporation, and Bank One, Texas, National Association, dated as of March 17, 1995, as amended by First Amendment to Credit Agreement dated as of May 12, 1995 and by Second Amendment to Credit Agreement dated as of June 6, 1995 (Exhibit 10.8)
10.9** Promissory Note, dated as of June 6, 1995, from Remodelers National Funding Corporation, as maker, to Bank One, Texas, National Association (Exhibit 10.9)
10.10** Security Agreement, dated as of March 17, 1995, among Remodelers National Funding Corporation and Bank One, Texas, National Association (Exhibit 10.10)
10.11** Guaranty, dated as of March 17, 1995, from RAC Financial Group, Inc. to Bank One, Texas, National Association (Exhibit 10.11)
10.12** Warehousing Credit, Term Loan and Security Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., and Residential Funding Corporation, as amended by First Amendment to The Warehouse Credit, Term Loan and Security Agreement, dated August 25, 1995 (Exhibit 10.12)
10.13** Promissory Note, dated as of June 15, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.13)
10.14** Promissory Note, dated as of June 29, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.14)
10.15** Guaranty, dated as of June 15, 1995, from RAC Financial Group, Inc. to Residential Funding Corporation (Exhibit 10.15)
10.16** Custodian Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., Residential Funding Corporation and First Trust National Association (Exhibit 10.16)
10.17** Senior Subordinated Note and Warrant Purchase Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.17)
10.18** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.18)
10.19** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.19)
10.20** RAC Financial Group, Inc. Warrant Certificate, dated as of April 12, 1995, for Farm Bureau Life Insurance Corporation (including registration rights agreement) (Exhibit 10.20)

10.21** RAC Financial Group, Inc. Warrant Certificate, dated as of March 31, 1995, for Banc One Capital Partners II, Limited Partnership (including registration rights agreement) (Exhibit 10.21)
10.22** Subordinated Security Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, Banc Once Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.22)
10.23** Security Agreement -- Assignment of Servicing Agreements, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation and Banc Once Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.23)
10.24** Security Agreement -- Pledge of Common Stock, dated as of March 31, 1995, among RAC Financial Group, Inc. and Banc One Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.24)
10.25** Employment Agreement by and between RAC Financial Group, Inc. and Ronald M. Mankoff (Exhibit 10.25)
10.26** Employment Agreement by and between RAC Financial Group, Inc. and Daniel T. Phillips (Exhibit 10.26)
10.27** Employment Agreement by and between RAC Financial Group, Inc. and Eric C. Green (Exhibit 10.27)
10.28** Employment Agreement by and between RAC Financial Group, Inc. and James H. Poythress (Exhibit 10.28)
10.29** Loan Commitment from Bank One, Texas, N.A., to RAC Financial Group, Inc. (Exhibit 10.29)
10.30** Form of Continuous Purchase Home Improvement Broker Agreement (Exhibit 10.30)
10.31**  Form of Pass-Through Home Improvement Financing Agreement
         (Exhibit 10.31)
10.32** Form of Dealer/Contractor Application (Exhibit 10.32) 10.33** Form of Broker/Correspondent Application (Exhibit 10.33) 10.34** Promissory Note, dated December 29, 1995, from RAC Financial
         Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.34)
10.35** Loan Commitment from Residential Funding Corporation to Remodelers National Funding Corporation and RAC Financial Group, Inc. (Exhibit 10.35)
10.36** Stock Purchase and Sale Agreement, dated as of November 30, 1995, by and among RAC Financial Group, Inc., FIRSTPLUS East Mortgage Corporation and its shareholders (Exhibit 10.36)
10.37** First Amendment to Credit Agreement and Note, dated as of June 21, 1995, by and among Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, RAC Financial Group, Inc. and Banc One Capital Partners V, Ltd. (Exhibit 10.37)
10.38** Senior Subordinated Note, dated November 1, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.38)
10.39** Senior Subordinated Note, dated November 16, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to and Banc One Capital Partners II, Limited Partnership (Exhibit 10.39)
10.40** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.40)
10.41** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.41)
10.42** Senior Subordinated Note and Warrant Purchase Agreement, amended and restated as of July 16, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as sellers, and Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd., as purchasers (Exhibit 10.42)
10.43** RAC Financial Group, Inc. Warrant Certificate, dated as of July 16, 1995, for Banc One Capital Partners V, Ltd. (Exhibit 10.43)
10.44** Second Amended and Restated Subordinated Security Agreement, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.44)

10.45** Second Amended and Restated Security Agreement -- Pledge of Common Stock, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.45)
10.46** Second Amended and Restated Security Agreement -- Assignment of Servicing Agreements, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.46)
10.47** Second Amendment to the Warehouse Credit, Term Loan and Security Agreement, dated as of September 15, 1995, by and among Remodelers National Funding Corp., RAC Financial Group, Inc. and Residential Funding Corporation (Exhibit 10.47)
10.48** Form of Letter Agreement, dated January 29, 1996, by and between RAC Financial Group, Inc. and Residential Funding Corporation, regarding the Warehouse Credit, Term Loan and Security Agreement, dated June 15, 1995 (Exhibit 10.48)
10.49** Form of Letter Agreement, dated January 29, 1996, by and between RAC Financial Group, Inc. and Banc One, Texas, National Association, regarding the Credit Agreement, dated as of March 17, 1995 (Exhibit 10.49)
10.50** Form of Letter Agreement, dated January 29, 1996, by and among RAC Financial Group, Inc., Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd., regarding the Senior Subordinated Note and Warrant Purchase Agreement, dated as of March 31, 1995 (Exhibit 10.50)
10.51** Third Amendment to the Warehouse Credit, Term Loan and Security Agreement, dated as of January 22, 1996, by and among Remodelers National Funding Corp., RAC Financial Group, Inc. and Residential Funding Corporation (Exhibit 10.51)
10.52** Subordinated Loan Agreement, dated as of September 27, 1995, by and among RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corp., as borrowers, and Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company, as lenders, as amended by First Amendment to Subordinated Loan Agreement (Exhibit 10.52)
10.53** Letter Agreement, dated June 7, 1995, between Banc One Capital Corporation and RAC Financial Group, Inc. regarding financial advisory and consultation services (Exhibit 10.53)
10.54*** Registration Rights Agreement, dated as of March 31, 1996, by and among RAC Financial Group, Inc. and the shareholders of Mortgage Plus Incorporated (Exhibit 10.2)
10.55*** Agreement and Plan of Merger, dated as of May 22, 1996, among RAC Financial Corporation, Inc., FIRSTPLUS West, Inc. and Mortgage Plus Incorporated and the shareholders (Exhibit 10.1)
10.56**** Master Repurchase Agreement, dated as of May 10, 1996, by and between FIRSTPLUS Financial, Inc. and Bear Stearns Home Equity Trust 1996-1 (Exhibit 10.1)
10.57**** Custody Agreement, dated May 10, 1996, among FIRSTPLUS
          Financial, Inc., Bear Stearns Home Equity Trust 1996-1, and Bank One Texas, N.A. (Exhibit 10.2)
10.58**** Fifth Amendment to Credit Agreement, dated June 20, 1996, by and among FIRSTPLUS Financial, Inc., RAC Financial Group, Inc. and Bank One, Texas, National Association (Exhibit 10.3)
10.59**** Promissory Note, dated June 30, 1996, between FIRSTPLUS
          Financial, Inc. and Bank One, Texas, National Association
          (Exhibit 10.4)
21        Subsidiaries of Registrant
23.1      Consent of Ernst & Young LLP
23.2      Consent of Scott & Holloway, LLP
23.3 Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5)

24*       Power of Attorney
25*       Statement of Eligibility of Trustee

___________

*     Previously filed.

** Incorporated by reference from exhibit shown in parenthesis contained in the Company's Registration Statement on Form S-1, dated February 1, 1996, filed by the Company with the Commission.
*** Incorporated by reference from exhibit shown in parenthesis contained in the Company's current report on Form 8-K, filed by the Company with the Commission on June 14, 1996.
**** Incorporated by reference from exhibit shown in parenthesis contained in the Company's Form 10-Q for the quarterly period ended June 30, 1996, filed by the Company with the Commission on August 6, 1996.

(b)  FINANCIAL STATEMENT SCHEDULES

    Not applicable.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

         (1) To file, during any period which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 4th day of December 1996.

                             RAC FINANCIAL GROUP, INC.

                             By:    /s/ Daniel T. Phillips
                                    -------------------------------------
                                    Daniel T. Phillips,
                                    CHAIRMAN OF THE BOARD, PRESIDENT AND
                                    CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                          Title                            Date
---------                          -----                            ----



/s/ Daniel T. Phillips
-----------------------------  Chairman of the Board,         Decmeber 4, 1996
Daniel T. Phillips             President and Chief
                               Executive Officer (Principal
                               (Principal Executive Officer)

/s/ Eric C. Green*
----------------------------   Executive Vice President and   December 4, 1996
Eric C. Green                  Chief Financial Officer
                               (Principal Financial and
                               Accounting officer)

/s/ John Fitzgerald*
-----------------------------  Director                     December 4, 1996
John Fitzgerald


/s/ Dan Jessee*
-----------------------------  Director                     December 4, 1996
Dan Jessee


/s/ Paul Seegers*
-----------------------------  Director                     December 4, 1996
Paul Seegers

/s/ Sheldon I. Stein*
-----------------------------  Director                     December 4, 1996
Sheldon I. Stein



*By:  /s/ Daniel T. Phillips
------------------------------
Daniel T. Phillips
Agent and Attorney in Fact

                                  INDEX TO EXHIBITS

1   *    Purchase Agreement, dated August 14, 1996, among the
         Registrant and the Initial Purchasers named therein
3.1 **   Amended and Restated Articles of Incorporation of the
         Registrant (Exhibit 3.1)
3.2 **   Amended and Restated Bylaws of the Registrant (Exhibit 3.2)
4.1 **   Specimen certificate for Common Stock of the Registrant
         (Exhibit 4)

4.2 * Indenture, dated August 20, 1996, between the Registrant and Bank One, Columbus, N.A., as trustee thereunder
4.3 * Note Resale Registration Rights Agreement, dated August 20, 1996, among the Registrant and the Initial Purchasers named therein
4.4 * Form of Definitive 7.25% Convertible Subordinated Note Due 2003 of the Registrant
4.5 * Form of Restricted Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant
4.6 * Form of Regulation S Global 7.25% Convertible Subordinated Note Due 2003 of the Registrant

5 Opinion of Jenkens & Gilchrist, a Professional Corporation, with respect to the legality of the securities being registered
10.1**   Form of Home Improvement Buy-Sell Agreement (Exhibit 10.1)
10.2** Form of Continuous Purchase FHA Title I Loan Correspondent Agreement (Exhibit 10.2)
10.3** Form of Continuous Purchase Conventional Direct Loan Broker Agreement (Exhibit 10.3)
10.4** 1995 Employee Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.4)
10.5** Non-Employee Director Stock Option Plan for RAC Financial Group, Inc. (Exhibit 10.5)
10.6**   RAC Financial Group, Inc. Employee Stock Purchase Plan
         (Exhibit 10.6)
10.7**   Description of Officer Bonus Program (Exhibit 10.7)
10.8** Credit Agreement among RAC Financial Group, Inc., Remodelers National Funding Corporation, and Bank One, Texas, National Association, dated as of March 17, 1995, as amended by First Amendment to Credit Agreement dated as of May 12, 1995 and by Second Amendment to Credit Agreement dated as of June 6, 1995 (Exhibit 10.8)
10.9** Promissory Note, dated as of June 6, 1995, from Remodelers National Funding Corporation, as maker, to Bank One, Texas, National Association (Exhibit 10.9)
10.10** Security Agreement, dated as of March 17, 1995, among Remodelers National Funding Corporation and Bank One, Texas, National Association (Exhibit 10.10)
10.11** Guaranty, dated as of March 17, 1995, from RAC Financial Group, Inc. to Bank One, Texas, National Association (Exhibit 10.11)
10.12** Warehousing Credit, Term Loan and Security Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., and Residential Funding Corporation, as amended by First Amendment to The Warehouse Credit, Term Loan and Security Agreement, dated August 25, 1995 (Exhibit 10.12)
10.13** Promissory Note, dated as of June 15, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.13)
10.14** Promissory Note, dated as of June 29, 1995, from Remodelers National Funding Corporation, as maker, to Residential Funding Corporation (Exhibit 10.14)
10.15** Guaranty, dated as of June 15, 1995, from RAC Financial Group, Inc. to Residential Funding Corporation (Exhibit 10.15)
10.16** Custodian Agreement, dated as of June 15, 1995, among Remodelers National Funding Corporation, RAC Financial Group, Inc., Residential Funding Corporation and First Trust National Association (Exhibit 10.16)
10.17** Senior Subordinated Note and Warrant Purchase Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.17)
10.18** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.18)
10.19** Senior Subordinated Note, dated as of March 31, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.19)
10.20** RAC Financial Group, Inc. Warrant Certificate, dated as of April 12, 1995, for Farm Bureau Life Insurance Corporation (including registration rights agreement) (Exhibit 10.20)

10.21** RAC Financial Group, Inc. Warrant Certificate, dated as of March 31, 1995, for Banc One Capital Partners II, Limited Partnership (including registration rights agreement) (Exhibit 10.21)
10.22** Subordinated Security Agreement, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, Banc Once Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.22)
10.23** Security Agreement -- Assignment of Servicing Agreements, dated as of March 31, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation and Banc Once Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.23)
10.24** Security Agreement -- Pledge of Common Stock, dated as of March 31, 1995, among RAC Financial Group, Inc. and Banc One Capital Partners II, Limited Partnership, as agent for Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company (Exhibit 10.24)
10.25** Employment Agreement by and between RAC Financial Group, Inc. and Ronald M. Mankoff (Exhibit 10.25)
10.26** Employment Agreement by and between RAC Financial Group, Inc. and Daniel T. Phillips (Exhibit 10.26)
10.27** Employment Agreement by and between RAC Financial Group, Inc. and Eric C. Green (Exhibit 10.27)
10.28** Employment Agreement by and between RAC Financial Group, Inc. and James H. Poythress (Exhibit 10.28)
10.29** Loan Commitment from Bank One, Texas, N.A., to RAC Financial Group, Inc. (Exhibit 10.29)
10.30** Form of Continuous Purchase Home Improvement Broker Agreement (Exhibit 10.30)
10.31**  Form of Pass-Through Home Improvement Financing Agreement
         (Exhibit 10.31)
10.32** Form of Dealer/Contractor Application (Exhibit 10.32) 10.33** Form of Broker/Correspondent Application (Exhibit 10.33) 10.34** Promissory Note, dated December 29, 1995, from RAC Financial
         Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.34)
10.35** Loan Commitment from Residential Funding Corporation to Remodelers National Funding Corporation and RAC Financial Group, Inc. (Exhibit 10.35)
10.36** Stock Purchase and Sale Agreement, dated as of November 30, 1995, by and among RAC Financial Group, Inc., FIRSTPLUS East Mortgage Corporation and its shareholders (Exhibit 10.36)
10.37** First Amendment to Credit Agreement and Note, dated as of June 21, 1995, by and among Remodelers National Funding Corporation, SFA: State Financial Acceptance Corporation, RAC Financial Group, Inc. and Banc One Capital Partners V, Ltd. (Exhibit 10.37)
10.38** Senior Subordinated Note, dated November 1, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Banc One Capital Partners II, Limited Partnership (Exhibit 10.38)
10.39** Senior Subordinated Note, dated November 16, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to and Banc One Capital Partners II, Limited Partnership (Exhibit 10.39)
10.40** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.40)
10.41** Senior Subordinated Note, dated September 27, 1995, from RAC Financial Group, Inc., Remodelers National Funding Corporation and State Financial Acceptance Corporation, as makers, to Farm Bureau Life Insurance Company (Exhibit 10.41)
10.42** Senior Subordinated Note and Warrant Purchase Agreement, amended and restated as of July 16, 1995, among RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation, as sellers, and Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd., as purchasers (Exhibit 10.42)
10.43** RAC Financial Group, Inc. Warrant Certificate, dated as of July 16, 1995, for Banc One Capital Partners V, Ltd. (Exhibit 10.43)
10.44** Second Amended and Restated Subordinated Security Agreement, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corporation for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.44)

10.45** Second Amended and Restated Security Agreement -- Pledge of Common Stock, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.45)
10.46** Second Amended and Restated Security Agreement -- Assignment of Servicing Agreements, amended and restated as of September 27, 1995, made by RAC Financial Group, Inc., for the benefit of Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd. (Exhibit 10.46)
10.47** Second Amendment to the Warehouse Credit, Term Loan and Security Agreement, dated as of September 15, 1995, by and among Remodelers National Funding Corp., RAC Financial Group, Inc. and Residential Funding Corporation (Exhibit 10.47)
10.48** Form of Letter Agreement, dated January 29, 1996, by and between RAC Financial Group, Inc. and Residential Funding Corporation, regarding the Warehouse Credit, Term Loan and Security Agreement, dated June 15, 1995 (Exhibit 10.48)
10.49** Form of Letter Agreement, dated January 29, 1996, by and between RAC Financial Group, Inc. and Banc One, Texas, National Association, regarding the Credit Agreement, dated as of March 17, 1995 (Exhibit 10.49)
10.50** Form of Letter Agreement, dated January 29, 1996, by and among RAC Financial Group, Inc., Banc One Capital Partners II, Limited Partnership, Farm Bureau Life Insurance Company and Banc One Capital Partners V, Ltd., regarding the Senior Subordinated Note and Warrant Purchase Agreement, dated as of March 31, 1995 (Exhibit 10.50)
10.51** Third Amendment to the Warehouse Credit, Term Loan and Security Agreement, dated as of January 22, 1996, by and among Remodelers National Funding Corp., RAC Financial Group, Inc. and Residential Funding Corporation (Exhibit 10.51)
10.52** Subordinated Loan Agreement, dated as of September 27, 1995, by and among RAC Financial Group, Inc., Remodelers National Funding Corporation and SFA: State Financial Acceptance Corp., as borrowers, and Banc One Capital Partners II, Limited Partnership and Farm Bureau Life Insurance Company, as lenders, as amended by First Amendment to Subordinated Loan Agreement (Exhibit 10.52)
10.53** Letter Agreement, dated June 7, 1995, between Banc One Capital Corporation and RAC Financial Group, Inc. regarding financial advisory and consultation services (Exhibit 10.53)
10.54*** Registration Rights Agreement, dated as of March 31, 1996, by and among RAC Financial Group, Inc. and the shareholders of Mortgage Plus Incorporated (Exhibit 10.2)
10.55*** Agreement and Plan of Merger, dated as of May 22, 1996, among RAC Financial Corporation, Inc., FIRSTPLUS West, Inc. and Mortgage Plus Incorporated and the shareholders (Exhibit 10.1)
10.56**** Master Repurchase Agreement, dated as of May 10, 1996, by and between FIRSTPLUS Financial, Inc. and Bear Stearns Home Equity Trust 1996-1 (Exhibit 10.1)
10.57**** Custody Agreement, dated May 10, 1996, among FIRSTPLUS
          Financial, Inc., Bear Stearns Home Equity Trust 1996-1, and Bank One Texas, N.A. (Exhibit 10.2)
10.58**** Fifth Amendment to Credit Agreement, dated June 20, 1996, by and among FIRSTPLUS Financial, Inc., RAC Financial Group, Inc. and Bank One, Texas, National Association (Exhibit 10.3)
10.59**** Promissory Note, dated June 30, 1996, between FIRSTPLUS
          Financial, Inc. and Bank One, Texas, National Association
          (Exhibit 10.4)
21        Subsidiaries of Registrant
23.1      Consent of Ernst & Young LLP
23.2      Consent of Scott & Holloway, LLP
23.3 Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5)

24*       Power of Attorney
25*       Statement of Eligibility of Trustee

___________

*     Previously filed.

** Incorporated by reference from exhibit shown in parenthesis contained in the Company's Registration Statement on Form S-1, dated February 1, 1996, filed by the Company with the Commission.
*** Incorporated by reference from exhibit shown in parenthesis contained in the Company's current report on Form 8-K, filed by the Company with the Commission on June 14, 1996.
**** Incorporated by reference from exhibit shown in parenthesis contained in the Company's Form 10-Q for the quarterly period ended June 30, 1996, filed by the Company with the Commission on August 6, 1996.